     As Filed With The Securities And Exchange Commission On June 14, 1999
                                                     Registration No. 333-5038-D
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ______________________

                        POST EFFECTIVE AMENDMENT NO. 3
                                      TO
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ______________________

                              THE VIALINK COMPANY
                  (Formerly APPLIED INTELLIGENCE GROUP, INC.)
                (Name of Small Business Issuer in Its Charter)


         Oklahoma                        7372                   73-1247666
(State or other jurisdiction       (Primary Standard        (I.R.S. Employer
    of incorporation or         Industrial Classification    Identification
      organization)                    Code Number)              Number)


                               13800 Benson Road
                          Edmond, Oklahoma 73013-6417
                          Telephone:  (405) 936-2500
                          Facsimile:  (405) 936-2599
         (Address and telephone number of principal executive offices)

                              LEWIS B. KILBOURNE
                            Chief Executive Officer
                              The Vialink Company
                               13800 Benson Road
                          Edmond, Oklahoma 73013-6417
                          Telephone:  (405) 936-2500
                          Facsimile:  (405) 936-2599
           (Name, address and telephone number of agent for service)

                            ______________________

                                    copy to:

                               J. Matthew Lyons
                        Brobeck, Phleger & Harrison LLP
                         301 Congress Ave., Suite 1200
                             Austin, Texas  78701
                          Telephone:  (512) 477-5495
                          Facsimile:  (512) 477-5430

     Approximate Date Of Commencement Of Proposed Sale To The Public: As Soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [_]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                               Explanatory Note


     This registration statement is a post-effective amendment to the registration statement on form SB-2, Registration No. 333-5038-D, which registered a primary offering of securities by The viaLink Company. Pursuant to that registration statement, we registered our initial public offer, issuance and sale of 1,000,000 shares of common stock. par value $0.001 per share; the offer, issuance and sale of 920,000 redeemable warrants and 920,000 shares of common stock underlying the redeemable warrants; the offer, issuance and sale of 100,000 underwriter warrants and 100,000 shares of common stock underlying the underwriter warrants; and the offer, issuance and sale of 80,000 warrant underwriter warrants and 80,000 shares of common stock underlying the warrant underwriter warrants. This post-effective amendment relates to all of the above noted securities, excluding the initial public offering of the 1,000,000 shares of our common stock.

================================================================================

Prospectus
   June 14, 1999

                              The viaLink Company

                       1,100,000 shares of common stock
             underlying redeemable common stock purchase warrants, underwriter warrants and warrant underwriter warrants

--------------------------------------------------------------------------------

     The viaLink Company:

     . We are a leading provider of subscription-based electronic commerce services, designed specifically for the food and consumer packaged goods industries.

     The Offering:

     . We are offering up to 920,000 shares of common stock to the holders of redeemable common stock purchase warrants. These shares of common stock may be, but do not have to be, sold by these holders.

     . The selling shareholders are offering up to 180,000 shares of common stock underlying underwriter warrants and warrant underwriter warrants. We are hereby registering the resale of these shares by the selling shareholders.

     . Each one of our redeemable common stock purchase warrants is exercisable for one share of common stock at a price of $5.00 per share on or before November 20, 1999.

     . There is an existing trading market for our common stock. The reported last sale price on June 9, 1999 was $15.63 per share.

     . There is an existing trading market for our redeemable warrants. The reported last sale price June 9, 1999 was $10.63 per warrant.

     Our securities are quoted on the Nasdaq
     SmallCap market:
         common stock:  IQIQ
         redeemable warrants:  IQIQW

         An investment in our common stock involves substantial risk.
                    See "Risk Factors" beginning on Page 7.

--------------------------------------------------------------------------------
 The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities laws to offer these securities using this prospectus, neither we nor the selling shareholders may sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

     This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities to any person in any jurisdiction where it is unlawful to make such an offer or solicitation.

     We have not registered the securities covered by this prospectus under the respective securities laws of the states of Michigan, Missouri, Nebraska, New Mexico, North Carolina, Tennessee or Washington or the District of Columbia, Guam or Puerto Rico, nor are they subject to an exemption under such state securities laws. Therefore, these securities may not be purchased, nor is a solicitation of an offer to purchase to be made, in the jurisdictions identified in the preceding sentence.

     Until such time as the securities covered by this prospectus have been approved in the states of Alabama, Alaska, Connecticut, Idaho, Illinois, Indiana, Kentucky, Maine, Maryland, Massachusetts, Mississippi, New Hampshire, New Jersey, Rhode Island, Utah, West Virginia and Wisconsin, such securities may neither be purchased nor is a solicitation of an offer to purchase to be made in such states.

                               TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
Prospectus Summary.....................................................................     3
Risk Factors...........................................................................     7
Special Cautionary Note Regarding Forward-Looking Statements...........................    18
Use of Proceeds........................................................................    19
Dilution...............................................................................    20
Dividend Policy........................................................................    20
Market Prices..........................................................................    20
Selected Financial Data................................................................    21
Management's Discussion and Analysis of Financial Condition and Results of Operations..    22
Business...............................................................................    31
Management.............................................................................    41
Certain Transactions...................................................................    50
Principal and Selling Shareholders.....................................................    51
Description of Securities..............................................................    54
Shares Eligible for Future Sale........................................................    62
Plan of Distribution...................................................................    64
Legal Matters..........................................................................    65
Experts................................................................................    65
Where You Can Find Additional Information..............................................    66
Index to Consolidated Financial Statements.............................................   F-1

     We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sale made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of viaLink have not changed since the date hereof.

                              PROSPECTUS SUMMARY

     This summary is qualified by more detailed information appearing in other sections of this prospectus. The other information is important, so please read this entire prospectus carefully. You should completely and carefully read this prospectus, including the more detailed information and financial statements and the notes to those financial statements.

                              The viaLink Company

     We provide subscription-based electronic commerce services, designed specifically for the food and consumer packaged goods industries. We have developed a cost-effective, Internet-accessible shared database, the viaLink Item Catalog, that enables subscribing manufacturers, suppliers and retailers to exchange product, pricing and promotional information. Our services offer a single interface solution for retailers to receive product information from all their suppliers, regardless of the technological capabilities of the retailer or the supplier.

     Our Item Catalog service offers benefits to every member of the supply chain. Retailers can reduce costs associated with manual entry of item and cost data, wholesalers can eliminate the costs associated with maintaining interfaces with multiple retailer systems, distributors will receive timely and accurate product information and manufacturers can consistently and efficiently communicate with their entire supply chain. Product, pricing and promotional information contained in our database is secured with state-of-the-art firewalls and password protections. With the use of a personal computer, commonly available software and a Web browser, we enable our subscribers to improve management of information flow, reduce errors and invoice discrepancies, enhance the accounts receivable collection process and reduce redundant information processing.

Recent Developments

     At our 1999 annual meeting of shareholders, our shareholders approved the reincorporation of viaLink from Oklahoma to Delaware. We intend to effect the reincorporation within 30 days after the date of this prospectus. For more information on the reincorporation and the rights of our security holders following the reincorporation, please see "Description of Securities -- Delaware Reincorporation" below.

     On May 3, 1999, we entered into an agreement with Ernst & Young LLP under which Ernst & Young will perform consulting and integration services for us and provide us with marketing and sales support to assist in the development of our viaLink services at Ernst & Young's client sites. In connection with this transaction, we have issued to Ernst & Young a warrant to purchase up to 250,000 shares of our common stock at a price of $8.00 per share. Additionally, we have agreed to pay a royalty to Ernst & Young equal to 7% of our services revenues for a period of two years and if some specific performance objectives are met, we will continue this royalty payment in perpetuity. For more information on our strategic relationship with Ernst & Young, please see "Business -- Strategic Relationships" below.

     On February 4, 1999, we entered into an agreement with Hewlett-Packard Company pursuant to which Hewlett-Packard has agreed to provide us with hosting, co-marketing and consulting support for our Item Catalog service. In addition, Hewlett-Packard will provide us with the technological platform to power our Item Catalog service and $6.0 million of financing through a secured, high-yield subordinated convertible note which bears interest at 11.5% per annum, is secured by a lien on our intellectual property and is convertible, beginning in August 2000, into our common stock at a price of $7.00 per share. For more information on our strategic relationship with Hewlett-Packard, please see "Business -- Strategic Relationships" below.

     On December 31, 1998, we sold our wholly-owned subsidiary, ijob, Inc., to DCM Company, Inc., a corporation wholly owned by David C. Mitchell, the president of ijob, in exchange for an $800,000 promissory note. On March 11, 1999, we received $800,000 plus accrued interest from DCM in full payment of the promissory note.

     Effective September 1, 1998, we sold the assets underlying our management consulting services to The Netplex Group, Inc. Netplex paid $3.0 million in cash and issued to us 643,770 shares of their preferred stock, which was valued at $1.0 million on the date of the sale. In conjunction with the sale of our consulting assets, we entered into an earn-out agreement that may provide us with cash payments up to $1.5 million generated from the assets sold to Netplex until March 31, 2000. Historically, we have generated approximately 90% of our revenues from the assets sold to Netplex.

                               How To Contact Us

     Our principal executive offices and headquarters are located at 13800 Benson Road, Edmond, Oklahoma 73013-6417, and our telephone number is (405) 936-2500. Our World Wide Web home page is located at http://www.vialink.com. Information contained in, or linked to, our Website does not constitute part of this prospectus.

                                 The Offering

     The following information regarding shares outstanding is as of May 31, 1999. It excludes an aggregate of 1,592,125 shares of common stock issuable upon the exercise of stock options outstanding as of May 31, 1999, with a weighted average exercise price of $3.65 per share and 93,878 shares of common stock reserved for issuance pursuant to our employee stock purchase plan as of May 31, 1999.

Common stock outstanding prior
  to this offering..............................  2,889,342 shares
Common stock offered:
  By viaLink....................................    920,000 shares
  By the selling shareholders...................    180,000 shares
                                                  ----------------
   Total........................................  1,100,000 shares

Common stock to be outstanding after this
offering assuming the redeemable warrants,
underwriter warrants and warrant underwriter
warrants are exercised in full..................  3,989,342 shares

Use of Proceeds.................................  We intend to use the estimated net proceeds of $4.5 million
                                                  that we will receive from this
                                                  offering for the enhancement
                                                  and development of our
                                                  services, acquisition of other
                                                  hardware and software and
                                                  working capital and other
                                                  general corporate purposes. We
                                                  will not receive any proceeds
                                                  from the shares sold by the
                                                  selling shareholders. See "Use
                                                  of Proceeds."

Nasdaq SmallCap Market Symbols..................  common stock:  IQIQ redeemable warrants:  IQIQW

                      Summary Consolidated Financial Data
                                  (unaudited)

     This information was derived from our audited financial statements. You should read the following summary consolidated data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes included elsewhere in this prospectus. The pro forma as adjusted balance sheet gives effect to the exercise of the redeemable warrants at an exercise price of $5.00 per share, the underwriter warrants and the warrant underwriter warrants at a price of $6.00 per share, net of the costs of this offering, estimated at $110,000. See "Description of Securities -- Redeemable Common Stock Purchase Warrants" and "-- Underwriter Warrants and Warrant Underwriter Warrants."

                                                         Year Ended                    Three Months Ended
                                                        December 31,                        March 31,
                                          ---------------------------------------   -------------------------
                                              1998          1997          1996          1999         1998
                                          -----------   -----------   -----------   -----------   -----------
Statements of Operations Data:
Revenues................................  $ 8,230,628   $ 9,022,842   $ 9,507,370   $   108,178   $ 3,098,403
Expenses................................    9,870,673    11,995,787    10,556,704     2,465,512     3,007,665
Loss from operations....................   (1,640,045)   (2,972,945)   (1,049,334)   (2,357,334)       90,739
Gain on sale of assets..................    2,998,453            --            --       462,041            --
Other income............................      340,670            --            --       273,000            --
                                          -----------   -----------   -----------   -----------   -----------
Income (loss) before income taxes.......    1,699,078    (2,972,945)   (1,049,334)   (1,622,293)       90,739
Provision (benefit) for income taxes....    1,049,440    (1,112,127)     (366,925)           --        34,481
Net income (loss).......................      649,638    (1,860,818)     (682,409)   (1,622,293)       56,258
Other comprehensive income (loss).......     (315,673)           --            --     1,447,856            --
                                          -----------   -----------   -----------   -----------   -----------
Comprehensive income (loss).............  $   333,965   $(1,860,818)  $  (682,409)  $  (174,437)  $    56,258
                                          ===========   ===========   ===========   ===========   ===========
Net income (loss) per common share:
  Basic.................................  $      0.24   $     (0.68)  $     (0.37)  $     (0.57)  $      0.02
                                          ===========   ===========   ===========   ===========   ===========
  Diluted...............................  $      0.21   $     (0.68)  $     (0.37)  $     (0.57)  $      0.02
                                          ===========   ===========   ===========   ===========   ===========
Weighted average shares outstanding:
  Basic.................................    2,741,041     2,727,438     1,838,522     2,866,802     2,729,521
  Diluted...............................    3,102,443     2,727,438     1,838,522     2,866,802     2,779,665

                                                       As of March 31, 1999
                                              ----------------------------------
                                                                     Pro Forma
                                                Actual              As Adjusted
                                              -----------           ------------
Balance Sheet Data:
Total current assets.......................   $ 8,996,208           $14,566,208
Working capital............................     7,836,030            13,406,030
Total assets...............................    11,151,733            16,721,733
Current liabilities........................     1,160,178             1,160,178
Long-term debt.............................       592,322               592,322
Stockholders' equity.......................     9,399,233            14,969,233

                 Summary Pro Forma Consolidated Financial Data

     You should read the following summary unaudited pro forma consolidated financial data together with our consolidated financial statements and unaudited pro forma consolidated financial statements and notes included elsewhere in this prospectus. This pro forma financial data assumes that both the sale of ijob and the asset sale to Netplex occurred upon December 31, 1997 and at the beginning of each period for which statements of operations are presented. This pro forma information does not give effect to the exercise of the redeemable warrants, the underwriter warrants, the warrant underwriter warrants or outstanding stock options exercisable for the purchase of 1,574,989 common stock or to the 93,974 shares of common stock reserved for issuance pursuant to our employee stock purchase plan as of December 31, 1998. We have presented the unaudited pro forma consolidated financial statements merely for illustrative purposes. This information is not indicative of the financial condition and results of operations we would have achieved had the sale of ijob and the assets to Netplex actually been consummated in accordance with the assumption described in the notes to the unaudited pro forma consolidated financial statements.

                                                                   Pro Forma
                                                              -------------------
                                                                  Year Ended
                                                               December 31, 1998
                                                              -------------------
Statements of Operations Data:
Revenues...................................................        $   732,587
Expenses...................................................          2,287,401
Loss from operations.......................................         (2,935,305)
Gain on sale of assets.....................................          2,998,453
Other income...............................................          1,106,670
Income before income taxes.................................          1,169,818
Provision for income taxes.................................          1,049,440
Net income.................................................            120,378
Other comprehensive loss...................................           (315,673)
Comprehensive loss.........................................           (195,295)
Net income per common share:
  Basic....................................................        $      0.04
                                                                   ===========
  Diluted..................................................        $      0.04
                                                                   ===========
Weighted average shares outstanding:
  Basic....................................................          2,741,041
  Diluted..................................................          3,102,443

                                 RISK FACTORS

     Before you invest in our common stock, you should be aware of various risks, including those discussed below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock.

Due to the sale of our consulting assets to Netplex, we need to replace most of our historical revenue with revenue from our viaLink services. Since our services are unproven, our business, financial results and stock price could be adversely affected

     We have historically derived substantially all of our revenues from providing management consulting services and computer system integration services to the retail and wholesale distribution industries. In order to permit us to focus our resources solely on developing and marketing our viaLink services, we sold the assets underlying our management consulting services and computer integration services to Netplex. We had previously generated approximately 90% of our total revenues from the assets sold to Netplex. We also sold our wholly owned subsidiary, ijob.

     As a result of these sales, we are now substantially dependent on revenues generated from our viaLink services. Our viaLink services have achieved only limited market acceptance and, to date, have accounted for an insubstantial amount of our historical revenues. Consequently, we resemble a development stage company and will face many of the inherent risks and uncertainties that development stage companies face. These risks include our:

     . Need for our services to achieve market acceptance and produce a sustainable revenue stream;

     .  Need to expand sales and support and product development organizations;

     .  Need to manage rapidly changing operations;

     .  Dependence upon key personnel;

     .  Reliance on strategic relationships; and

     .  Competition.

     Our business strategy may not successfully address these risks, and our viaLink services may not achieve market acceptance. If our viaLink services fail to achieve market acceptance or if we fail to recognize significant revenues to replace the revenues lost in the sale to Netplex, our business, financial condition and operating results would be materially adversely affected.

We have a history of negative cash flow from operations and operating losses and expect future operating losses

     By selling our consulting business and ijob, we lost the source of approximately 97% of our historical revenues. To date, revenues from our viaLink services have been insignificant. Moreover, we expect to expend significant resources in aggressively developing and marketing these services into an unproven market. Therefore, we expect to incur negative cash flow from operations and net operating losses for the foreseeable future. We may not ever generate sufficient revenues to achieve or sustain profitability or generate positive cash flow. We have incurred net operating losses of approximately $1.0 million in 1996, $3.0 million in 1997 and $1.6 million in 1998. On a pro forma basis giving effect to the sale of our consulting business and ijob, as if sold on January 1, 1998, we had pre-tax income of approximately $1.2 million for 1998. However, this $1.2 million pro forma pre-tax income includes an approximate $3.0 million one-time gain on the sale of assets from our consulting business, and therefore should not be construed as representative of future operations. As of March 31, 1999, we had an accumulated deficit of approximately $2,586,000 representing the sum of our historical net losses.

We rely solely on our viaLink services. If our viaLink services fail to become accepted by the food and consumer packaged good industries, our business will be materially and adversely affected

     Virtually all of our revenues for the foreseeable future will be derived from a single source: subscription sales of our viaLink services. We have only recently introduced these services. They may not achieve market acceptance. To date we have received only an insignificant amount of revenues from these services. The market acceptance of our Item Catalog service as an industry-wide shared database will depend upon subscriptions from a large number of industry manufacturers, suppliers and retailers. A large number of manufacturers, suppliers and retailers may not subscribe to this service. Furthermore, we cannot predict the amount of time required for a significant number of manufacturers, suppliers and retailers to subscribe to our services. If our services do not achieve market acceptance, or if market acceptance develops more slowly than expected, our business, operating results and financial condition will be seriously damaged.

     A number of factors will determine whether our services will achieve market acceptance, including:

     .  Performance and functionality of our viaLink services;

     .  Ease of adoption;

     .  Satisfaction of our initial subscribers;

     .  Success of our marketing efforts;

     . Our ability to successfully manage the transition of our database to the Hewlett-Packard hosting facility;

     .  Success of our strategic relationships;

     .  Improvements in technological performance; and

     .  Continued acceptance of the Internet for business use.

     The markets for business-to-business electronic commerce services evolve rapidly. If new markets evolve, customers in those markets, including our current customers, may not choose our viaLink services.

The unpredictability of our quarter-to-quarter results could cause our stock price to be volatile or decline

     Our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control. Our expense levels are based primarily on our estimates of future revenues and are largely fixed in the short term. We may be unable to adjust spending rapidly enough to compensate for any unexpected revenue shortfall, including as a result of delayed or lack of market acceptance of our viaLink services. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would materially adversely affect our business, operating results and financial conditions.

     Due in large part to our uncertainty regarding the success of our viaLink services, we cannot predict with certainty our quarterly revenues and operating results. Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance, especially in light of the significant changes in business which we have undertaken. It is likely that in one or more future quarters our results may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our common stock would likely decline.

We have recently entered into two strategic relationships and may enter into more in the future. If these strategic relationships do not produce the anticipated benefits or if we are unable to enter into additional future strategic relationships, our viaLink services may not achieve market acceptance

     Our current strategic relationships may not prove to be beneficial to us, and they may not be sustained. Further, we may not be able to enter into successful new strategic relationships in the future, which could have a material adverse effect on our business, operating results and financial condition. We currently have formed strategic relationships with Ernst & Young and Hewlett-Packard. Ernst and Young has agreed to provide us with sales and marketing support as well as consulting and integration services. Hewlett-Packard has agreed to provide us with a technological platform to host our services. Maintaining these and other relationships will help us to validate our technology, facilitate broad market acceptance of our services and enhance our sales and marketing. However, these existing strategic relationships may not bring us the anticipated benefits and we may not be able to enter into new strategic relationships in the future. If we are unable to develop key relationships or maintain and enhance existing relationships, we may have difficulty achieving market acceptance for our viaLink services.

The Hewlett-Packard note will leverage us considerably, causing financial and operating risk, and may result in significant dilution

     As a result of our issuing a $6.0 million subordinated secured convertible promissory note to Hewlett-Packard, our debt service requirements will increase substantially when we are required to begin making repayments in February 2004. The degree to which we are leveraged could materially adversely affect our ability to obtain future financing and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations. Additionally, beginning in August 2000 all principal and interest due under the note could be converted into shares of our common stock at $7.00 per share, a substantial discount from our current stock price, resulting in substantial dilution to our current shareholders.

We are dependent upon the operation of the production and data center by Hewlett-Packard for the timely and secure delivery of our services

       As part of our strategic relationship, we utilize Hewlett-Packard's data center as the host for our viaLink services. We are dependent on our continued relationship with Hewlett-Packard and on their data center for the timely and secured delivery of our services.

The 7% royalty we must pay to Ernst & Young could adversely affect our ability to become profitable

       Pursuant to an alliance agreement between Ernst & Young and us, we must pay a royalty of 7% of our service revenues to Ernst & Young until May 2001. Upon meeting specified objectives relating to significant Ernst & Young clients becoming our customers, these royalty payments will continue in perpetuity. These royalty payments could inhibit our ability to become profitable and could have an adverse effect on our operating results and financial condition.

The issuance of the warrant to Ernst & Young could result in substantial dilution to our current shareholders

       The issuance of the warrant to Ernst & Young to purchase 250,000 shares of our common stock could cause substantial dilution to our current shareholders. Our common stock was trading at $21.25 on May 17, 1999 and the warrant is exercisable for a price of $8.00 per share of our common stock.

We may be unable to obtain the additional capital required to grow our business

     We intend to spend large amounts of capital to fund our growth and develop a market and market acceptance for our Item Catalog service and other viaLink services. We have incurred operating losses and negative cash flow in the past and expect to incur operating losses and negative cash flow in the future. In addition, we do not currently have a line of credit and do not have current plans to establish a new line of credit. We expect that the cash we received in the Hewlett-Packard financing and cash we may receive upon exercise of our warrants will enable us to meet our working capital and capital expenditure requirements throughout 1999 and into 2000. After that time, our ability to fund our planned working capital and capital expenditures will depend upon our ability to obtain sufficient equity or debt financing. Our future financing requirements will depend on a number of factors, including our:

     .  Achieving and sustaining profitability;

     .  Growth rate;

     .  Working capital requirements;

     .  Market acceptance; and

     .  Costs of future research and development activities.

     We may not be able to obtain the additional financing necessary to satisfy our cash requirements or to implement our growth strategy successfully. Moreover, if our stock price drops significantly, the warrant holders may choose not to exercise their warrants and purchase the underlying shares of our common stock, which will adversely affect our 1999 cash flow. If we cannot obtain adequate additional financing, we will be forced to curtail our planned business expansion and may be unable to fund our ongoing operations, including the marketing and development of our Item Catalog service and our other viaLink services. If adequate additional financing is not available, we may also be required to license our rights to commercialize our proprietary technologies to third parties, and we may not be able to acquire complementary businesses and technologies which could further our growth strategy.

     We do not have any current plans to acquire other businesses or technologies. However, if we do decide to acquire other businesses or technologies, up to 30% of the proceeds from the exercise of the warrants could be used for this purpose.

     Pursuant to an agreement with Barron Chase Securities, Inc., the underwriter of our initial public offering, we have agreed not to issue any preferred stock until November 20, 1999 without their prior written consent. This could further limit our ability to obtain additional financing.

If we face increased competition, we may be forced to reduce the prices of our services in an attempt to gain or protect our market share

     If we face increased competition, we may not be able to sell our viaLink services on terms favorable to us. Furthermore, increased competition could reduce our market share or require us to reduce the price of our services. We currently compete principally on the basis of the specialized and unique features and functions of our viaLink services including their:

     .  Ability to operate with other network products and operating systems;

     .  Product quality;

     .  Ease-of-use;

     .  Reliability; and

     .  Performance.

     To achieve market acceptance and thereafter to increase our market share, we will need to continually develop additional services and introduce new features and enhancements. Many of our competitors and potential competitors have significant advantages that we do not, including:

     .  Significantly greater financial, technical and marketing resources;

     .  Greater name recognition;

     .  A broader range of products and services; and

     .  More extensive customer bases.

Consequently, they may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements.

We must adapt to technology trends and evolving industry standards to remain competitive

     Our market is susceptible to rapid changes due to technological innovation, evolving industry standards and changes in subscriber needs. If our competitors introduce new products and services embodying new technologies, our existing services may become obsolete. Our future success will depend upon our ability to continue to develop and introduce a variety of new services and enhancements, which respond to technological change, evolving industry standards and customer requirements on a timely basis, to address the increasingly sophisticated needs of our customers.

If Internet usage does not continue to grow, we may not be able to continue our business plan

     Our ability to achieve market acceptance depends upon the food and consumer packaged goods industries' widespread acceptance of the Internet as a vehicle for business-to-business electronic commerce. There are a number of critical issues concerning commercial use of the Internet, including security, reliability, cost, quality of service and ease of use and access. Organizations that have already invested substantial resources in other means of exchanging information may be reluctant to implement Internet-based business strategies. There can be no assurance that Internet-based information management utilizing viaLink, or any other product, will become widespread. If the Internet fails to become widely accepted by the food and consumer packaged goods industries, viaLink subscribers may be required to utilize private communications networks, at comparatively higher cost.

Undetected software errors or failures found in new products may result in loss of or delay in market acceptance of our products which could materially adversely affect our operating results

     Errors or defects in our products may result in loss of revenues or delay in market acceptance and could materially adversely affect our business, operating results and financial condition. Software products such as ours may contain errors or defects, sometimes called "bugs," particularly when first introduced or when new versions or enhancements are released. In the past, we have discovered software errors in some of our new products after their introduction. Despite our testing, current versions, new versions or enhancements of our products may still have defects and errors after commencement of commercial operation.

We may become subject to product liability claims which, whether or not successful, could materially adversely affect our business

     A product liability claim, whether or not successful, could damage our reputation and our business, operating results and financial condition. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, these contract provisions may not preclude all potential claims. Product liability claims in excess of insurance limits could require us to spend significant time and money in litigation or to pay significant damages.

If the security measures protecting our services are inadequate, our business will be adversely affected

     Our Item Catalog service and other viaLink services contain security protocols. However, our database and these services may be vulnerable to break-ins and similar security breaches that jeopardize the security of the information stored in, and transmitted through, the computer systems of our subscribers. Any security breach could result in significant liability to us and also deter potential subscribers. Moreover, the security and privacy concerns of potential subscribers, as well as concerns related to computer viruses, may inhibit the marketability of our viaLink services.

Our planned aggressive growth will strain our resources

     We intend to expand our operations rapidly in the foreseeable future to pursue existing and potential market opportunities. If this rapid growth occurs, it will place significant demands on our management and operational resources. We will need to hire additional sales and marketing, research and development and technical personnel to increase and support our sales. We will also need to hire additional support and administrative personnel, expand customer service capabilities and expand our information management systems. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining talented and qualified employees. Our failure to attract and retain the highly trained technical personnel that are essential to our product development, marketing, service and support teams may limit the rate at which we can generate revenue and develop new products or product enhancements. In order to manage our growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we fail to implement and improve these systems, our business, operating results and financial condition will be seriously damaged.

Our management team may not be able to work together effectively to implement our business model

     We have recently hired many of our current executive officers to establish a team to manage our operations. These newly hired officers include our Chief Executive Officer, hired in October 1998, our Chief Operating Officer, hired in October 1998, our Executive Vice President of Business Development, hired in April 1999, our Chief Financial Officer, hired in April 1999, our Vice President of Strategic Products, hired in March 1999, our Vice President of Human Resources, hired in April 1999 and our Vice President of Operations, promoted in February 1999. These individuals had not previously worked together and are in the process of integrating as a management team.

Our success is substantially dependent on our ability to retain our key personnel

     The loss of services of our key technical, sales and senior management personnel would seriously damage our business, results of operations and financial condition. On October 1, 1998, we entered into employment agreements with both Lewis B. Kilbourne, our Chief Executive Officer, and Robert N. Baker, our President and Chief Operating Officer. Both of these agreements has a term of three years, with year-to-year renewals. We also maintain a key man life insurance policy for Mr. Baker.

We may make unspecified future acquisitions using a significant portion of the potential proceeds from the exercise of the warrants or enter into additional joint venture arrangements. These actions may divert management attention from our operations and may be unsuccessful, either of which could have a material adverse affect on our business

     Although we do not have any current plans for future acquisitions, in the future we may acquire additional businesses, products and technologies, or enter into joint venture arrangements that could complement or expand our business. Management's negotiations of potential `acquisitions or joint ventures and management's integration of acquired businesses, products or technologies could divert their time and resources. The decision to make any future acquisitions could require us to use up to 30% of the proceeds we receive from the exercise of the warrants, issue dilutive equity securities, incur debt or contingent liabilities, amortize goodwill and other intangibles, or write-off in-process research and development and other acquisition-related expenses. Further, we may not be able to successfully integrate any acquired business, products or technologies with our existing operations or retain key employees. If we are unable to fully integrate an acquired business, product or technology, we may not receive the intended benefits of that acquisition.

If we fail to adequately protect our intellectual property rights or face a claim of intellectual property infringement by a third-party, we could lose our intellectual property rights or be liable for significant damages

     Our success is in part dependent upon our proprietary software technology. Companies in the software industry have experienced substantial litigation regarding intellectual property. We license our products under agreements containing provisions prohibiting the unauthorized use, copying and transfer of the licensed program. In addition, we rely on a combination of trade secret, copyright and trademark laws as well as non-disclosure and confidentiality agreements to protect our proprietary technology. We own no patents. However, these measures provide only limited protection, and we may not be able to detect unauthorized use or take appropriate steps to enforce our intellectual property rights.

     Any litigation to enforce our intellectual property rights may divert management resources and may not be adequate to protect our business. We also could be subject to claims that we have infringed the intellectual property rights of others. In addition, we may be required to indemnify our end-users for similar claims made against them. Any claims against us could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

We depend on third-party technology for use in our products. If we are unable to continue to use these software licenses our business may be materially adversely affected

     We rely upon software that we license from third parties, including software that is integrated with our internally developed software and used in our products to perform key functions. These third-party software licenses may not continue to be available to us on commercially reasonable terms. The loss of, or inability to maintain or obtain any of these software licenses, could result in delays in our ability to provide our services or in reductions in the services we provide until we develop, identify, license and integrate equivalent software. Any delay in product development or in providing our services could damage our business, operating results and financial condition.

We would lose revenues and incur significant costs if our systems and software or material third-party systems or software are not Year 2000 compliant

     Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem."

     The Year 2000 Problem presents us with several potential risks including the following:

     Internal infrastructure. The Year 2000 Problem could affect computers, software and other equipment that we use internally as well as divert management's attention from ordinary business activities. In addition to computers and related systems, the operation of our office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators and other common devices, may be affected by the Year 2000 problem.

     Suppliers/third-party relationships. There can be no assurance that our vendors, customers, suppliers, service providers or other third parties that we rely upon will resolve any or all Year 2000 Problems with their systems on a timely basis.

     Software/services. We believe that it is not possible to determine with complete accuracy that all Year 2000 Problems affecting the software used in providing our services have been identified or corrected due to the complexity of this software.

     Consulting services. We may be subject to Year 2000 Problem claims in connection with software programs developed and previously installed on customer sites through our recently discontinued consulting services. Under our asset sale agreement with Netplex, we are responsible, and potentially liable, for problems with the software installed by us in customer sites prior to September 1, 1998.

     We expect to identify and resolve all Year 2000 Problems by the end of the second quarter of 1999, that could materially adversely affect our business, financial condition or results of operations. We are currently developing contingency plans to be implemented as part of our efforts to identify and correct Year 2000 Problems affecting our internal systems and expect to complete our contingency plans by June 30, 1999. However, we believe that it is not possible to determine with complete certainty that all Year 2000 Problems affecting us will be identified or corrected in a timely manner. If we fail to identify and correct all Year 2000 Problems affecting our internal systems, or if we are forced to implement our contingency plans, our business, financial condition or results of operations could be materially adversely affected.

As an Internet company, our stock and warrants may experience extreme price and volume fluctuations

     The market prices for our common stock and redeemable warrants have fluctuated in the past and are likely to continue to be highly volatile and subject to wide fluctuations. In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were to be the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

The price of our common stock may decline due to shares eligible for future sale

     Sales of a substantial number of shares of common stock could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of equity securities. If all of our warrants are exercised, we will have outstanding 3,989,342 shares of common stock, assuming no exercise of outstanding options after May 31, 1999. Of these shares:

     . 2,792,691 shares will be freely tradable without restriction or further registration under the Securities Act unless purchased by our "affiliates";

     . 74,861 shares will be freely tradable without restriction or further registration under the Securities Act following the termination of the lock-up arrangement under the promotional shares escrow agreement described below;

     . 1,065,139 shares held by affiliates will become available for sale pursuant to the volume and manner of sale provisions of Rule 144 following the termination of the promotional shares escrow agreement described below; and

     . 1,481,790 shares of common stock will be "restricted securities" as defined in Rule 144 of the Securities Act.

     An additional 495,212 shares of common stock are issuable upon the exercise of currently exercisable options. Substantially all shares issued following the exercise of these options will be freely tradable. Shortly after the date of this prospectus, we anticipate registering the resale of 410,000 of these shares.

     Additionally, pursuant to our agreement with Ernst & Young and the warrant we issued to Ernst & Young in connection with that agreement, Ernst & Young has agreed to purchase 62,500 shares of our common stock at a price per share of $8.00. We are obligated to register these securities for resale under the Securities Act shortly after the date of this prospectus. Upon the registration of these shares, they will become freely tradable without restriction or further registration. An additional 187,500 shares may be purchased by Ernst & Young pursuant to this warrant. Ernst & Young has certain registration rights in connection with these shares. For more information regarding the Ernst & Young warrant, please see "Business -- Strategic Relationships" below.

     Beginning in August 2000, the $6.0 million promissory note we issued to Hewlett-Packard becomes convertible into our common stock at a price of $7.00 per share. In the event that Hewlett-Packard elects to convert this note and these shares are registered for resale under the Securities Act, the shares will be available for sale. The table below sets forth the approximate number of Conversion Shares issuable at various times during the term of the convertible note, assuming we do not make any repayments of principal or interest and Hewlett-Packard exercises its conversion right in full:

                                         Principal and               Conversion Shares
      Date                              Interest Due ($)               (@$7.00 share)
      ----                              ---------------                -------------
     August 5, 2000                     $7,035,000                       1,005,000
     (18 months)
     (initial conversion date)

     August 5, 2001                      7,725,000                       1,103,571
     (30 months)

     August 5, 2002                      8,415,000                       1,202,143
     (42 months)

     August 5, 2003                      9,105,000                       1,300,714
     (54 months)

     February 28, 2004                   9,493,475                       1,356,211
     (60 months)
     (maturity date)

For more information on the convertible note we issued to Hewlett-Packard, please see "Business -- Strategic Relationships" below.

     The 920,000 outstanding redeemable warrants are currently in-the-money and exercisable. The closing price of our common stock on June 9, 1999 was $15.63 per share and the warrants may be exercised to purchase one share of common stock at a price of $5 per share.

     In connection with our initial public offering of common stock, our executive officers, some former executive officers and certain holders of stock options entered into a Promotional Shares Escrow Agreement. Under this agreement, they agreed until November 19, 1999 not to sell or otherwise dispose of any shares of our common stock, unless the subsequent holder agrees to take such securities subject to the agreement.

We have broad discretion in how we use the proceeds we receive from the exercise of the warrants

     We have broad discretion in how we use the proceeds we may receive in connection with the exercise of the warrants. Therefore, you must rely on the judgment of management in the application of the proceeds. In particular, we may use a significant portion of the proceeds from the exercise of the warrants to acquire other companies or technologies or enter into joint ventures. If we choose to do so, our shareholders would not have the opportunity to review the financial status of or vote on such future acquisitions. Please see "Use of Proceeds" for more information related to our current plans with respect to the use of proceeds we receive upon exercise of the warrants.

Our officers and directors own a significant percentage of our company, and will be able to exercise significant influence over our company

     Our executive officers and directors, in the aggregate, beneficially own approximately 40% of our outstanding common stock. As a result, these shareholders, if they act together, could control all matters submitted to our shareholders for a vote, including the election of directors and the approval of mergers and other business combination transactions.

It may be difficult for a third party to acquire us due to provisions in our charter, bylaws and the laws of our state of incorporation

     Provisions of our charter and bylaws as well as the Oklahoma General Corporation Act could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. We are subject to the business combination provisions of the Oklahoma General Corporation Act which restrict many possible business combinations (i.e. acquisitions) with interested shareholders. These provisions may have the effect of inhibiting a non-negotiated merger or other business combinations.

     At our 1999 annual meeting of shareholders, our shareholders approved the reincorporation of viaLink from Oklahoma to Delaware. The charter and bylaws of viaLink Delaware will be substantially similar to the charter and bylaws of viaLink Oklahoma. Upon the effectiveness of our reincorporation we will be subject to the Delaware General Corporation Law. Delaware laws contain provisions similar to Oklahoma law which will restrict our ability to engage in business combinations with interested shareholders.

The sale of shares of our common stock issuable upon the exercise of our warrants is contingent upon continuing registration requirements

     We will only be able to issue shares of common stock upon exercise of the redeemable warrants if the sale of the common stock underlying the redeemable warrants is lawful under applicable federal and state securities laws. To be lawful, we must maintain effectiveness of the registration statement of which this prospectus is a part. In addition, we must register or qualify the common stock underlying the redeemable warrants for sale in the states in which the redeemable warrant holders reside. We have agreed to maintain effectiveness of the registration statement to permit sale of the common stock upon exercise of the redeemable warrants. However, we may decide not to seek to qualify the common stock underlying the redeemable warrants for sale in all of the states in which the redeemable warrant holders reside. Even if we seek to qualify the common stock, we cannot be sure that such qualification will occur. If we are unable to qualify the common stock for sale or fail to maintain an effective registration statement, the market value of the redeemable warrants may be diminished and the market for the redeemable warrants may be limited.

Specific investors in states which have not approved the issuance of the securities covered by this prospectus may be unable to exercise the warrants or sell shares of our common stock issuable upon exercise of the warrants

     The sale of our common stock upon exercise of the redeemable warrants could violate the securities laws of some states or other jurisdictions. We have and will use our best efforts to cause the sale of the common stock to be lawful upon exercise of redeemable warrants. However, we are not required to accept the exercise of the redeemable warrants if, in the opinion of counsel, the sale of the common stock upon such exercise would be unlawful under applicable securities laws. In this case, the redeemable warrants will not be accepted for exercise. Consequently, the redeemable warrant holder will be required to sell the redeemable warrants in the open market, if a public trading market exists, or hold the redeemable warrants until they expire or, if applicable, we redeem the warrants for $0.125 per redeemable warrant. Please refer to the inside front cover of this prospectus for a list of jurisdictions in which the exercise of the redeemable warrants or the resale of shares issued upon exercise of the underwriter warrants may be unlawful.

Our redemption of the redeemable warrants could result in the loss of a substantial portion of your investment or force you to exercise or sell the warrants

     Redeemable warrant holders who do not exercise their redeemable warrants prior to the time the redeemable warrants are redeemed will forfeit their rights to purchase the shares of common stock underlying the redeemable warrants. In the event that we elect to redeem the redeemable warrants, the redeemable warrant holders will be confronted with several alternatives:

     . Holders may be forced to exercise the redeemable warrants at a time that may be financially disadvantageous;

     . Holders may be forced to sell the redeemable warrants, notwithstanding possible adverse market conditions; or

     . Holders will be required to accept the redemption price of $.125 per redeemable warrant, which may be an amount substantially less than the purchase price of the redeemable warrant.

The exercise of warrants and stock options may have a dilutive effect on the price of our stock

     Investors purchasing shares of common stock in the offering will incur immediate and substantial dilution in net tangible book value per share. Please see "Dilution" below for more information regarding the dilution which will be experienced.

If the redeemable warrants and underwriter warrants are not exercised, we will need to seek other sources of capital

     In the event that the holders of our redeemable warrants and underwriter warrants choose not to exercise the warrants, we will not receive any proceeds. This would force us to find additional sources of capital to fund our growth.

Our securities could be delisted from the Nasdaq SmallCap market which may make the purchase and sale of our securities more difficult

     Shares of our common stock and redeemable warrants are quoted on the Nasdaq SmallCap market. Our securities could be delisted from the Nasdaq SmallCap market, which would force us to list our shares on the OTC Bulletin Board or some other quotation medium, such as "pink sheets," depending upon our ability to meet the specific listing requirements of those quotation systems. As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations of the price of our securities. Such delisting may also have the adverse effect of reducing the visibility, liquidity and prestige of our common stock. For continued listing on the Nasdaq SmallCap Market, we must maintain compliance with the following standards set forth by Nasdaq: (i) have net tangible assets of at least $2 million, market capitalization of at least $35 million or net income of at least $500,000; (ii) market value of public float of at least $1 million; (iii) a minimum bid price per share of our common stock of $1; (iv) at least two market makers in our securities; and (v) at least 300 shareholders.

Our common stock may become subject to "penny stock" regulations which would impose significant restrictions on the broker-dealers who purchase or sell our securities

     In the event our common stock is delisted from the Nasdaq SmallCap Market and does not trade on another national securities exchange, we may become subject to "penny stock" regulations that impose additional sales practice and market making requirements on broker-dealers who sell or make a market in our securities. A "penny stock" is generally a stock that is not listed on a national securities exchange or NASDAQ, is listed in "pink sheets" or on the NASD OTC Bulletin Board, have a price per share of less than $5 per share and are issued by a company with net tangible assets less than $5 million. The penny stock trading rules impose additional duties and responsibilities upon broker-dealers recommending the purchase of a penny stock (by a purchaser that is not an accredited investor as defined by Rule 501(a) promulgated under the Securities Act of 1933) or the sale of a penny stock. Among such duties and responsibilities, with respect to a purchaser who has not previously had an established account with the broker-dealer, the broker-dealer is required to obtain information concerning the purchaser's financial situation, investment experience and investment objections and make a reasonable determination that transactions in the penny stock are suitable for the purchase and the purchaser has sufficient knowledge and experience in financial matters. The broker-dealer must also receive a signed written statement setting forth the basis for such determination. If our securities become subject to penny stock regulations, it would adversely affect the ability and willingness of broker-dealers who sell or make a market in our common stock and of investors to sell our securities in the secondary market.

                             _____________________


         SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain our projections of the future operating results of our operations or of our financial condition or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS

     If all the redeemable warrants are exercised, we will receive approximately $4.5 million after deducting our estimated offering expenses. Warrant exercise, however, is at the option of the warrant holders. Some or all of the warrant holders may decide not to exercise their warrants. Should warrant holders choose not to exercise their warrants, we will not receive proceeds from these holders, and we will therefore receive less than $4.5 million in net proceeds. Pending the following uses, we will invest the net proceeds in government securities and other short-term, investment-grade, interest-bearing instruments. The proceeds received from the exercise of the warrants will be used entirely by us and will not benefit parties affiliated with us.

     We currently intend to use the proceeds, assuming all redeemable warrants are exercised, approximately as set forth below (due to rounding, the "Percent" column does not add up to 100%):

Use                                                                        Amount                 Percent
---                                                                        ------                 -------
Enhancement and Further Development of Our viaLink Services:             $3,200,000                71 .1%
     (Internal Software Development Costs,
     Acquisition of Computer Hardware and Software,
     Sales and Marketing Expenses and
     Operational and Administrative Expenses)

Acquisition of Other Computer Hardware and Software                         550,000                 12.2

SEC, Nasdaq, Accounting, Legal and Blue Sky Fees                            150,000                  3.3

Working Capital and Other General Corporate Purposes                        600,000                 13.3
                                                                         ----------                -----
     Total                                                               $4,500,000                100.0%

     We will receive an exercise price per share of $6.00 if a selling shareholder decides to exercise our underwriter warrants, provided that the selling shareholder does not purchase the shares by using the net exercise feature of the underwriter warrants. We currently intend to use the proceeds we receive from the exercise of the underwriter warrants for the purposes stated above and in the same percentages as stated above.

     However, as a result of changes in our business, we reserve the right to change the allocations provided above with respect to our use of proceeds for the redeemable warrants and the underwriter warrants.

     We will not receive any proceeds from the sale of common stock by the selling shareholders.

                                   DILUTION

     Our net tangible book value as of March 31, 1999 was $8,025,799 or $2.79 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding. Assuming the exercise of the 920,000 redeemable warrants at the exercise price of $5.00 per share and the application of the estimated net proceeds therefrom, our net tangible book value as of March 31, 1999 would have been $12,625,799, or $3.33 per share of common stock. This represents an immediate increase in the net tangible book value of $0.54 per share to our existing shareholders and an immediate dilution in the net tangible book value of $1.67 per share to new investors of common stock in this offering. The following table illustrates this per share dilution:

                                                                                                    Percentage of
                                                                                                    Exercise Price
                                                                                                    --------------
Exercise price per share.............................................                     $5.00             --
   Net tangible book value per share as of March 31, 1999............       $2.79                           56%
                                                                            -----
   Increase per share attributable to new investors..................         .54                           11
                                                                            -----
Net tangible book value per share after this offering................                      3.33             67
                                                                                          -----
Dilution per share to new investors..................................                     $1.67             33
                                                                                          =====             ==

                                DIVIDEND POLICY

     We intend to retain any future earnings to finance the expansion of our business and do not anticipate paying cash dividends for the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors. In addition, the terms of the secured subordinated promissory note we issued to Hewlett-Packard prohibit us from paying any dividends while any amounts remain outstanding under this note.

                                 MARKET PRICES

     The common stock and the redeemable warrants have been quoted on the Nasdaq SmallCap Market under the symbols "IQIQ" and "IQIQW," respectively, since November 1996. The following table sets forth the high and low sale prices of the common stock and redeemable warrants as reported by the Nasdaq SmallCap Market.

                                              Common Stock Price                       Redeemable Warrant Price
                                              ------------------                       ------------------------
                                          High                  Low                   High                  Low
                                          ----                  ---                   ----                  ---
1997:                                     $ 5.38                $ 3.63                $ 1.69                $0.63
 First Quarter
 Second Quarter                             4.50                  2.88                  1.00                 0.38
 Third Quarter                              5.88                  3.00                  1.50                 0.50
 Fourth Quarter                             4.50                  2.94                  1.13                 0.50

1998:                                       4.50                  2.88                  1.00                 0.38
 First Quarter
 Second Quarter                             5.13                  2.38                  1.19                 0.44
 Third Quarter                              3.69                  2.13                  1.00                 0.38
 Fourth Quarter                            14.50                  2.44                  9.25                 0.44

1999:
 First Quarter                             33.00                 10.56                 26.63                 7.25
 Second Quarter (through                   24.88                 12.25                 18.81                 8.06
 June 9, 1999)

     We believe there are currently approximately 1,300 record holders of common stock and approximately 260 record holders of redeemable warrants. On June 9, 1999, the closing sale prices of our common stock and redeemable warrants as reported on the Nasdaq SmallCap Market were $15.63 and $10.63, respectively.

                            SELECTED FINANCIAL DATA

     The following selected financial data is qualified by reference to, and should be read in conjunction with, our financial statements and related notes contained elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data presented below is not necessarily indicative of our future results of operations or financial performance. The selected financial information as of and for the years ended December 31, 1996, 1997 and 1998, is derived from our audited financial statements appearing elsewhere in this prospectus. For the three months ended March 31, 1999 and 1998 and as of March 31, 1999, this information is derived from our unaudited financial statements appearing elsewhere in this prospectus.

                                                      Year Ended                          Three Months
                                                      December 31,                       Ended March 31,
                                        ---------------------------------------     -------------------------
                                            1998         1997         1996              1999         1998
                                        -----------   -----------   -----------     -----------   -----------
                                                                                           (unaudited)
Statements of Income Data:
Revenues..............................  $ 8,230,628   $ 9,022,842   $ 9,507,370     $   108,178   $ 3,098,404
Expenses:
 Direct cost of sales.................    1,563,757     2,211,956     2,570,840              --       377,068
 Salaries and benefits................    5,256,247     6,174,503     5,167,571         501,358     1,787,430
 Selling, general and administrative..    1,964,180     2,708,351     2,007,999       1,150,822       558,599
 Interest expense, net................      161,355        73,581       219,089         634,498        36,116
 Depreciation and amortization........      925,134       827,396       591,205         178,834       248,452
                                        -----------   -----------   -----------     -----------   -----------
  Total expenses......................    9,870,673    11,995,787    10,556,704       2,465,512     3,007,665
Loss from operations..................   (1,640,045)   (2,972,945)   (1,049,334)     (2,357,334)       90,739
Gain on sale of assets................    2,988,453            --            --         462,041            --
Other income..........................      340,670            --            --         273,000            --
                                        -----------   -----------   -----------     -----------   -----------
Income (loss) before income taxes.....    1,699,078    (2,972,945)   (1,049,334)     (1,622,293)       90,739
Provision (benefit) for income taxes..    1,049,440    (1,112,127)     (366,925)             --        34,481
                                        -----------   -----------   -----------     -----------   -----------
Net income (loss).....................      649,638    (1,860,818)     (682,409)     (1,622,293)       56,258
Other comprehensive income
 (loss)--unrealized loss on securities     (315,673)           --            --       1,447,856            --
                                        -----------   -----------   -----------     -----------   -----------
Comprehensive income (loss)...........  $   333,965   $(1,860,818)  $  (682,409)    $  (174,437)  $    56,258
                                        ===========   ===========   ===========     ===========   ===========
Net income (loss) per common share:
Basic.................................  $      0.24   $     (0.68)  $     (0.37)    $     (0.57)  $      0.02
                                        ===========   ===========   ===========     ===========   ===========
Diluted...............................  $      0.24   $     (0.68)  $     (0.37)    $     (0.57)  $      0.02
                                        ===========   ===========   ===========     ===========   ===========
Weighted average shares outstanding:
Basic.................................    2,741,041     2,727,438     1,838,522       2,866,802     2,729,521
Diluted...............................    3,102,443     2,727,438     1,838,522       2,866,802     2,779,665

                                                                  As of December 31,              March 31,
                                                               -------------------------         -----------
                                                                   1998          1997               1999
                                                               -----------   -----------         -----------
                                                                                                 (unaudited)

Balance Sheet Data:
Current assets...............................................  $ 2,160,384   $ 1,567,827         $ 8,996,208
Working capital (deficit)....................................    1,049,917      (331,366)          7,836,030
Total assets.................................................    4,597,046     5,804,153          11,151,733
Current liabilities..........................................    1,110,467     1,899,193           1,160,178
Long-term debt...............................................           --     1,017,024             592,322
Stockholders' equity.........................................    3,486,579     2,887,936           9,399,233

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements and the notes appearing elsewhere in this prospectus.

Overview

     viaLink provides a business-to-business electronic commerce solution for the food and consumer packaged goods industries. We have developed a cost-effective, Internet-accessible shared database, the Item Catalog, that enables subscribing manufacturers, suppliers and retailers to exchange product, pricing and promotional information. Our solution offers a single interface solution where retailers can receive product information from all of their suppliers, regardless of the technological capabilities of the retailer or the supplier. Suppliers and manufacturers are able to efficiently communicate product and pricing information to their customers, significantly reducing the operational and administrative costs of supply chain management. We also offer the Exchange Manager and ItemXpress services to complement our Item Catalog service. Exchange Manager allows subscribers to exchange order and invoice transactions through a single interface, regardless of their number of trading partners. ItemXpress allows subscribers to quickly and accurately create an initial setup of their pricebook through a custom load for each retailer's system.

     We expect that our future revenues will be generated primarily from monthly subscriptions to the Item Catalog, Exchange Manager and ItemXpress services. Under our former pricing model, monthly subscription fees collected from retailers, wholesalers and manufacturers in the food and consumer packaged goods industries were calculated based on the amount of each service the subscriber used. Fees were generated when retailers and suppliers would "match" transactions through the Item Catalog service system. We have recently changed our pricing model to begin pricing our services based on a flat monthly rate with a variable component based on usage. The variable portion of each subscriber's monthly service fee is calculated based on the service and amount of service the subscriber uses. For example, for use of the Item Catalog service, retailers pay based on the number of suppliers from whom they receive data; suppliers pay based on the number of retailers that download their data; and manufacturers pay based on the number of retailers that subscribe to the service. We price our other services based on the number of stores supported or the amount of data stored and retrieved.

     Until March 31, 2000, we may also receive quarterly payments of up to $1.5 million pursuant to an earn-out agreement with Netplex. We currently receive revenues from Web hosting services we perform, but expect to reduce our focus on this service.

     In order to achieve market acceptance, we expect to continue our high level of expenditures for investment in, and sales and marketing of, our viaLink services. One of our strategies is to invest in new technology to facilitate deployment and acceptance of our viaLink services. However, in order to implement this strategy, we believe that we will need significant additional capital resources, as well as hosting and marketing partners for our viaLink services. We are currently seeking additional equity or debt financing and negotiating with potential hosting and marketing partners.

     In connection with the note we issued to Hewlett-Packard, we have adopted a policy regarding the accounting required for such convertible securities. Based on the price of our common stock at the commitment date and the conversion price of the debt into our common stock by Hewlett-Packard at $7.00 per share, the intrinsic value of the conversion feature at the commitment date was approximately $20,000,000. However, the value is limited by the amount of the proceeds and we have allocated the full amount of proceeds to the beneficial conversion feature and recorded the $6,000,000 as additional paid-in capital. Furthermore, we have recognized a non-cash interest charge of the beneficial conversion feature in the amount of $592,322 during the first quarter of 1999, by establishing long-term debt in the same amount. We will continue to record a non-cash interest charge of approximately $1,000,000 and increase the long-term debt each quarter until the conversion date of August 5, 2000, 18 months after the effective date of the transaction with Hewlett-Packard, at which date the amount of the principal balance of the long-term debt will be $6,000,000.

     On February 4, 1999, we entered into financing agreements and a note purchase agreement with Hewlett-Packard pursuant to which Hewlett-Packard purchased from us a $6.0 million secured subordinated promissory note. This note bears interest at 11.5% per annum. Subject to approval by our shareholders, the note will be exchanged for a subordinated secured convertible promissory note, which is convertible into our common stock at a conversion price of $7.00 per share. The purchase of the note occurred on February 5, 1999. As of April 30, 1999, we had cash and cash equivalents and short-term investments totaling $5.1 million.

     On May 3, 1999, we entered into an agreement with Ernst & Young pursuant to which Ernst & Young will provide us with consulting and integration services and sales and marketing support, to assist us in the development of our viaLink services. In connection with this agreement, we issued Ernst & Young a warrant to purchase up to 250,000 shares of our common stock at a price of $8.00 per share. Additionally, we have agreed to pay a royalty of 7% of our service revenues to Ernst & Young for a period of two years and in the event that at least ten "significant clients" of Ernst & Young become subscribers to our services during this two year period, we will be obligated to continue this royalty payment in perpetuity. As of the date if the issuance of the warrant, the warrant conversion price was below the value of our stock. The difference will result in a non-cash charge to our statement of operations.

     We expect to report substantial losses from operations in 1999. The extent of these losses will depend substantially on the amount of revenues generated from subscriptions to our viaLink services, which have not yet achieved market acceptance. To date, revenues from these services have not been significant. As a result of our high level of expenditures for selling and marketing and investments in these services, we expect to incur losses in future periods until such time as the recurring revenues from these services are sufficient to cover expenses.

     We recognize revenue from subscriptions to our Item Catalog, Exchange Manager and ItemXpress services as the services are performed. Revenue from the earn-out agreement with Netplex, which is expected to pay us approximately $1.5 million over the next 18 months, is recognized quarterly as earned. Actual payments are rendered to us from Netplex, according to the terms of the earn-out agreement. Web site hosting and other miscellaneous revenues are recognized as services are performed.

Sale of Consulting Business and ijob, Inc.

     In order to focus on the development and deployment of our viaLink services, we recently sold the assets related to our management consulting and systems integration services (including our proprietary Retail Services Application software) to Netplex. Historically, approximately 90% of our revenues were generated from our consulting business. As a result of the sales of assets, we resemble a development stage company since our planned principal operations are underway, but have not yet generated significant revenues.

     Netplex paid us $3.0 million in cash and issued us 643,770 shares of Netplex preferred stock, having a then market value of approximately $1.0 million. We used certain of the cash proceeds from the sale to pay (1) $551,062 of long-term debt, (2) $565,094 of shareholder loans, including interest, and
(3) expenses attributable to the sale. The net gain from the consulting assets sale was $2,998,453. In conjunction with the consulting asset sale, viaLink entered into an earn-out agreement with Netplex. Under the earn-out agreement, we are entitled to receive a cash payment equal to the lesser of $1.5 million or 50% of any net profits generated from the consulting and systems integration assets until March 31, 2000. We recorded and received a September 1998 earn-out payment of $132,770, which we recorded as other income. A receivable for $207,900 for the earn-out payment for the fourth quarter of 1998 is included in Other Receivables on the balance sheet at December 31, 1998 which was received on March 12, 1999. We also have entered into a remarketing and relicensing agreement with Netplex to sell CHAINLINK, our proprietary communications software product. Under the remarketing and relicensing agreement, we have agreed to cease our own marketing and selling of CHAINLINK. Beginning January 1, 2002, Netplex has the irrevocable right to purchase CHAINLINK from us.

     On December 31, 1998, we sold our wholly-owned subsidiary, ijob to DCM Company, a corporation wholly-owned by David C. Mitchell, the President and a member of the board of directors of ijob at the time of the sale. ijob is an Internet-based, human resource screening and acquisition Company. We had incurred substantial losses in connection with ijob and had provided significant cash support for its operations. The sale of ijob enables us to focus on developing our Item Catalog service and other viaLink services. DCM purchased all of the outstanding stock of ijob for a collateralized, ten-year $800,000 secured promissory note that accrues interest at 8%. A gain on the sale of ijob of $462,000 has been deferred at December 31, 1998, due to the highly leveraged nature of DCM. On March 11, 1999, we received $800,000 plus accrued interest from DCM in full payment of the promissory note we were issued by DCM upon our sale of ijob. We have released all security interests which we held pursuant to a security and pledge agreement in the fixed assets, contract rights, accounts receivable and general intangibles of ijob. Accordingly, the deferred gain on the sale of $462,000 was recognized in the consolidated statement of operations in the first quarter of 1999.

Results of Operations

     The following table sets forth, for the periods illustrated, certain statements of operations data expressed as a percentage of total revenues.

                                                                                          Three Months Ended
                                                           Year Ended December 31,             March 31,
                                                         ----------------------------     --------------------
                                                           1998      1997      1996          1999      1998
                                                         --------  --------  --------     ---------  ---------
Revenues..............................................     100.0%    100.0%    100.0%        100.0%     100.0%
Expenses:
 Direct cost of sales.................................      19.0      24.5      27.0            --       12.2
 Salaries and benefits................................      63.9      68.4      54.4         463.5       57.7
 Selling, general and administrative..................      23.9      30.0      21.1       1,063.8       18.0
 Interest expense, net................................       2.0       0.8       2.3         586.5        1.2
 Depreciation and amortization........................      11.2       9.2       6.2         165.3        8.0
     Total expenses...................................     120.0     132.9     111.0       2,279.1       97.1
Loss from operations..................................     (20.0)    (32.9)    (11.0)     (2,179.1)       2.9
 Gain on sale of assets and other
    income............................................     (40.6)       --        --         679.5         --
Income (loss) before income taxes.....................      20.6     (32.9)    (11.0)     (1,499.7)       2.9
 Provision (benefit) for income taxes.................      12.8     (12.3)     (3.9)           --        1.1
Net income (loss).....................................       7.8     (20.6)     (7.1)     (1,499.7)       1.8
 Other comprehensive loss.............................       3.8        --        --       1,338.4         --
Comprehensive income (loss)...........................       4.0%    (20.6)%    (7.1)%      (161.2)%      1.8%

First Quarter 1999 Compared to First Quarter 1998

     Introduction


     The sale of our consulting and systems integration business to Netplex was effective September 1, 1998, and the sale of ijob was effective December 31, 1998. Consequently, our results of operations for the three months ended March 31, 1999 do not include the sales, expenses and results of operations related to the consulting and systems integration operations and for the operations of ijob. Our results of operations for the three months ended March 31, 1998 include the sales, expenses and results of operations related to the consulting and systems integration assets and the ijob assets. Therefore, the results of operations for the three months ended March 31, 1999 are not comparable to the three months ended March 31, 1998.

     Results of Operations

     Revenues. Prior to the sale of our consulting and systems integration business and ijob, revenues consisted primarily of management consulting and system integration fees as well as sales of proprietary software licenses and hardware and the ijob services. Therefore, without those revenue sources, our total revenues decreased 97%, or $3.0 million to $108,000 in the three months ended March 31, 1999, from $3.1 million for the three months ended March 31, 1998.

     Direct Cost of Sales. Direct cost of sales, which consist of purchased hardware and software for resale, and costs associated with viaLink's proprietary software products have been eliminated in 1999 with the sale of our consulting business in 1998.

     Salaries and Benefits Expense. Salaries and benefits expense consists of direct payroll costs for salaries and wages, benefits, employment taxes and contract programmers. With the sale of our consulting business effective September 1, 1998, and the sale of ijob effective December 31, 1998, our employee count has decreased from a staff of approximately 146 at the end of the first quarter of 1998 to approximately 45 at the end of the first quarter of 1999. Therefore, overall salaries, wages, taxes and benefits expense decreased by 72%, or $1.3 million to $501,000 in the three months ended March 31, 1999.

     Selling, General and Administrative Expense. SG&A increased 106%, or $590,000, to $1.2 million in the first quarter 1999, from $559,000 in the first quarter of 1998. The increase in SG&A is primarily attributable to increased expenses for recruiting and staffing and professional fees associated with the Hewlett-Packard financing arrangement and regulatory filings. Professional recruiting fees were $223,000 in the first quarter of 1999 compared to only $11,000 in the first quarter of 1998. Also included in professional fees in the first quarter of 1999 is approximately $189,000 for trade show and marketing expenses that were not incurred in the first quarter of 1998.

     Interest Expense, Net. Interest expense, net, increased 1657%, or $598,000, to $634,000 for the three months ended March 31, 1999, from $36,000 for the same period in 1998. This increase was due to the February 5, 1999 Hewlett-Packard promissory note and borrowing of $6,000,000 at 11.5% interest, plus the accounting for the beneficial conversion feature of the proceeds as more fully discussed in Note 5 to the unaudited financial statements for the quarter ended March 31, 1999 contained elsewhere in this prospectus. We will record a non-cash interest charge of approximately $1,000,000 per quarter until the conversion date of August 5, 2000. Monthly interest expense is offset by interest income on short-term investments.

     Depreciation and Amortization. Depreciation and amortization expense decreased $70,000, or 28%, to $179,000 for the three months ended March 31, 1999, compared to $249,000 for the same period in 1998. This decrease was due to the sale of the consulting division and ijob assets in 1998.

     Gain on Sale of Assets and Other Income. On March 11, 1999, DCM paid the note receivable of $800,000 plus accrued interest in full and we recognized the deferred gain of $462,000 during the first quarter of 1999. We have also recorded $273,000 of income under the earn-out agreement with Netplex.

     Tax Provision (Benefit). SFAS 109, Accounting for Income Taxes, requires, among other things, the separate recognition, measured at currently enacted tax rates, of deferred tax assets and deferred tax liabilities for the tax effect of temporary differences between the financial reporting and tax reporting bases of assets and liabilities, and net operating loss and tax credit carryforwards for tax purposes. A valuation allowance must be established for deferred tax assets if it is "more likely than not" that all or a portion will not be realized. Prior to the third quarter of 1998, we had recorded a tax benefit of $1.0 million related to the pre-tax losses incurred in prior years, and no valuation allowance had been established prior to the third quarter of 1998. As a result of the net gain on the consulting business sale, the deferred tax asset of $1.0 million was realized and a valuation allowance of $190,000 was established for the remaining net deferred tax asset as of September 30, 1998. The deferred tax asset, generated by losses recorded in the fourth quarter of 1998, was offset by a full valuation allowance. We will continue to provide a full valuation allowance for future and current net deferred tax assets until such time as management believes it is more likely than not that the asset may be realized.

     Other Comprehensive Income. Due to the increase in the market value at March 31, 1999, of the common stock of Netplex underlying the 643,770 shares of preferred stock received as consideration of the sale of our consulting assets, we have recorded other comprehensive income of $1.4 million. Reporting of comprehensive income in the current period is a result of the adoption of SFAS 130 in 1998.

1998 Compared to 1997

     The sale of our consulting business was effective as of September 1, 1998. Consequently, our results of operations in 1998 do not include the sales, expenses and results of operations related to the consulting and systems integration operations for September through December 1998. Our results of operations in 1997 include the sales, expenses and results of operations related to the consulting and systems integration assets. Therefore, the results of operations in 1998 compared to 1997 are not comparable. Prior to the sale of our consulting business, we were operating under very restricted cash flow capabilities and much of the decrease in expenses was due to this restriction on cash flow.

     Revenues. Prior to the sale of our consulting business, revenues consisted of management consulting and system integration fees as well as sales of proprietary software licenses and hardware. Revenues decreased 9%, or $792,000, to $8.2 million in 1998, from $9.0 million in 1997. This decrease in gross revenues was primarily attributable to the reduction in revenues resulting from the consulting business sale. Hardware and product sales, including commissions received on referral of such sales, decreased a total of 37%, or $1.1 million, to $1.8 million in 1998, compared to $2.8 million in 1997. These decreases were offset by an overall combined increase of $271,000 in all other revenue areas.

     Direct Cost of Sales. Direct cost of sales consisted of purchased hardware and software for resale, and costs associated with viaLink's proprietary software products. Direct cost of sales decreased 29%, or $648,000, to $1.6 million in 1998, from $2.2 million in 1997. This decrease corresponded with the decrease in hardware and product sales, offset by the increase in solution sales in 1998. As a result of the consulting business sale, we will no longer be a reseller of hardware and software and will no longer incur these expenses.

     Salaries and Benefits Expense. Salaries and benefits expense consists of direct payroll costs of salaries and wages, benefits, and employment taxes as well as contract programmers. Salaries and benefits expense decreased by 15%, or $918,000, to $5.3 million in 1998, from $6.2 million in 1997. These decreased expenses were due to the consulting business sale.

     Selling, General and Administrative Expense. SG&A decreased 27%, or $744,000, to $2.0 million in 1998, from $2.7 million in 1997. Virtually every area of SG&A decreased from 1997 to 1998 as a result of the overall concentrated effort of management, due to cash flow restrictions, to better control and reduce these expenses, and to some degree to the consulting business sale. Travel and training expenses decreased 30%, or $183,000, from 1997 to 1998, primarily due to the consulting business sale, as the majority of travel related to the consulting business. Advertising and promotion, primarily as a result of cash flow restrictions, decreased in 1998 by $129,000 from 1997, as did supplies and resources, decreasing a total of $148,000 in 1998 for the same reason. Professional fees decreased $126,000 in 1998 to $373,000, from $499,000 in 1997, primarily the result of extraordinary level of expenditures in 1997, not recurring in 1998, and to cash flow restrictions.

     Interest Expense, Net. Interest expense, net, increased 119%, or $88,000, to $161,000 in 1998, from $74,000 in 1997. This increase was due to increased borrowing under our line of credit in 1998. We currently have no line of credit, but expect to incur interest expense under our $6.0 million note with Hewlett-Packard, which bears interest at a rate of 11.5% per annum.

     Depreciation and Amortization. Depreciation and amortization expense increased $98,000, or 12%, to $925,000 in 1998, compared to $827,000 in 1997.
This increase was due to $1.1 million of total capital asset expenditures during 1997 and does not include depreciation and amortization related to the assets sold in the consulting business sale from the date of sale.

     Gain on Sale of Consulting Business and Other Income. As a result of the consulting business sale, we incurred a one-time net gain of $3.0 million. Other income received or accrued under the earn-out agreement with Netplex totaled $341,000 for 1998.

     Tax Provision (Benefit). SFAS 109, Accounting for Income Taxes, requires, among other things, the separate recognition, measured at currently enacted tax rates, of deferred tax assets and deferred tax liabilities for the tax effect of temporary differences between the financial reporting and tax reporting bases of assets and liabilities, and net operating loss and tax credit carryforwards for tax purposes. A valuation allowance must be established for deferred tax assets if it is "more likely than not" that all or a portion will not be realized. Prior to the third quarter of 1998, we had recorded a tax benefit of $1.0 million related to the pre-tax losses incurred in prior years, and no valuation allowance had been established prior to the third quarter of 1998. As a result of the net gain on the consulting business sale in the third quarter of 1998, the deferred tax assets of $1.0 million was realized and a valuation allowance of $190,000 was established for the remaining net deferred tax asset as of September 30, 1998. Losses were recorded in the fourth quarter of 1998, which no net deferred tax asset was recorded. We will not record any further tax benefits and deferred tax assets until such time as management believes it is more likely than not that viaLink will be profitable in the future.

     Other Comprehensive Loss. Other comprehensive loss of $316,000 is the result of the write-down to market value at December 31, 1998 of the Netplex preferred stock received in connection with the consulting business sale to Netplex. As of December 31, 1998, the Netplex preferred stock is carried on the books at a value of $684,000. As of March 19, 1999, the market value of the 643,770 common shares of Netplex underlying the preferred stock owned was $1.8 million. Reporting of comprehensive loss in the current year is a result of the adoption of SFAS 130.

1997 Compared to 1996

     Revenues. Revenues decreased 5%, or $485,000, to $9.0 million in 1997, from $9.5 million in 1996. Solutions and license revenues decreased 87%, or $866,000, to $132,000 in 1997 from $997,000 in 1996. This decrease was due primarily to a $898,000 single sale of our RSA product that occurred in 1996. Management consulting and system integration and customer support fees decreased $491,000, or 9%, to $5.0 million in 1997 from $5.5 million in 1996. This decrease was due, in part, to the completion of several large consulting projects in the first and second quarters of 1997. Revenues from network services and network based computer applications increased 439%, or $817,000, to $1.0 million in 1997 from $186,000 in 1996. Of this increase, $568,000 was generated from ijob, and the remainder was derived from Web site maintenance and hosting fees and Item Catalog service fees. Hardware and product sales decreased 4%, or $120,000, to a total of $2.7 million in 1997, from $2.8 million in 1996.

     Direct Cost of Sales. Direct cost of sales decreased 14%, or $359,000, to $2.2 million in 1997 from $2.6 million in 1996. This decrease was due to decreases sales of product and hardware and solutions and licenses in 1997.

     Salaries and Benefits. Salaries and benefits increased 19%, or $1.0 million, to $6.2 million in 1997 from $5.2 million in 1996. Direct payroll costs of salaries, wages, benefits and employment taxes increased 14%, or $677,000, to $5.6 million in 1997 from $4.9 million in 1996. This increase was due primarily to the addition of 21 new employees in 1997. Contract labor expenses totaled $489,000 in 1997 compared to $85,000 in 1996, an increase of 477%, or $404,000.
Start-up costs and expenses from ijob accounted for $135,000 of the contract labor expense increase. During 1997, we significantly increased our use of contract programmers for client engagements. Previously, we had rarely used contract programmers. These cost increases were offset by an increase of 31%, or $174,000, in capitalized software development costs, which consist of salaries, wages and benefits expended to further develop and enhance the viaLink services, to a total of $743,000 in 1997 from $569,000 in 1996.

     Selling, General and Administrative. SG&A increased 35%, or $700,000, to $2.7 million in 1997 from $2.0 million in 1996. Over half of the increase in SG&A was due to the start-up costs and ongoing operations of ijob. Professional fees increased 104%, or $254,000, to $499,000 in 1997 from $244,000 in 1996.
ijob accounted for $138,000 of the increase in professional fees and the remainder was attributable to development of our Item Catalog service. Advertising and promotion expenses increased $147,000 to $217,000 in 1997 from $70,000 in 1996. ijob accounted for $54,000 of the increase in advertising and promotional expenses and the balance was due to increased sales and marketing promotion activities of the Item Catalog service. During 1997, we intensified our marketing and sales activities related to our Item Catalog service, resulting in increased travel, long distance, advertising and promotion expenses. Occupancy expenses and insurance increased 25%, or $119,000, to $599,000 in 1997 from $481,000 in 1996. ijob accounted for $52,000 of this increase, and the remainder was primarily due to the continued development of our Item Catalog service. Telecommunications expense increased 68%, or $106,000, to $261,000 in 1997 from $155,000 for 1996. ijob accounted for $52,000 of this increase, and the remaining

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

increase was due to the expansion of communication systems and Web site hosting services related to our Item Catalog service.

     Interest Expense, Net. Interest expense, net decreased 66%, or $146,000, to $74,000 in 1997 from $219,000 for 1996. This decrease was generally due to the repayment of outstanding bank debt in the fourth quarter of 1996.

     Depreciation and Amortization. Depreciation and amortization expense increased 40%, or $236,000, to $827,000 in 1997 from $591,000 in 1996. This increase was due to capital asset expenditures made during 1997 and 1996 totaling $333,000 and $626,000, respectively, and capitalized software development costs of $752,000 and $655,000, respectively. Of the total capitalized costs in 1997, $104,000 of the costs were associated with the development of ijob.

     Provision (Benefit) for Income Taxes. We recorded a tax benefit of $1.1 million related to the pre-tax loss of $3.0 million in 1997 and a tax benefit of $367,000 related to the pre-tax loss of $1.0 million in 1996. These tax benefits were the results of net operating loss carryforwards totaling $4.5 million which, if not utilized, will expire in 2011 and 2012. The cumulative net deferred tax asset at December 31, 1997 was $1.0 million.

Liquidity and Capital Resources

     On March 11, 1999 we received $800,000 plus accrued interest from DCM in full payment of the promissory note we were issued by DCM in connection with our sale of ijob.

     Due to the sale of our consulting business to Netplex in the third quarter of 1998, we anticipate that future revenues will be substantially less than historical revenues and that cash requirements in connection with developing, selling and marketing will be substantial. On February 4, 1999, we completed the financing agreements with Hewlett-Packard, under which Hewlett-Packard provided us with $6.0 million in financing through a collateralized, subordinated promissory note, bearing interest at 11.5%. As of March 19, 1999, we had cash and cash equivalents totaling approximately $6.2 million.

     Our working capital position was significantly enhanced as a result of the consulting business sale. On December 31, 1998, we had $2.2 million in current assets and $1.1 million in current liabilities, with working capital of approximately $1.1 million. During 1998, net cash increased $635,000. Net cash used in operating activities in 1998 was $450,000, compared to net cash used in operating activities in 1997 of $743,000. For the next six to nine months, we do not expect significant cash flow to be generated from operations. Therefore, we must use our current cash, cash equivalents and collection of accounts receivable to operate the business and/or obtain additional financing.

     During 1998, we invested $42,000 in various fixed assets and $617,000 for software development costs, compared to total expenditures of $333,000 and $752,000, respectively, for the same items in 1997. As of February 28, 1999, we had no material firm cash commitments for capital expenditures other than capitalized internal staff costs for further development of our viaLink services, but expect our cash requirements for capital expenditures for 1999 to be substantial.

     During 1998, financing activities used net cash of $864,000, which consisted primarily of payments on the shareholder notes in the principal amount of $482,830, plus the repayment in full of the outstanding balance on the line of credit. Payments on our capital lease obligations of $132,000 offset receipts of $265,000 from the exercise of stock options and purchases under our stock purchase plan and stock bonus plan.

     We currently do not have any available working capital borrowing or credit facility available for additional borrowings. We have borrowed $6.0 million from Hewlett-Packard, under a five year secured subordinated promissory note, bearing interest at 11.5%, with interest and principal payable at maturity in February 2004. We have incurred operating losses and negative cash flow in the past and expect to incur operating losses and negative cash flow in the future. We anticipate that we will fund our operations for the next 12 months from the cash we received in the Hewlett-Packard financing and cash we may receive upon exercise of our outstanding redeemable warrants expiring in November 1999, which will enable us to meet our working capital and capital expenditure requirements throughout 1999 and into 2000. After that time, our future capital requirements will depend on our revenue growth, profitability, working capital requirements and level of investment in long term assets. Increases in these capital requirements or a lack of revenues due to delayed or lower market acceptance of our viaLink services would accelerate our use of our cash and cash equivalents.

Year 2000 Plan

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This problem could result in system failures or miscalculations causing disruptions of business operations. As a result, in approximately one year, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

     Our vendors, customers, suppliers and service providers are under no contractual obligation to provide Year 2000 information to us. Generally, we believe our key internal software systems are either compliant, or the problems can be corrected by purchasing small amounts of hardware, software or software upgrades, where necessary. We are also continuing our assessment of the readiness of external entities, such as subcontractors, suppliers, vendors, and service providers that interface with us.

     Based on our assessments and current knowledge, we believe we will not, as a result of the Year 2000 issue, experience any material disruptions in internal processes, information processing or services from outside relationships. We presently believe that the Year 2000 issue will not pose significant operational problems and that we will be able to manage our total Year 2000 transition without any material effect on our results of operations or financial condition. The most likely risks to us from Year 2000 issues are external, due to the difficulty of validating all key third parties' readiness for Year 2000. We have sought and will continue to seek confirmation of such compliance and seek relationships which are compliant.

     We currently anticipate that all of our internal systems and equipment will be Year 2000 compliant by the end of the second quarter of 1999 and that the associated costs will not have a material adverse effect on our results of operations and financial condition. However, the failure to properly assess or timely implement a material Year 2000 problem could result in a disruption in our normal business activities or operations. Such failures, depending on the extent and nature, could materially and adversely effect our operations and financial condition. We are currently developing a contingency plan and expect to have such a plan in place by June 30, 1999.

     Under the terms of the sale of our consulting business to Netplex, we retain the liability and responsibility for software programs developed and installed in customer sites by us prior to September 1, 1998. We are unable to determine at this time the extent to which potential liability for Year 2000 requirements from those previous installations may exist. We could incur substantial costs, which would potentially have a material adverse effect on our business, financial condition and operating results.

     We do not believe that the costs of our Year 2000 program have been or are material to our financial position or results of operations. All expenses have been charged against earnings as incurred, and we intend to continue to charge such costs against earnings as the costs are incurred.

     In the ordinary course of business we test and evaluate our own software products on a continuous basis. We believe that our own developed software products are generally Year 2000 compliant, meaning that the use or occurrence of dates on or after January 1, 2000 will not materially affect the performance of our software and network services products with respect to four digit date dependent data or the ability of such products to correctly create, store, process and output information related to such date data. Notwithstanding such belief by management, the products being tested for compliance include all of the services and systems included in the viaLink services. Since these are network database systems, there is not an issue of earlier versions which will require upgrade to be Year 2000 compliant.

     The estimates and conclusions set forth herein regarding Year 2000 compliance contain forward-looking statements and are based on management's estimates of future events and information provided by third parties.

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

There can be no assurance that such estimates and information provided will prove to be accurate. Risks to completing the Year 2000 project include the availability of resources, our ability to discover and correct potential Year 2000 problems and the ability of suppliers and other third parties to bring their systems into Year 2000 compliance.

Recently Issued Accounting Pronouncements

     In October 1997, the AICPA Accounting Standards Executive Committee issued Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"), which supercedes Statement of Position 91-1, Software Revenue Recognition. SOP 97-2 focuses on when and in what amounts revenue should be recognized for licensing, selling, leasing, or otherwise marketing computer software and is effective for transactions entered into in fiscal years beginning after December 15, 1997. In March 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position 98-4, Deferral of the Effective Date of Provision of SOP 97-2, Software Revenue Recognition ("SOP 98-4"). SOP 98-4 defers for one year specific provisions of SOP 97-2. In December of 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to Certain Transactions ("SOP 98-9"). SOP 98-9, also amends specific provisions of SOP 97-2 and extends the deferral of the application of certain provisions of SOP 97-2 as amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. We do not believe that the adoption of SOP 97-2, including the effects of these amendments, will have a material impact on its financial position and results of operations.

                                   BUSINESS

General

       Overview

       We provide a set of subscription-based electronic commerce services, designed specifically for the food and consumer packaged goods industries. The viaLink Item Catalog service provides a secure, low-cost, consistent way for the participants in the retail supply chain -- manufacturers, wholesalers distributors and retailers -- to communicate item and pricing information. Item Catalog manages all of the complexity of the trading relationship, including new and deleted items, costs and promotions. On-network data translations allow seamless electronic connections directly into the subscribers' systems.

       Our viaLink services allow subscribers to more efficiently manage information flows to and from their trading partners through a single interface. Instead of making many electronic data interchange, or EDI, connections to reach many trading partners, each participant only makes one electronic connection to the viaLink services, in EDI or some other convenient format. Retailers can reduce costs by avoiding time-intensive, error-prone manual entry of item and cost data. Wholesalers avoid the cost of creating multiple interfaces to retailer systems. Distributors are assured of timely and accurate flow of new and updated product information. Manufacturers have a consistent and cost-effective way of communicating with their entire supply chain.

       Company Background and Development

       We were formed in 1985 as Applied Intelligence Group, Inc. From inception until the sale of our consulting business in 1998, our operations consisted primarily of consulting services related to the planning, designing, building and installation of computerized information management systems and computerized checkout or point-of-sale systems in the retail and distribution industry.

       In 1993, we began the design and development of viaLink, an Internet-based subscription service. We introduced the viaLink Item Catalog service in January 1997. Since the introduction of Item Catalog and the related viaLink services, we have made the strategic decision to shed all other non-core assets in order to permit us to focus exclusively on the development, marketing and implementation of our viaLink services.

       We sold our consulting business to Netplex in September 1998 and changed our name to The viaLink Company in October 1998. In December 1998, we sold our ijob subsidiary to a company controlled by David C. Mitchell, the President of ijob. On March 11, 1999, we received payment in full plus accrued interest on the $800,000 promissory note which was issued to us by DCM upon our sale of ijob.

       Historically, our consulting business had provided substantially all of our revenues. As a result of the sale of these assets, we resemble a development stage company since our planned principal operations are underway, but have not yet generated significant revenues. This fundamental change in our business is extremely risky, and there can be no assurance that our strategic decision to shift our focus from our historical businesses to the viaLink services ultimately will be successful. For more information on our development and the sale of our consulting business and ijob, please see "--Purchase and Sale of Significant Assets" below.

Industry Background and Limitations of Historical Approaches

       The food and consumer packaged goods industries are among the last industries to become fully automated and have only begun to take advantage of the Internet. These industries are looking for ways to support a greater number of services and increase margins and turnover. Currently there is no established universal, low-cost method for manufacturers, wholesalers, and other suppliers serving the food and consumer packaged goods industries to share data easily and efficiently with their retail customers, or for retail headquarters to share this data with their stores.

       Retailers in both the food and consumer packaged goods industries, consisting primarily of convenience and grocery stores, order their inventory from a large number of manufacturers, wholesalers and direct store delivery companies. For example, a convenience store may have up to 5,000 items in inventory supplied by up to 50 suppliers, and a grocery store may have up to 50,000 items in inventory supplied by up to 75 suppliers. Despite each retailer's large number of suppliers, and the large number of inventory items each store has on hand, retail organizations have generally continued to utilize a paper-based order and supply chain. The inefficiencies of the paper system are time consuming and often result in operational and administrative errors, increasing cost for all parties in the supply chain. This provides a significant challenge to paper intensive and data challenged industries in which better, faster and more accurate information sharing could help to reduce costs, and increase margins and turnover.

       One of the most significant challenges facing a retail organization is maintenance of its "pricebook." The pricebook typically contains descriptions of each item in a store's inventory, along with the item's universal product code
(UPC), purchase cost, retail sales price and any discounts to be received from the item supplier. Because many retail organizations do not communicate electronically with their supply chain, managers operating retail stores must maintain their pricebook by manually keying item and price information from suppliers' reports, catalogs, e-mails and faxes into their pricebook. A retail organization may have hundreds of suppliers, and each supplier may have different prices on the items it supplies to different stores operated by the same retail organization, depending upon the location of the store. For instance, an item supplied to a store in New York City may have a higher price than the same item supplied to a store in Macon, Georgia, even though the two stores are operated by the same organization. The large number of items and variability of pricing makes pricebook maintenance extremely difficult, and manual pricebook maintenance produces a high number of errors. According to the National Association of Convenience Stores, pricebook maintenance often poses the most significant challenge to computerization of the retail store's purchases and sales.

       Although electronic data interchange, or EDI, technology has been available, many retail organizations have found it technologically and financially unreasonable to create hundreds of point-to-point EDI connections to their numerous distributors and suppliers. In the traditional EDI model, each participant creates, or "maps", an EDI conversation with every one of its supply chain partners. The result of this is that a tiny fraction of the core business interactions are conducted electronically, and virtually all advanced supply chain applications have been inaccessible to these organizations. Furthermore, even if retail organizations found it feasible to electronically link to each of their suppliers, many of their suppliers are not electronically linked to their manufacturers. Therefore, communication among manufacturers, suppliers and retailers have remained paper intensive.

       Moreover, the unavailability of basic electronic commerce capabilities, such as timely electronic distribution of product and pricing information, has impeded the deployment of more advanced supply chain concepts, such as Collaborative Planning, Forecasting and Replenishment and Scan-Based-Trading. For example, while each store may and often does have automatic scanning capabilities at check-out, the data from the check-out is usually deleted, and the communication among the manufacturers, suppliers and retailers remains largely paper driven. Only a small percentage of the information captured from a retail sale in a grocery store ever finds its way back up the supply chain to the manufacturers.

       As a result, retailers desiring to implement point-of-sale, in-store technologies and other inventory, pricing and purchasing applications generally are confronted with:

       . The need for substantial additional investments in computer hardware, software, training and technological obsolescence;

       . The challenge of managing information related to up to tens of thousands of product items from hundreds of suppliers and distributors;

       . Technological and system operation complexities, demanding additional personnel resources, training, skills and technical expertise;

       . The lack of industry standards for information sharing among retailers and their suppliers and distributors;

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

       . The difficulty in obtaining information from suppliers and distributors and maintaining such information on a current basis; and

       .  The lack of a scalable shared industry network.

The viaLink Solution

       We offer a set of subscription-based electronic commerce services designed specifically for the food and consumer packaged goods industries. The viaLink Item Catalog Service provides a secure, low-cost, consistent way for participants in the retail supply chain to communicate about items and costs. This service allows subscribers to efficiently manage information flows to and from their trading partners through a single interface. Instead of making many EDI connections to reach many trading partners, each participant only makes one electronic connection to the viaLink services, in EDI or some other convenient format. The viaLink Item Catalog Service manages all of the complexity of the trading relationship, including new and deleted items, costs and promotions. On-network data translations allow seamless electronic connections directly into the subscribers' systems.

       We believe that our services offer significant benefits to every participant in the grocery supply chain. With the use of a personal computer, commonly available software and a Web browser, viaLink enables its subscribers to improve management of information flow, reduce errors and invoice discrepancies, enhance the accounts receivable collection process and reduce redundant information processing. Retailers avoid the cost and hassle of manual entry of item and cost data. Wholesalers avoid the cost of creating multiple interfaces to retailer systems. Distributors receive a timely and accurate flow of new and updated product information. Manufacturers have a consistent and cost-effective way of communicating with their entire supply chain.

       Our viaLink services have the following key features and benefits:

       Key Features

       .  Subscription-Based.  Through our partner Hewlett-Packard, we will
          ------------------
          serve as the database host and provide the viaLink services on a subscription basis, so that each subscriber's technology and capital investments are minimized.

       .  Single Interface.  Allows retailers and suppliers to share and manage
          ----------------
          information on a real-time basis through one, easy-to-learn, industry-standard Web browser interface.

       .  EDI Capabilities.  For those suppliers who utilize EDI, the viaLink
          ----------------
          services can map to whatever format is needed to download into the existing system, while adhering to EDI standards.

       .  Secured Network.  Information is protected from unauthorized users
          ---------------
          with a series of firewalls and passwords.

       Benefits

       .  Reduced Invoice Errors.  Having the correct pricing information
          ----------------------
          before the product arrives alleviates invoice discrepancies.

       .  More Efficient Promotions.  Promotion information can be delivered
          -------------------------
          on a timely basis.

       .  Reduced Workload.  Moving information electronically eliminates
          ----------------
          redundant data entry for all trading partners using the system, allowing resources to be reallocated.

       .  Faster Product Introductions.  Information on new products is
          ----------------------------
          available to existing systems before the products arrive at the back door allowing them to be placed on the selling floor immediately upon receipt.

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

The viaLink Services

     Our viaLink services consist of the following components:

     Item Catalog. The viaLink Item Catalog allows retailers and suppliers to exchange product, price, and promotion information electronically. This Web-accessible shared database and multiple interface formats, make real electronic commerce available to the grocery supply chain.

     The viaLink Item Catalog service offers subscribers the following key advantages:

     .  Shared Database.  Shared database provides more accurate data.  Because
        ---------------
        product description, UPC and case make-up is stored in our database, all users share the same copy of the item data. This reduces the number of in-store and delivery errors caused by incorrect or incomplete product information.


     .  Single Interface.  Allows retailers and suppliers to exchange product
        ----------------
        information through a single interface. Suppliers can use EDI or proprietary batch files, or simply log on to our Web site and key in the information. Retailers can choose one of several output formats, including direct interfaces to many of the most popular retail software systems. All data is transferred in a single format, regardless of the formats chosen by trading partners. This eliminates the time required to establish specific formats with each trading partner.

     .  Cost Maintenance.  Provides flexibility to simplify the task of
        ----------------
        delivering and receiving cost and promotion information. This reduces time spent correcting delivery and receiving errors, researching disputed invoices and locating late or missing promotion information.

     ItemXpress. The viaLink ItemXpress can provide subscribers with the foundation for a strong pricebook in less than a week. viaLink ItemXpress dramatically reduces the time and cost associated with the initial item setup of a retailer's pricebook, while increasing data accuracy. Item information can be extracted from our extensive database to create a custom load for each retailer's system.

     The principal advantages the viaLink ItemXpress service offers subscribers are:

     .  Shorter Set-up Time.  Enables retailers to begin using their
        -------------------
        pricebooks as early as one week after implementation. Traditional approaches to building item files often take six months or longer and require several cycles of requesting information, researching and correcting errors.

     .  Fewer Staff Hours.  Allows retailers to load thousands of items into
        -----------------
        their pricebook, often in 50 or fewer staff hours. Retailers currently typically spend thousands of hours of their staff's valuable time compiling item information and entering it into their pricebook.

     .  Increased Accuracy.  Allows retailers to use an extensive database of
        ------------------
        pre-verified item data to produce a custom download of items. This product information is accurate and ready-to-use.

     Exchange Manager. The viaLink Exchange Manager allows companies to exchange order and invoice transactions through a single interface, regardless of the number of trading partners. Built on the viaLink Item Catalog, Exchange Manager verifies order and invoice information against the Item Catalog and creates exception reports.

     Exchange Manager offers the following principal advantages over the traditional method of exchanging electronic orders and invoices:

     .  Exception Reporting.  Identifies items that are not authorized in the
        -------------------
        catalog, as well as costs that are different from those already in the catalog. These exception reports allow retailers and suppliers to take corrective action before the order or shipment is processed, eliminating operational problems.

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

     .  Retrieval and Reporting.  Stores orders and invoices in the viaLink
        -----------------------
        database for easy retrieval and reporting. This shared database gives retailers and suppliers a similar view of the information.

     .  Historical Reporting.  Allows retailers and suppliers to access a
        --------------------
        history of previous purchases. This common-view feature aids joint projects and refines merchandising and operational programs.

     .  On-line Interface.  Available via the Web, the on-line interface allows
        -----------------
        retailers and suppliers to access their order and invoice information with only a minor investment in technology.

     Pricing

     We have recently changed our pricing model to begin pricing our services based on a flat monthly rate with a variable component based on usage. We calculate the variable portion of each subscriber's monthly service fee based on the service and amount of service the subscriber uses. For example, for use of our Item Catalog service, retailers pay based on the number of suppliers from whom they receive data; suppliers pay based on the number of retailers that download their data; and manufacturers pay based on the number of retailers that subscribe to the service. We price our other services based on the number of stores supported or the amount of data stored and retrieved.

     Security

     To minimize the security risks associated with a shared network on the Internet, we have implemented extensive security protocols in our services. The services provide encryption protection of confidential information as it passes through the Internet. We also have constructed a double "firewall" between our services and the Internet, which is intended to restrict unauthorized use and prevent security breaches. We believe that the relocation of our services to the Hewlett-Packard database platform will enable us to further improve our system security and customer data integrity.

     Although we have implemented numerous security measures, our service remains vulnerable to break-ins and similar security breaches that jeopardize the security of the information stored in and transmitted through the computer systems of our users, which may result in significant liability to us and also deter potential customers. Moreover, the security and privacy concerns of potential customers, as well as concerns related to computer viruses, may inhibit the marketability of our services. Although we maintain insurance to protect against these risks, there can be no assurance that such insurance will remain available to us on commercially reasonable terms or at all, or that any claims against us would not exceed the coverage.

Strategic Relationships

     We believe that forming relationships with significant industry leaders will be critical to achieving market penetration and acceptance of our services. We believe that leveraging such relationships will enable us to more quickly penetrate our target market. To date, we have formed relationships with Hewlett-Packard and Ernst & Young. In February 1999, we created the position of Vice President of Strategic Development to further develop the Hewlett-Packard and Ernst & Young relationships and to pursue additional relationships.

     Hewlett-Packard

     In addition to financing in the form of a $6.0 million convertible note, Hewlett-Packard has agreed to provide us with the database platform to host viaLink's Item Catalog and other services. To evidence that the viaLink services reside on a Hewlett-Packard database, we have agreed that our Web-based user interface will display a "Powered by HP" icon. Hewlett-Packard also may provide us with co-marketing and consulting support from time to time. The terms of our loan from Hewlett-Packard contemplates that we will use up to 50% of the loan amount to purchase Hewlett-Packard products and services. In addition, Hewlett-Packard may have an advisor present at our board meetings.

     Beginning in August 2000, the $6.0 million note we issued to Hewlett-Packard becomes convertible into shares of our common stock at a price of $7.00 per share.

     Ernst & Young

     On May 3, 1999 we entered into a strategic relationship with Ernst & Young pursuant to which Ernst & Young has agreed to provide us with marketing and sales support and consulting and integration services in connection with the deployment of our Item Catalog service. This strategic relationship consists of four agreements: an Alliance Agreement, a Warrant Agreement, a Master Services Agreement and a Registration Rights Agreement.

     Alliance Agreement. The Alliance Agreement is a non-exclusive agreement by which Ernst & Young will provide us with its consulting services, including services related to general systems integration, implementation, project management and training in connection with our Item Catalog service and other viaLink services.

     We have agreed to pay Ernst & Young a royalty for a period of two years beginning on the date of the agreement which may be extended in perpetuity upon the achievement of certain milestones. This royalty will be equal to 7% of our revenues from our subscription services which we provide to suppliers and retailers of food and consumer packaged goods. Ernst & Young will not receive any royalties for services we provide to clients for which Ernst & Young serves as the principal independent auditor and which are subject to the SEC's periodic reporting requirements.

     During this two-year term, if at least ten "significant clients" subscribe to our services, we will be required to continue the royalty payment in perpetuity. A significant client is defined to mean any present or future client of Ernst & Young reasonably considered (upon the mutual agreement of Ernst & Young and us) to be "Tier 1" clients based on sales, revenues, income, market capitalization and stature in the industry and markets for suppliers and retailers of consumer packaged goods for food, grocery, drug store, convenience store and mass merchandise chains and food service operators. However, a significant client shall not include any client for which Ernst & Young serves as the principal independent auditor and which are subject to the SEC's periodic reporting requirements.

     Warrant. In connection with the Alliance Agreement, we issued a warrant to Ernst & Young pursuant to which it may purchase up to 250,000 shares of our common stock at a price of $8.00 per share.

     Master Services Agreement. Under the Master Services Agreement, Ernst & Young has agreed to provide professional services to us to further the implementation of our viaLink services. We may pay for Ernst & Young's services either in cash or in shares of our common stock. If we pay with our common stock, we will receive a substantial discount from the standard rates Ernst & Young charges for such services. Our common stock will be valued at 85% of the average closing bid prices for the five trading days prior to the date the invoice for these services is rendered to us by Ernst & Young. However, if Ernst & Young is the beneficial owner of more than 9.99% of the voting power of our common stock on a fully-diluted basis, we will not have the option to pay for such services with our common stock.

     Initially, we may request up to $500,000 in value of Ernst & Young's services pursuant to this agreement. At such times as we enter into binding agreements for our services with an aggregate of one, five and ten significant clients of Ernst & Young, we may request an additional $500,000 in value of Ernst & Young's services, up to a total of $2 million in the aggregate.

Customers

     Our viaLink services have been operational for over a year, and as of December 31, 1998 had more than 200 subscribers. The following is a representative list of the retailer and supplier customers of our viaLink services as of the date of this prospectus:

      Suppliers                                Retailers
      ---------                                ---------
      Buffalo Rock Pepsi of Newnan             Andronico's Market
      Charles E. Brown Beverage Co.            Baker's Supermarkets
      Fleming Companies of Altoona             NOCO Express Shops
      Frito-Lay, Inc. (Corporate)              Store 24 Companies, Inc.
      Great Plains Coca-Cola Bottling Co.      Texaco Refining & Marketing, Inc.
      J. T. Davenport & Sons, Inc.
      McKee Foods Corporation
      Pepsi Cola Marketing Group
      S. J. McCullagh, Inc.
      Tom's Foods, Inc.

     We also currently provide Web hosting activities unrelated to our viaLink services. We intend to continue to provide Web hosting for some of our customers until such time, if ever, as we can begin to generate substantial revenue from our viaLink services. After the sale of our consulting business and of ijob, our Web hosting services for two customers, UROCOR and the National Association of Convenience Stores, account for approximately 80% of our current revenues.

     Historically, due primarily to our consulting business which we sold in 1998, we had significant customer concentration. In 1998, 1997 and 1996, three customers individually accounted for 13%, 11% and 11%, 20%, 13% and 10%, and 17%, 14% and 10% of our total revenues, respectively. In 1998, 1997 and 1996, approximately 49%, 57% and 57%, respectively, of our total revenues were attributable to five clients. Due to the sale of our consulting business, we believe that our historic customer concentration levels are no longer relevant to an understanding of our business. However, we lost 90% of our historical revenue sources with the sale. We are unable at this time to predict whether customer concentration in our viaLink services will develop in the future.


Sales and Marketing

     We market our services to food and consumer packaged goods manufacturers, suppliers and retailers directly through our sales and marketing support group and senior staff members and indirectly through our partners, particularly Ernst & Young, if such agreement is consummated. As of April 30, 1999, our sales and marketing support group consisted of only four full-time employees. We intend to substantially expand our sales and marketing team in 1999 and attempt to further leverage our relationships with Ernst & Young and Hewlett-Packard.

     Our sales and marketing team is responsible for sales-lead generation, follow-up on customer referrals, and providing input into our ongoing viaLink services and product development efforts based on customer feedback and market data. We generate sales and marketing leads through trade advertising, customer referrals, public relations, trade shows and strategic relationships. We also utilize a variety of other consulting and contractor relationships to help develop and promote our viaLink services. We believe that forming indirect sales and co-marketing relationships, such as with Ernst & Young, will allow us to leverage the resources of these parties and more rapidly penetrate our target market.

     We intend to significantly expand our sales and marketing operations in 1999, including a significant increase in staff, and to expend significant capital resources in doing so. Our failure to locate and hire qualified sales and marketing personnel or to obtain the funds from internally generated revenues or financings to support the growth in our sales and marketing organization would have a material adverse effect on our business, financial condition and operating results.

Product Development and Enhancement

     We initially introduced Item Catalog in 1997 and intend to continue to make significant investments in product development and enhancement to continue to improve and extend our viaLink services. Currently, the dynamic nature of the information technology industry places large research and development demands on businesses that desire to remain competitive. To compete with larger firms with substantially greater capital resources, we have devoted significant portions of available resources to stay abreast of industry developments and to offer competitive products and services.

     In addition to internally developed product developments and enhancements, we intend to seek acquisition of complementary businesses, products and technologies, or enter into joint venture or license agreements to broaden our product offerings and provide more comprehensive solutions to the grocery supply chain.

     During 1999, we intend to expend significant development resources to reestablish our services in an HP environment, then move our service to the Hewlett-Packard database hosting facility, where it will be operated and managed by Hewlett-Packard. In addition, our product development staff will be working on product enhancements and extensions, including a significant commitment to Scan-Based Trading initiatives.

     As of April 30, 1999, our product development staff, technical support and operations staff consisted of 20 full-time employees. As a result of the sale of our consulting business, we do not believe that our past expenditures on research and development activities are relevant to an understanding of our current business.

     We expect that we will require significant additional resources to fund our product development and enhancement efforts. A failure to receive such funds from internally generated revenues or financings could have a material adverse effect on our business, financial condition and operating results, as well as the prospects of our viaLink services.

Competition

     The environment within which we operate is intensely competitive and subject to rapid change. We currently compete principally on the basis of the specialized nature of our services. Due to the unique nature of our service and the early stage of development of the market for our services, our viaLink services have encountered little direct competition. However, we believe that several large groups, possibly including major consulting organizations, are attempting to develop an electronic commerce utility which, if successful, may perform functions similar to our services. Many of our potential competitors have substantially greater resources than we do. Any failure by us to achieve rapid market penetration or to successfully address the risks posed by expected competition would have a material adverse effect on our business, financial condition and operating results.

Proprietary Rights

     Our success and ability to compete are dependent upon our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights. Because the software development industry is characterized by rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more important to establishing and maintaining a technology leadership position than the various legal protections available for our technology. We have no patents or patent applications pending. Instead, we attempt to protect our products through a combination of copyright, trademark and trade secret laws. viaLink(R) is our registered trademark.

     We also require employee and third-party non-disclosure and confidentiality agreements. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot be certain that others will not develop technologies that are similar or superior to our technology or design around the copyrights and trade secrets owned by us. We license our viaLink services primarily under licenses included as part of our subscription agreements. We believe, however, that these measures afford only limited protection. Despite these precautions, it may be possible for unauthorized parties to copy portions of our software products, reverse engineer, or obtain and use information that we regard as proprietary.

     We are not aware that we are infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by us of their intellectual property rights. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. In the event of a successful claim of product infringement against us, should we fail or be unable to either license the infringed or similar technology or develop alternative technology on a timely basis, our business, operating results and financial condition could be materially adversely affected.

     We rely upon software that we license from third parties, including software that is integrated with our internally developed software and is used in our products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to us on commercially reasonable terms. The loss of or inability to maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated which could materially adversely affect our business, operating results and financial condition.

Employees

     As of April 30, 1999, we had 49 full-time employees and one part-time employee. Of the 49 full-time employees, four were employed in sales and marketing, 20 were employed in product research and development, technical support and operations, ten were employed in implementation, customer support and service, and 15 were employed in human resources, administration, finance and accounting. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

Purchase and Sales of Significant Assets

     Sale of Consulting Services

     From our inception, we had been engaged in the business of providing management consulting and technology systems integration services. However, consistent with our effort to focus on the development of our viaLink services, we sold the assets related to those operations, granted a nonexclusive license to use, copy and distribute worldwide our CHAINLINK software product, and sold our rights to use the name "Applied Intelligence Group" to Netplex in September 1998. As consideration for these assets, Netplex paid us $3.0 million in cash and issued us 643,770 shares of Netplex Class B Preferred Stock, with each share of preferred stock convertible into one share of Netplex common stock. Prior to this sale, these consulting assets accounted for substantially all of our revenues.

     In connection with the sale, we entered into an earn-out agreement with Netplex. Pursuant to this earn-out agreement, during each of the seven fiscal quarters beginning with the quarter ending September 30, 1998 and ending with the quarter ending March 31, 2000, Netplex will pay us the lesser of 50% of the net profit earned by the consulting business as operated by Netplex or up to an aggregate of $1.5 million. Additionally, if the aggregate net profit earned by the consulting business for the ten fiscal quarters beginning with the quarter ending September 30, 1998 and ending with the quarter ending December 31, 2000 exceeds $5.0 million, we would receive up to 643,770 additional shares of Netplex preferred stock.

     The shares of Netplex preferred stock and shares of the common stock issuable upon conversion thereof constitute restricted shares under the Securities Act and unless a registration statement is filed which allows for the sale of these shares, we may only sell the Netplex shares pursuant to Rule 144 of the Securities Act. Rule 144 provides for holding periods which would inhibit our ability to dispose of these shares in the near term. However, pursuant to the acquisition agreement between Netplex and us, Netplex has agreed, at its sole cost and expense, to file a registration statement with respect to these shares by no later than September 1, 1999 and to maintain the effectiveness of the registration statement until the shares may be sold pursuant to Rule 144.

     Effective with this sale, Robert Barcum resigned as our president and Chief Executive Officer but remains Chairman of the Board. Additionally, David North resigned as Vice President of Consulting and Larry Davenport resigned as Vice President of Marketing and Sales upon the closing of this sale. Dr. Lewis Kilbourne, an outside director, was elected Chief Executive Officer of viaLink. Robert Baker was elected as our President and Chief Operating Officer.

     Sale of ijob, Inc.

     On December 31, 1998, we sold our ijob subsidiary to DCM, a corporation wholly owned by David C. Mitchell, the President and a member of the board of directors of ijob at the time of the sale. Our ijob subsidiary operated our Web-based human resources application asset. The sale of ijob represents another step in our effort to shed non-core assets and focus on the development of our viaLink services.

     DCM purchased all of the outstanding stock of ijob for a secured, ten-year, $800,000 promissory note that accrued interest at a rate of 8% per annum and was secured by the fixed assets, contract rights, accounts receivable and general intangibles of ijob. On March 11, 1999, we received $800,000 plus accrued interest from DCM in full payment of the promissory note we were issued by DCM upon our sale of ijob. We have released all security interests which we held pursuant to a security and pledge agreement in the fixed assets, contract rights, accounts receivable and general intangibles of ijob.

     We organized ijob in April 1997 to operate ijob.com, a human resources recruiting application. In June 1997, ijob acquired assets of Human Technologies, Inc., including several software programs, in exchange for options to purchase 50,000 shares of viaLink common stock at an exercise price of $3.50 per share.

     Vantage Capital Resources Inc. Acquisition

     On June 12, 1996, Vantage Capital Resources, Inc., a company controlled by John Simonelli and Larry E. Howell, merged with and into viaLink pursuant to an agreement and plan of merger dated May 8, 1996. In consummation of the merger, we exchanged 610,000 shares of our common stock, on a one-for-one basis, for the outstanding common stock of Vantage. We accounted for the Vantage merger in a manner similar to the pooling of interests method of accounting. Pursuant to an exchange agreement dated October 14, 1996, Messrs. Simonelli and Howell each exchanged the 180,000 shares of viaLink common stock they received in connection with the Vantage merger for options to purchase viaLink common stock for $5.00 per share, exercisable before November 30, 2001.


Legal Proceedings

     There are no material legal proceedings pending, or to our knowledge, threatened against us.

                                  MANAGEMENT

Executive Officers and Directors

     Set forth below is certain information with respect to each of our executive officers and directors as of April 30, 1999


Name                                      Age    Position
--------------------------------------    ---    -------------------------------------------------------
Robert L. Barcum......................     49    Chairman of the Board of Directors and Director (Class II)
Lewis B. Kilbourne, Ph.D..............     52    Chief Executive Officer and Director (Class I)
Robert N. Baker.......................     47    President, Chief Operating Officer and Director (Class II)
Robert I. Noe.........................     47    Executive Vice President of Business Development
J. Andrew Kerner......................     40    Vice President of Finance and Chief Financial Officer
Stephen G. Conover....................     48    Vice President of Strategic Projects
John M. Duck..........................     56    Vice President, Treasurer and Secretary
David Lloyd...........................     48    Vice President of Human Resources
Craig Smith...........................     37    Vice President of Operations
Sue Hale..............................     54    Director (Class I)
Jimmy M. Wright.......................     45    Director (Class II)

     Robert L. Barcum is one of our co-founders and has served as a director since our formation in 1985 and as an executive officer from 1985 to 1998. Mr. Barcum currently serves as Chairman of the Board. In connection with the sale of our consulting business, Mr. Barcum resigned as our President and Chief Executive Officer and accepted a position with The Netplex Group, Inc. Since 1991, he has served as an outside director of Duckwall-ALCO Stores, Inc., a publicly-held retailer. Since 1993, he has served as an outside director of Commercial Distributing Inc., a private distributor of automotive products in the automobile after-market. Since 1995, he has served on the Business Advisory Council of Oklahoma Christian University of Science and Arts, and since 1996 he has served as a member of the Advisory Board of Kent State University. Mr. Barcum has more than 25 years of experience in management information systems for retail organizations.

     Lewis B. "Bucky" Kilbourne, Ph.D. has served as a director and a member of the audit committee of the board of directors since December 1997 and was elected as our Chief Executive Officer on October 1, 1998. Dr. Kilbourne has 20 years of financial experience in the retail, restaurant and banking business. Dr. Kilbourne is a Professor of Finance and Economics at Oklahoma City University. Dr. Kilbourne also has also served as President of Kilbourne and Associates, Inc., a management consulting firm located in Oklahoma City that works with regional firms experiencing earnings and cash flow problems in the retail and restaurant industry, since May 1997. From January 1994 to May 1997, Dr. Kilbourne served as Chief Financial Officer of Sonic Corporation, a national restaurant chain. Dr. Kilbourne has a B.A. in political science and economics from Louisiana State University and a M.A. and Ph.D., both in economics, from the University of Pennsylvania.

     Robert N. Baker is one of our co-founders and has served as a director since our formation in 1985 and as a Vice President until November 1998. Mr. Baker has served as our President and Chief Operating Officer, since November 1998 and is responsible for developing the viaLink services. Mr. Baker has over 20 years of experience in management, technical support and systems development within the retail industry. He graduated magna cum laude from Oklahoma Christian University of Science and Arts with a B.S. in mathematics.

     Robert I. Noe serves as our Executive Vice President of Business Development and is responsible for marketing, sales, customer relations and services. Mr. Noe joined us in April 1999. Prior to that time, Mr. Noe served as the Vice President of Industry Solutions and in other management positions at Electronic Data Systems, a publicly traded professional services company, since 1985. Mr. Noe received his B.S. in business administration from Central Michigan University.

     J. Andrew Kerner joined us in April 1999 as Vice President of Finance and Chief Financial Officer. Mr. Kerner previously served as Executive Vice President and Chief Financial Officer of Cameron Ashley Building

Products, a publicly-traded building products distributor from April 1998 to April 1999. Mr. Kerner also served in several senior financial management positions with PepsiCo's Frito-Lay division in the United States and Europe from November 1987 to April 1998. Mr. Kerner received a B.A. in economics and an M.B.A. in finance from The University of Texas at Austin.

     Steven G. Conover joined us in March 1999 as Vice President of Strategic Projects, and is currently in charge of the Scan Based Trading project for viaLink. Mr. Conover has over 25 years experience in retail and supply chain management. Prior to joining viaLink, Mr. Conover served as Senior Group Manager of Supply Chain Innovation for Frito-Lay from March 1996 to March 1999. He also served as Senior Group Manager of Finance and Marketing for Frito-Lay from March 1994 to March 1996. Mr. Conover received his B.S. from Purdue University in industrial engineering and his M.B.A. in finance from the University of West Florida.

     John M. Duck joined us as Director of Finance and Administration in 1991 and currently serves as Vice President, Treasurer and Secretary. From April 1996 to April 1999 Mr. Duck also served as our Chief Financial Officer. From January 1990 to July 1991, Mr. Duck served as Chief Financial Officer of Griffin Entities, Inc., a private food manufacturer and processor. From 1986 to 1990, Mr. Duck served as Chief Financial Officer of Mr. Rooter Corporation, a public franchise sewer and drain manufacturing and cleaning company. Mr. Duck currently serves on the Board of Directors of the Edmond Chamber of Commerce and is a member of the Oklahoma County Workforce Development Board. Mr. Duck is a certified public accountant and holds a B.A. in economics from Oklahoma City University.

     David Lloyd joined us in April 1999 as Vice President of Human Resources. Mr. Lloyd previously served as Senior Vice President of Human Resources and Administration for Fujitsu ICL Retail Systems, Inc., from April 1997 to April 1999. In that capacity, he handled all human resource and administration responsibilities for United States and Europe operations, including facilities management for all 44 Fujitsu locations in the United States. Mr. Lloyd also served as Vice President of Human Resources for Station Casinos, from June 1994 to April 1997, and Vice President of Human Resources and Administration of Nikko Hotels International from April 1985 to June 1994. Mr. Lloyd earned his B.A. in economics from Upsala College in New Jersey, and his MBA from New York Institute of Technology.

     Craig Smith is currently the Vice President of Operations of viaLink and is responsible for brand management and customer service. Mr. Smith joined us in February 1995 as a consultant and was promoted to Vice President in February 1999. Prior to joining viaLink, Mr. Smith was with Star Enterprise, a joint venture of Texaco and Aramco, as part of the information technology services team. Mr. Smith has been involved in selecting, implementing, building and marketing information systems in the retail and related industries for over 15 years. He received his B.S. in computer science from the University of Missouri at Rolla, and his M.B.A. with a concentration in marketing and finance from the University of Houston.

     Sue Hale has served as a director of viaLink and as a member of the compensation and audit committees of the board of directors since March 1999. Since January 1996, Ms. Hale has served as the General Manager of Connect Oklahoma, a statewide news and information services company. From 1989 to 1996, she served as the Assistant Managing Editor at The Daily Oklahoman, a daily newspaper. Ms. Hale also serves as the Chairman of the Central Oklahoma chapter of the American Red Cross. Ms. Hale received a B.A. in English and music from Southwestern College.

     Jimmy M. Wright has served as a director of viaLink and as a member of the compensation and audit committees of the board of directors since February 1998. Mr. Wright serves as the Chief Logistics Officer of Amazon.com, a publicly-traded Web-based retailer, since July 1998. Mr. Wright is also currently the Managing Partner with Diversified Retail Solutions, L.L.C., a supply chain consulting business, where he has served since February 1998. In January 1998, Mr. Wright retired as Vice President of Distribution for Wal-Mart Stores, Inc. During his 12 year tenure at Wal-Mart, he was involved in all facets of strategic planning, including supply chain management, personnel, site selection and building design. Mr. Wright has served as an invited advisor to the Defense Logistics Agency and has been a multi-year participant in the U.S. Army's Wise Person summits, which advise the Deputy Chief of Staff Logistics on strategic logistics issues and trends. Mr. Wright received his B.B.A. in management from The University of Texas, Permian Basin.

Board of Directors and Committees

     Our board of directors consists of five directors divided into three classes with each class serving for a term of three years. At each annual meeting of shareholders, the holders of our common stock will elect directors to succeed those directors whose terms are expiring. Dr. Kilbourne and Ms. Hale are Class I directors whose terms will expire in 2000; Messrs. Barcum and Baker are Class II directors whose terms will expire in 2001; and Mr. Wright is a Class III director whose term will expire in 1999. Dr. Kilbourne served as one of our two non-employee directors until he was elected Chief Executive Officer on October 1, 1998. Ms. Hale and Mr. Wright are our two non-employee directors.

     Our board of directors has created a compensation committee and an audit committee. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for our officers and employees and administers our stock plans. The members of the compensation committee are Mr. Wright and Ms. Hale. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of audits and other accounting-related services and reviews and evaluates our internal control functions. The members of the audit committee are Dr. Kilbourne, Mr. Wright and Ms. Hale.

Directors' Compensation

     We currently pay our non-employee directors other than the Chairman of the Board $10,000 annually for their services as members of the board of directors. We also pay our Chairman of the Board, Mr. Barcum, an annual stipend of $25,000. Under our 1998 Non-Qualified Stock Option Plan, non-employee directors are eligible to receive stock option grants at the discretion of the board of directors. Employee directors are eligible to receive stock option grants at the discretion of the compensation committee of the board of directors under our 1995 Stock Option Plan.

     In 1998, we granted options to purchase 15,000 shares of our common stock at an exercise price of $9.00 to our non-employee directors, Messrs. Barcum and Wright. We also granted options to purchase 200,000 shares of our common stock to Dr. Kilbourne, 100,000 of which were granted pursuant to our Non-Qualified Plan at an exercise price of $3.00 per share, 50,000 of which were granted pursuant to our 1995 Plan at an exercise price of $3.00 per share and 50,000 of which were granted pursuant to our Non-Qualified Plan at an exercise price of $3.125 per share. We also granted options to purchase 150,000 shares of our common stock to Mr. Baker, 100,000 of which were granted pursuant to our Non-Qualified Plan at an exercise price of $3.00 per share and 50,000 of which were granted pursuant to our 1995 Plan at an exercise price of $3.30 per share. No option grants or awards were made to any director in 1997.

Compensation Committee Interlocks and Insider Participation

     Lewis B. Kilbourne, a director and our Chief Executive Officer, is a member of the compensation committee of the board of directors. Prior to October 1, 1998, Dr. Kilbourne was a non-employee director.

Executive Compensation

     Summary Compensation Table. The following table sets forth the compensation earned by our Chief Executive Officer, former Chief Executive Officer and our two most highly compensated executive officers other than our Chief Executive Officers during 1998. Although Mr. Reinhardt resigned as an executive officer and director in 1998, his compensation is listed below. No other executive officer currently employed by us received salary and bonus in excess of $100,000 during 1998. During 1998, these executive officers received additional non-cash compensation, perquisites and other personal benefits. However, the aggregate amount and value thereof did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus paid to and accrued for the individual during the year.

                                                                           Annual Compensation
                                                                     -------------------------
                                                                                       Other                Long-Term
                                                                                       Annual               Compensation
                                                                                                        ---------------------
                                                                                       Compe-           Securities Underlying
            Name and Principal Position                   Year        Salary           nsation                  Options
---------------------------------------------------       ----       --------        ---------          ---------------------
Robert L. Barcum (1)...............................       1998       $122,321        $    --                     15,000
 Chief Executive Officer                                  1997        169,716             --                         --
                                                          1996        169,150             --                         --

Lewis B. Kilbourne, Ph.D. (2)......................       1998         20,769         40,000(3)                 200,000
 Chief Executive Officer                                  1997             --             --                         --
                                                          1996             --             --                         --

Robert N. Baker....................................       1998        120,713             --                    150,000
 President and Chief Operating Officer                    1997        169,940             --                         --
                                                          1996        169,159             --                         --

Russell L. Reinhardt (4)...........................       1998        114,655             --                         --
 Vice President                                           1997        171,774             --                         --
                                                          1996        171,840             --                         --

__________________
(1)  Resigned as Chief Executive Officer on September 30, 1998
(2)  Elected Chief Executive Officer on October 1, 1998
(3) Mr. Kilbourne received $30,000 for his services in connection with the sale of our consulting assets to Netplex and $10,000 for his service as a non-employee member of the board of directors. Both of these amounts were earned prior to his employment with viaLink.
(4)  Resigned as executive officer and director on September 30, 1998

     Option Grants in 1998. The following table sets forth information concerning stock options granted to each of the executive officers during 1998.

                                                   Number of              % of Total
                                                   Securities              Options
                                                   Underlying             Granted to            Exercise
                                                    Options               Employees             Price Per         Expiration
                Date                                Granted                in 1998                Share              Date
------------------------------------              ------------          -------------          -----------       ------------
Robert L. Barcum....................               15,000(1)                  1.3%               $ 9.00           10/31/2007
Lewis B. Kilbourne..................              100,000(1)                  8.5                  3.00           10/31/2007
                                                   50,000(2)                  4.3                  3.00           02/28/2005
                                                   50,000(1)                  4.3                  3.125          10/31/2007
Robert N. Baker.....................              100,000(1)                  8.5                  3.00           09/30/2003
                                                   50,000(2)                  4.3                  3.30           09/29/2003
Russell L. Reinhardt................                   --                      --                    --                   --

__________________
(1)  Granted under the 1998 Non-Qualified Stock Option Plan.
(2)  Granted under the 1995 Stock Option Plan.

     Year-End Option Exercises in 1998 and December 31, 1998 Option Values. The following table sets forth, for each of the executive officers named in the two immediately preceding tables, information concerning option exercises for 1998 and the number and value of securities underlying unexercised options held on December 31, 1998. None of the named executive officers exercised any stock options during 1998. We determined the value of unexercised in-the-money options by subtracting the exercise price from the fair market value of our common stock at December 31, 1998 ($10.125 per share), and multiplying that number by the number of shares underlying the options.

                                                                       Number of Securities                 Value of Unexercised
                                                                  Underlying Unexercised Options            In-the-Money Options
                             Shares Acquired       Value                 at December 31, 1998               at December 31, 1998
                                                                  --------------------------------     -----------------------------
      Name                   on Exercise (#)    Realized ($)      Exercisable        Unexercisable      Exercisable    Unexercisable
-----------------------      ---------------    ------------      ------------       -------------     ------------    -------------
Robert L. Barcum.......           --               --                   --                15,000        $     --         $   16,875
Lewis B. Kilbourne.....           --               --               20,000               180,000         140,000          1,278,750
Robert N. Baker........           --               --                   --               150,000              --          1,053,750
Russell L. Reinhardt...           --               --                   --                    --              --                 --

Stock Plans

     1995 Stock Option Plan. We adopted The viaLink Company 1995 Stock Option Plan in March 1995 and amended the 1995 Plan on April 30, 1996 and September 1, 1998. The 1995 Plan was replaced by The viaLink Company 1999 Stock Option/Stock Issuance Plan in May 1999. The 1995 Plan provided for the issuance of incentive stock options and non-incentive stock options to attract, retain and motivate our management, directors, professional employees or professional non-employee service providers and other individuals who have benefited or could benefit us.

     As of May 31, 1999, options to purchase 642,277 shares at a weighted average exercise price of $3.03 were outstanding. The compensation committee appointed by the board of directors administers and interprets the 1995 Plan.
In the case of an incentive stock option, the purchase price of common stock issuable upon exercise of the option must not be less than the fair market value of our common stock on the date of the grant. In the case of a non-incentive stock option, the purchase price of common stock issuable upon the exercise of the option must not be less than 75% of the fair market value of our common stock on the date of the grant. The purchase price may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a same day sale provision. Any withholding tax liability incurred in connection with an option exercise may be satisfied by having us withhold shares of common stock acquired upon exercise of the option. The maximum term of any option granted under the 1995 Plan is ten years. The aggregate fair market value on the date of the grant of the common stock for which an incentive stock option is exercisable may not exceed $100,000 in any calendar year. Options granted under the 1995 Plan are generally non-transferable by the option holder, except by will or the laws of descent and distribution. Option holders must generally exercise their options during their lifetime. In the event we experience a change in control or other significant events, all options outstanding under the 1995 Plan shall become automatically fully vested and immediately exercisable.

     1998 Non Qualified Stock Option Plan. We adopted The viaLink Company 1998 Non-Qualified Stock Option Plan on February 9, 1998, and we amended the Non-Qualified Plan effective September 1, 1998. The Non-Qualified Plan was replaced by the 1999 Plan in May 1999. We adopted the Non-Qualified Plan to attract, retain and motivate our directors, executive officers, employees and independent contractors and consultants and other individuals who have benefited or could benefit us by way of granting non-qualified stock options. The purchase price of common stock issuable upon exercise of options must not be less than 85% of the fair market value of our common stock on the date of grant. All options granted pursuant to the Non-Qualified Plan expire after ten years from the date of grant. The purchase price may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The board of directors has the discretion to fix the period and the time at which any options granted under the Non-Qualified Plan may be exercised. In the event we are acquired, all outstanding options will become fully exercisable. As of May 31, 1999, 535,848 stock options were outstanding at a weighted average exercise price of $3.85 per share. All such stock options were issued at or above fair market value at the date of grant.

     1998 Stock Grant Plan. We adopted The viaLink Company 1998 Stock Grant Plan on February 10, 1998 to attract, retain and motivate our consultants, independent contractors and key employees through grants of our common stock. The Stock Grant Plan was replaced by the 1999 Plan in May 1999. The sale, transfer or other disposal of shares of common stock received under the Stock Grant Plan is restricted for a period of one year. As of May 31, 1999, we had issued 5,033 shares of common stock under the Stock Grant Plan at a weighted average exercise price of $3.12.

     1999 Stock Option/Stock Issuance Plan. At our 1999 annual meeting our shareholders approved the adoption of The viaLink Company 1999 Stock Option/Stock Issuance Plan to attract and retain the services of individuals essential to our long-term growth and financial success. Our officers and other key employees, non-employee board members and consultants and other advisors will be eligible to receive option grants under the 1999 Plan.

     We have reserved 3,608,280 shares of our common stock for issuance over the ten year term of the 1999 Plan, including shares initially reserved under the predecessor plans. This share reserve will automatically be increased on the first trading day of each calendar year, beginning with the 2000 calendar year, by an amount equal to 1% of the shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will such annual increase exceed 50,000 shares. As of May 31, 1999, no options to purchase shares of common stock were outstanding under the 1999 Plan. Options may be granted under the 1999 Plan at an exercise price per share not less than the fair market value per share of Common Stock on the option grant date. The fair market value per share of common stock on any relevant date under the 1999 Plan will be the average of the highest bid and lowest asked prices per share on that date on the Nasdaq SmallCap Market. We may permit one or more participants to pay the exercise price of outstanding options or the purchase price of shares under the 1999 Plan by delivering a promissory note payable in installments. We would determine the terms of any such promissory note.

     In the event we are acquired, whether by merger or asset sale by the shareholders of more than 50% of our total combined voting power recommended by the board, each outstanding option which is not assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares will immediately vest.

     Shares may be sold under the 1999 Plan at a price per share not less than the fair market value per share of our common stock, payable in cash or though a promissory note payable to us. Shares may also be issue solely as a bonus for past services or upon attainment of specified performance goals. These issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals.

     Employee Stock Purchase Plan. We established The viaLink Company Employee Stock Purchase Plan on April 1, 1997. At our 1999 annual meeting our shareholders approved the adoption of the 1999 Employee Stock Purchase Plan which will replace the predecessor Employee Stock Purchase Plan as of July 1, 1999. The Stock Purchase Plan encourages employees to participate in our stock ownership and economic progress by providing them with the opportunity to purchase our common stock through payroll deductions. We have authorized and reserved 100,000 shares of common stock for issuance under the Stock Purchase Plan. As of May 31, 1999, employees had purchased 6,122 shares of common stock at a weighted average price of $2.75.

     The Stock Purchase Plan and the stock granted under the Stock Purchase Plan are intended to meet the qualification requirements set forth in Sections 421 and 423 of the Internal Revenue Code of 1986, as amended. The Stock Purchase Plan is administered by the compensation committee of the board of directors. The committee administers and interprets the Stock Purchase Plan and has the authority to establish, adopt or revise rules and regulations with respect to the Stock Purchase Plan.

     All full-time employees who have been continuously employed more than six months will be eligible to participate in the Stock Purchase Plan by entering into an option agreement to purchase shares of our common stock. However, if employees own or would own, assuming the exercise of all stock options held by them, five percent or more of our common stock, they are not eligible to participate in the Stock Purchase Plan. Ownership includes any shares owned by their family members and indirectly through a corporation, partnership or trust. Stock Purchase Plan participants may contribute up to $20 per pay period into their account to purchase whole shares of our common stock at pre-determined calendar quarter grant dates or exercise dates. The option price is 85% of the per share fair market value on the grant date or the exercise date, whichever is lower, of the quarterly purchase period. A participant is not permitted to purchase more than 50 shares of common stock during each quarterly purchase period. The participants may not assign, encumber or otherwise transfer their stock options except by will or under laws of inheritance.

     For more information regarding the 1999 Employee Stock Purchase Plan, please see our proxy statement dated April 19, 1999 with respect to our 1999 annual meeting of shareholders.

     Other Stock Options. In connection with a transaction with Vantage Capital Resources, Inc., we issued John Simonelli and Larry E. Howell options to purchase a total of 360,000 shares of common stock with an exercise price of $5.00 per share . In connection with the sale of our ijob subsidiary, we issued Ronald Beasley and David C. Mitchell options to purchase a total of 50,000 shares of common stock with an exercise price of $3.50 per share.

     As of May 31, 1999, we had issued, through all of our incentive plans and other stock option arrangements, options to purchase a total of 1,592,125 shares of common stock at a weighted average exercise price of $3.77. Of the options issued, options to purchase 495,212 shares of common stock were exercisable at a weighted average exercise price of $4.54 per share.

Profit Sharing Plan

     In 1985, we adopted The viaLink Company Profit Sharing Plan. All of our employees who have completed at least one year of service with us may enroll in the Profit Sharing Plan. We may, at our discretion, make an annual contribution to the Profit Sharing Plan on behalf of employees. If made, our contribution begins to vest for each employee's account after the employee has completed two years of service. Thereafter, each employee's account vests ratably as to 20% of the employee's account following each subsequent year of completed service with us. We will distribute vested contributions to an employee upon:

     .  The employee's retirement;

     .  The employee's death or disability;

     .  The termination of the employee's employment; or

     .  The termination of the Profit Sharing Plan.

We did not make any contributions to the Profit Sharing Plan for the fiscal years ended December 31, 1995, 1996, 1997 and 1998.

     In 1993, we amended the Profit Sharing Plan to include a 401(k) deferred compensation feature. Under the 401(k) feature, eligible participants may elect to defer up to 15% of their salaries, not to exceed the annual statutory limits, pursuant to a voluntary salary reduction agreement. We may determine matching levels of contributions from time to time, at the discretion of the administrative committee. We did not make any matching contributions during 1995, 1996, 1997 or 1998. All 401(k) employee contributions are fully vested.

Employment Arrangements

     On October 1, 1998, we entered into employment contracts with Lewis B. Kilbourne and Robert N. Baker. Under the contracts, we will pay an annual base salary of $150,000 to Dr. Kilbourne and $175,127 to Mr. Baker. Dr. Kilbourne and Mr. Baker are each also eligible to receive an annual bonus equal to 50% of his then current annual salary.

     Under the contracts, we granted to each of Dr. Kilbourne and Mr. Baker incentive stock options for the purchase of 50,000 shares of common stock under the 1995 Plan and non-qualified stock options for the purchase of 100,000 shares of common stock under the 1998 Non-Qualified Plan. Both the incentive stock options and non-qualified stock options vest and become exercisable over a three year period. The options granted to Dr. Kilbourne have an exercise price of $3.00 per share. The incentive stock options granted to Mr. Baker are exercisable for $3.30 per share and the non-qualified stock options are exercisable for $3.00 per share. Dr. Kilbourne's incentive stock options expire on February 28, 2005 and his non-qualified stock options expire on October 31, 2007. Mr. Baker's incentive stock options expire on September 29, 2007 and his non-qualified stock options expire September 30, 2003. In the event the contracts with Dr. Kilbourne or Mr. Baker are terminated or specific corporate reorganization events occur, any non-exercisable options will become fully exercisable.

     Each employment contract has a term of three years and is subject to automatic renewal on a year-to-year basis, unless either party provides six-months prior written notice of termination. If we terminate the contracts for any reason other than for "cause" (as defined in the agreement), or if Dr. Kilbourne or Mr. Baker terminate their contract for any reason other than an uncured breach, Dr. Kilbourne or Mr. Baker will be entitled to:

     . The continuation of his then current salary and the benefits provided pursuant to the agreement;

     .  A one time payment in the amount of the greater of:

          (A)  the bonus due; or

          (B)  15% of the salary payable for such quarter; and

     .  A lump sum payment of $400,000.

Key Man Life Insurance

     We maintain a key man life insurance policy for Mr. Baker in the amount of $1.25 million. We will receive any proceeds from this policy.

Director Liability and Indemnification

     The Oklahoma General Corporation Act and our certificate of incorporation limit the liability of each of our directors to us or our shareholders for monetary damages for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director for:

     .  Breach of the director's duty of loyalty to us or our shareholders;

     . Acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law;

     . Unlawful payments of dividends or unlawful stock repurchases or knowing violation of the law; or

     . Any transaction from which the director derived an improper personal benefit.

In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit our rights or those of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief.

     Our certificate of incorporation and bylaws provide that we shall indemnify our directors and officers against expense or liability to the full extent permitted by the Oklahoma General Corporation Act. In addition, we are also a party to indemnification agreements with each of our directors.

Insider Trading Policy and Non-Public Information Disclosure

     We have adopted policies relating to insider trading to prevent the misuse of material and non-public information by our officers, directors and employees as well as the disclosure of non-public information to any person outside of viaLink. Under this policy, our officers, directors and employees are prohibited from engaging in transactions in our securities when that person possesses material information which has not previously been made public. Material information is information that would affect an investor's decision to purchase or sell our securities or those of another publicly-held corporation. In addition, our officers, directors and employees are prohibited from disclosing any non-public information to any person outside of viaLink if that information has been obtained as a result of or in connection with that person's position as an officer, director or employee of us. Our officers, directors and employees are also prohibited from using such information in connection with transactions in our securities or the securities of any other publicly-held company. These policies also provide guidelines regarding the maintenance of the confidentiality of non-public information so as to avoid dissemination of that information prior to public disclosure.

                             CERTAIN TRANSACTIONS

ijob Sale

     On December 31, 1998, we sold our wholly-owned subsidiary, ijob, to DCM Corporation in exchange for an $800,000 promissory note. David C. Mitchell is the sole shareholder of DCM and was the president of ijob. On March 11, 1999, we received $800,000 plus all accrued interest from DCM in full payment of the promissory note.

Notes Payable to Shareholders and Officers

     On October 15, 1996, we redeemed 22,500 shares of our common stock from David B. North, a shareholder and formerly one of our executive officers. We issued Mr. North a promissory note for $39,375, bearing interest at the rate of 10% per annum, with a maturity date of November 15, 1997. We later extended maturity of the note to November 15, 2000.

     As of September 30, 1998, Robert L. Barcum, Robert N. Baker and Russell L. Reinhardt had loaned viaLink, in the aggregate, $443,055. In return, we issued these individuals promissory notes, bearing interest at rates of 8.5% to 11.5% per annum, with maturity dates commencing March 8, 1999 through December 21, 2001. We believe that the terms of these loans were at least as favorable as we could have obtained from unaffiliated third-party lenders.

     On October 16, 1998, we repaid the promissory notes to Messrs. North, Barcum, Baker and Reinhardt from proceeds of the consulting assets sale.

Payments and Option Grants to Officers

     On October 16, 1998, we paid Dr. Kilbourne $30,000 for his services associated with the consulting assets sale. On October 1, 1998, the board of directors elected Dr. Kilbourne as our Chief Executive Officer, and he signed an employment agreement with us. For details regarding Dr. Kilbourne's employment contract, please see "Management - Employment Arrangements." Prior to becoming our Chief Executive Officer, Dr. Kilbourne served on the board of directors. In 1998, we paid Dr. Kilbourne $20,769 in salary for his service as Chief Executive Officer, $10,000 in director fees and granted him options to purchase 150,000 shares of our common stock at an exercise price of $3.00 per share pursuant to his employment agreement and options to purchase 50,000 shares of common stock at an exercise price of $3.125 per share as compensation for his service as a director. For details regarding his employment agreement, please see "Management--Employment Agreements." In 1997, we paid Dr. Kilbourne $2,500 in director fees.

     During 1998, we granted Mr. Baker options to acquire 150,000 shares of our common stock at a weighted average exercise price of $3.10 pursuant to his employment contract. For details regarding Mr. Baker's employment contract, please see "Management - Employment Arrangements." We also granted John M. Duck, our Vice President, Secretary and Treasurer, options to acquire 60,000 shares of our common stock at an exercise price of $3.00 per share and Larry R. Davenport, our former Vice President of Marketing and Sales, options to acquire 20,000 shares of our common stock at $3.00 per share. Mr. Davenport exercised options to purchase 12,000 shares of our common stock on February 3, 1999 and options to purchase 8,000 shares of our common stock expired. All such options were issued at or above their fair market value on the date of the grant.

     We have adopted a policy that any future transactions between us and our officers, directors and five percent of greater shareholders will be subject to approval by a majority of our disinterested independent directors and will be on terms no less favorable than we could obtain from unaffiliated parties.

                      PRINCIPAL AND SELLING SHAREHOLDERS

     The following table presents certain information regarding the beneficial ownership of our common stock as of April 30, 1999, by:

     . Each person who is known by us to own beneficially more than five percent of our outstanding common stock;

     . Each of our directors and executive officers named in the Summary Compensation Table;

     .  Each selling shareholder; and

     .  All of our current executive officers and directors as a group.

     The percentage of outstanding shares is based on 2,889,342 shares of our common stock outstanding as of May 31, 1999 and 3,989,342 shares of our common stock outstanding immediately following completion of this offering. It includes 920,000 shares of common stock issuable upon the exercise of our redeemable warrants and 180,000 shares of common stock issuable to holders of underwriter warrants and warrant underwriter warrants, assuming the holders of these warrants exercise all of their warrants prior to the completion of this offering.

     The SEC deems a security holder the beneficial owner of a security when that person maintains voting or investment power with respect to security, subject to community property laws, where applicable. If stock options are presently exercisable or exercisable within 60 days of April 30, 1999, the SEC will deem the shares underlying those options to be outstanding and beneficially owned by their holder when computing the percentage of common stock held by that person. However, the SEC will not deem shares underlying these options to be outstanding when computing the percentage of common stock held by others.

     We have been informed that each of the holders of the underwriter warrants and warrant underwriter warrants had a direct or indirect business relationship with Barron Chase Securities, Inc., the underwriter of our initial public offering at the time of our initial public offering. To our knowledge, there is no other material relationship between any of these holders and us.

     Unless otherwise noted, all shareholders listed have sole voting and investment power with respect to their shares and the address for each shareholder listed below is: c/o The viaLink Company, 13800 Benson Road, Edmond, Oklahoma 73013-6417. Unless otherwise noted, the address for each of the selling shareholders is c/o Barron Chase Securities, Inc., 7700 West Camino Real, Suite 200, Boca Raton, Florida 33433. There are no family relationships between our executive officers and directors.

                                        Shares Owned                                     Shares Owned
                                   Prior to the Offering          Shares             After the Offering(2)
                                 --------------------------                         -----------------------
                                   Number          Percent       Offered(1)          Number         Percent
                                 ---------        ---------      ----------         ---------     ---------
Directors, Officers and
5% Shareholders:
Robert L. Barcum                   559,816             19.4              --          559,816          14.0
Robert N. Baker                    554,529             19.2              --          554,529          13.9
Russell L. Reinhardt (3)           316,081             10.9              --          316,081           7.9
Lewis B. Kilbourne (4)              21,002                *              --           21,002             *
Jimmy Wright (5)                    20,000                *              --           20,000             *
John M. Duck (6)                    10,362                *              --           10,362             *
Robert I. Noe                           --               --              --               --            --
J. Andrew Kerner                        --               --              --               --            --
Stephen G. Conover                      --               --              --               --            --
David Lloyd                             --               --              --               --            --
Craig Smith                             --               --              --               --            --
Sue Hale                                --               --              --               --            --

Selling Shareholders:
Robert Kirk(7)                     132,000              4.6          72,000           60,000           1.5
Glenn Desort                        36,000              1.2          36,000               --            --
Michael Morrisett(8)                10,400                *           9,000               --            --
Marie Lima                           9,000                *           9,000               --            --
David A. Carter                      9,000                *           9,000               --            --
Wendy Tand Gusrae                    9,000                *           9,000               --            --
Philip Aiello, Jr.                     700                *             500              200             *
Paul Medrano                         1,000                *           1,000               --            --
Daniel O'Halloran                    1,250                *           1,250               --            --
Roger Lockhart (9)                  82,100                *          22,000           30,000             *
Kent Grimm                           1,250                *           1,250               --            --
Brian Herman (10)                  131,900                *          10,000           60,000           1.5
All executive officers
 and directors as a group
 (5 persons) (11)                1,165,709             40.6              --        1,165,709          29.2

____________________
*   Less than 1%

(1) There is no assurance that the selling shareholders will sell any or all of these shares.
(2) Assumes that all redeemable warrants and underwriter warrants are exercised and that the directors, officers and 5% shareholders and the selling shareholders acquire no additional shares of our common stock prior to the completion of this offering and that the shares of our common stock which are not being offered pursuant to this prospectus are not sold.
(3) Mr. Reinhardt's address is 12800 Coyote Valley Road, Salida, Colorado 81201.
(4) Includes 20,000 shares underlying options which will be exercisable within 60 days of the date of this prospectus.
(5) Includes 20,000 shares underlying options which will be exercisable within 60 days of the date of this prospectus. Mr. Wright's address is c/o DRS, 1913 North Walton Blvd., Suite 1, Bentonville, Arkansas 72712.
(6) Includes 10,056 shares underlying options which will be exercisable within 60 days of the date of this prospectus.
(7) Includes 60,000 shares underlying options which will be exercisable within 60 days of the date of this prospectus. The options and the underlying shares are subject to the promotional shares escrow agreement until November 20, 1999.
(8) Includes 1,400 shares underlying redeemable warrants which will be exercisable within 60 days of this prospectus.
(9) Includes 30,000 shares underlying options which will be exercisable within 60 days of the date of this prospectus. The options and the underlying shares are subject to the promotional shares escrow agreement until November 20, 1999.

(10) Includes 60,000 shares underlying options which will be exercisable within 60 days of the date of this prospectus. The options and the underlying shares are subject to the promotional shares escrow agreement until November 20, 1999.
(11) Includes 50,056 shares underlying options which will be exercisable within 60 days of the date of this prospectus.

                           DESCRIPTION OF SECURITIES

     Pursuant to our certificate of incorporation, as amended, we are authorized to issue up to 40,000,000 shares of capital stock, consisting of 30,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. At the 1999 annual meeting of shareholders, our shareholders approved the reincorporation of viaLink from Oklahoma to Delaware. The description of our securities post-reincorporation is provided below under "Delaware Reincorporation." We will notify you by a supplement to this prospectus upon the completion of the reincorporation. We expect to complete the reincorporation within 30 days of the date of this prospectus.

Common Stock

     Holders of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the board of directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the shareholders, subject to any rights that holders of preferred stock may have. Holders of common stock are entitled to one vote per share on matters voted upon by the shareholders. The common stock has no preemptive rights and no subscription, redemption or conversion privileges. The common stock does not have cumulative voting rights, which means that holders of a majority of shares voting for the election of directors can elect all members of the board of directors. viaLink's certificate of incorporation provides that the provisions therein related to the staggered or classified board of directors, the number of directors, removal of directors, and vacancies on the board of directors may be amended, altered, changed or repealed only by the affirmative vote of the holders of two-thirds of the issued and outstanding stock having voting power, voting together as a single class. Furthermore, the amended certificate of incorporation provides that the bylaws may be adopted, amended, altered, changed or repealed by the board of directors only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock having voting power, voting together as a single class. In general and except as described above, a majority vote of shares represented at a meeting of shareholders at which a quorum is present (generally the holders of a majority of the shares entitled to vote, in person or by proxy) is sufficient for all actions that require the vote or concurrence of shareholders. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

Preferred Stock

     viaLink's board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. The issuance of preferred stock could also adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of viaLink. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock. viaLink has no present plan to issue any shares of preferred stock.

     Pursuant to an agreement with Barron Chase Securities, Inc., the underwriter of our initial public offering, we have agreed not to issue any preferred stock until November 20, 1999 without their prior written consent. This could further limit our ability to obtain additional financing.

     In connection with the filing of this prospectus, we have agreed that we will not offer preferred stock to promoters except on the same terms as it is offered to all other existing shareholders or new shareholders, or unless the issuance of preferred stock is approved by the majority of our disinterested, independent directors who have access, at our expense, to legal counsel.

Redeemable Common Stock Purchase Warrants

     As of April 30, 1999, we had outstanding 920,000 redeemable warrants. Each redeemable warrant entitles its holder to purchase one share of common stock at an exercise price of $5.00 per share until November 20, 1999. The redeemable warrants are evidenced by warrant certificates in registered form.

     The redeemable warrants were originally offered in connection with the initial public offering of our common stock in November 1996. At the time of the offering, the $5.00 exercise price of the redeemable warrants was equal to the initial public offering price of our common stock.

     The redeemable warrants do not confer upon the holder any voting or any other rights of a shareholder of viaLink. Upon notice to the holders of redeemable warrants, viaLink, with the consent of Barron Chase Securities, Inc., has the right to reduce the exercise price or extend the expiration date of the redeemable warrants.

     The redeemable warrants may be exercised upon surrender of the warrant certificate evidencing those warrants on or prior to the expiration date (or earlier redemption date) of such warrants at the offices of UMB Bank, N.A., the warrant agent, with the form of "Purchase Form" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of The viaLink Company) for the number of redeemable warrants being exercised.

     No redeemable warrants will be exercisable unless at the time of exercise viaLink has filed with the Commission a current prospectus covering the issuance of shares of common stock upon the exercise of such redeemable warrant and the issuance of share has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the warrant. viaLink will use its best efforts to maintain a current prospectus relating to the issuance of shares of common stock upon the exercise of the redeemable warrants until the expiration of the warrants. While it is our intention to maintain a current prospectus, there is no assurance that we will be able to do so.

     No fractional shares will be issued upon exercise of the redeemable warrants. However, if a holder of a redeemable warrant exercises all redeemable warrants then owned of record, viaLink will pay to that holder, in lieu of the issuance of a fractional share which may otherwise be issuable, an amount of cash equal to such fractional interest based on the market value of the common stock on the last trading day prior to the exercise date.

     The redeemable warrants are redeemable by us at a price of $.125 per warrant, and prior to their expiration, on at least 30 days prior written notice to the registered holder of the redeemable warrants, provided the closing high bid or sale price per share of the common stock (if the common stock is then traded on Nasdaq or a national securities exchange, respectively) for a period of 30 consecutive trading days, ending on the 20th day prior to the date of any redemption notice, equals or exceeds at least $7.00 (subject to adjustment in certain events). The redeemable warrants shall be exercisable until the close of the business day preceding the date fixed for redemption.

Underwriter Warrants and Warrant Underwriter Warrants

     We issued to the selling shareholders in connection with our initial public offering common stock underwriter warrants and warrant underwriter warrants to purchase up to 180,000 shares of common stock. The underwriter warrants are exercisable for a five-year period ending November 20, 2001. Each underwriter warrant entitles its holder to purchase one share of common stock at an exercise price of $6.00 per share and one warrant underwriter warrant at an exercise price of $.15 per warrant underwriter warrant. Each warrant underwriter warrant entitles its holder to purchase one share of common stock at an exercise price of $6.00 per share until November 20, 1999.

     The underwriter warrants and warrant underwriter warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The underwriter warrants and warrant underwriter warrants contain net issuance provisions permitting the holder thereof to elect to exercise the underwriter warrants and warrant underwriter warrants in whole or in part and instruct us to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring us to issue shares of common stock without a corresponding increase in capital. A net exercise of the underwriter warrants and warrant underwriter warrants will have the same dilutive effect on the interests of our shareholders as will a cash exercise. The underwriter warrants and warrant underwriter warrants do not entitle the holders thereof to any rights as a shareholder until such underwriter warrants or warrant underwriter warrants are exercised and shares of common stock are purchased thereunder.

Transfer and Warrant Agent

     UMB Bank, N.A. is the transfer agent for the common stock and the warrant agent for the redeemable warrants. Their mailing address is 928 Grand Blvd., Post Office Box 410064, Kansas City, Missouri 64141.

Shareholder Action

     Pursuant to our certificate of incorporation and bylaws, with respect to any act or action required of or by our shareholders, the affirmative vote of the holders of a majority of the issued and outstanding shares of the common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or actions, except as otherwise provided in our bylaws, certificate of incorporation or the Oklahoma General Corporation Act. Our certificate of incorporation requires the vote of the holders of two-thirds of our issued and outstanding stock having voting power, voting as a single class, to amend, repeal or adopt any provision inconsistent with provisions of our certificate of incorporation limiting director liability and providing for staggered terms of directors and indemnity of officers, directors, employees and agents of viaLink. See "--Anti-Takeover Provisions -- Amended Certificate of Incorporation and Bylaws," below.

     Pursuant to the Oklahoma General Corporation Act, shareholders may take actions without the holding of a meeting by written consent signed by the holders of a sufficient number of shares to approve the transaction had all of the outstanding shares of the capital stock entitled to vote thereon been present at a meeting. Upon completion of this offering, assuming the exercise of all redeemable warrants, underwriter warrants and warrant underwriter warrants, the current officers and directors, as a group, will beneficially own approximately 40% of our outstanding common stock and will continue to have significant voting power. See "Principal and Selling Shareholders." We are required to provide prompt notice of any corporate action taken without a meeting to those shareholders who have not consented in writing to such corporate action.

Anti-Takeover Provisions

     Our certificate of incorporation and bylaws, and the Oklahoma General Corporation Act include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description below relating to provisions of our certificate of incorporation and bylaws is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws.

     Amended Certificate of Incorporation and Bylaws

     Our certificate of incorporation provides that the provisions therein related to the staggered or classified board of directors, the number of directors, removal of directors, and vacancies on the board of directors may be amended, altered, changed or repealed only by the affirmative vote of the holders of two-thirds of the issued and outstanding stock having voting power, voting together as a single class. Furthermore, the amended certificate of incorporation provides that the bylaws may be adopted, amended, altered, changed or repealed by the board of directors only after the affirmative vote of the holders of at least two-thirds of the issued and outstanding capital stock having voting power, voting together as a single class.

     These provisions are intended to make it more difficult for shareholders to circumvent provisions contained in viaLink's certificate of incorporation and bylaws, such as the provision that provides for the classification of the board of directors. See "Management -- Board of Directors." These provisions, however, also make it more difficult for shareholders to amend the certificate of incorporation or bylaws as to certain matters without the approval of the board of directors, even if a majority of shareholders deems such amendment to be in the best interests of all shareholders.

     Classified Board of Directors

     Our certificate of incorporation and bylaws provide that the board of directors shall be comprised of three classes of directors, each class constituting approximately one-third of the total number of directors with each class serving staggered three-year terms. The classification of the directors makes it more difficult for shareholders to change the composition of the board of directors. We believe, however, that the longer time required to elect a majority of a classified board of directors will help ensure continuity and stability of our management and policies.

     The classification provisions may also have the effect of discouraging a third-party from accumulating large blocks of our common stock or attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. Accordingly, shareholders could be deprived of some opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

     Number of Directors; Removal; Filling Vacancies

     Our certificate of incorporation provides that the number of directors shall be fixed by the board of directors, but shall not be less than three nor more than fifteen. Our bylaws provide that the number of directors will be fixed by the board of directors within the limits mentioned above. The board of directors has fixed the number of directors at five. The amended certificate of incorporation provides that any vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of the directors in office, though less than a quorum, or by the sole remaining director. Furthermore, any reduction in the number of directors shall not have the effect of removing any director prior to the expiration of such director's term.

     Our bylaws also provide that directors may only be removed by the shareholders for cause by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of viaLink then entitled to vote generally in the election of directors, voting together as a single class.

     Preferred Stock

     Our certificate of incorporation authorizes the issuance of preferred stock in classes, and the board of directors to set and determine the voting rights, redemption rights, conversion rights and other rights relating to each such class of preferred stock. In some circumstances, the preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the board of directors opposes. We have agreed to not issue any preferred stock until November 20, 1999 without the written consent of Barron Chase Securities, Inc.

     Oklahoma Anti-Takeover Statutes

     We are subject to Section 1090.3 and Sections 1145 through 1155 of the Oklahoma General Corporation Act (the "OGCA").

     Subject to specific exceptions, Section 1090.3 of the OGCA prohibits a publicly-held Oklahoma corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which such person became an interested shareholder, unless the interested shareholder attained such status with approval of the board of directors or the business combination is approved in a prescribed manner, or certain other conditions are satisfied. A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested shareholder. Subject to some exceptions, an "interested shareholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15 percent or more of the corporation's voting stock.

     In general, Sections 1145 through 1155 of the OGCA provide that shares ("interested shares") of voting stock acquired (within the meaning of a "control share acquisition") become non-voting stock for a period of three years following such control share acquisition, unless a majority of the holders of non-interested shares approve a resolution reinstating the interested shares with the same voting rights that such shares had before such interested shares became control shares. Any person ("acquiring person") who proposes to make a control share acquisition may, at the person's election, and any acquiring person who has made a control share acquisition is required to, deliver an acquiring person statement to the corporation disclosing prescribed information regarding the acquisition. The corporation is required to present to the next annual meeting of the shareholders the reinstatement of voting rights with respect to the control shares that resulted in the control share acquisition, unless the acquiring person requests a special meeting of shareholders for such purpose and undertakes to pay the costs and expenses of such special meeting. In the event voting rights of control shares acquired in a control share acquisition are reinstated in full and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the corporation have dissenters' rights entitling them to receive the fair value of their shares which will not be less than the highest price paid per share by the acquiring person in the control share acquisition.

     A "control share acquisition" includes the acquisition by any person (including persons acting as a group) of ownership of, or the power to direct the exercise of voting power with respect to, control shares (generally shares having more than 20% of all voting power in the election of directors of a publicly held corporation), subject to specific exceptions including:

     . an acquisition pursuant to an agreement of merger, consolidation, or share acquisition to which the corporation is a party and is effected in compliance with certain Sections of the OGCA;

     . an acquisition by a person of additional shares within the range of voting power for which such person has received approval pursuant to a resolution by the majority of the holders of non-interested shares;

     . an increase in voting power resulting from any action taken by the corporation, provided the person whose voting power is thereby affected is not an affiliate of the corporation;

     . an acquisition pursuant to proxy solicitation under and in accordance with the Securities Exchange Act of 1934, as amended, or the laws of Oklahoma; and

     . an acquisition from any person whose previous acquisition of shares did not constitute a control share acquisition, provided the acquisition does not result in the acquiring person holding voting power within a higher range of voting power than that of the person from whom the control shares were acquired.

     The anti-takeover provisions of the OGCA may have the effect of discouraging a third party from acquiring large blocks of the common stock of viaLink within a short period or attempting to obtain control of viaLink, even though such an attempt might be beneficial to viaLink and its shareholders. Accordingly, assuming development of a market for common stock, shareholders could be deprived of some opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

                           Delaware Reincorporation

     At our 1999 annual meeting of shareholders, our shareholders approved the reincorporation of viaLink from Oklahoma to Delaware. Effective upon filing of the Agreement and Plan of Merger with the secretary of state of the states of Delaware and Oklahoma, we will complete this reincorporation.

     Reincorporation in Delaware will not change our business plan, management, assets, liabilities, net worth, capitalization or employee benefit plans. Each outstanding share of viaLink Oklahoma's common stock will automatically become one share of the common stock of viaLink Delaware. Furthermore, each stock option, warrant or convertible security that would be, or later becomes, exercisable for, or convertible into, shares of the viaLink Oklahoma common stock will automatically be, or later become, exercisable for, or convertible into, the same number of shares of viaLink Delaware common stock on the same terms and conditions.

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

Authorized Shares of Capital Stock

     After the reincorporation, the authorized capital stock of viaLink Delaware will consist of 50,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. viaLink Delaware will not issue any shares of stock in connection with the reincorporation other than the shares into which the outstanding shares of viaLink Oklahoma will convert.

Conversion of Shares

     As soon as the reincorporation becomes effective, viaLink Delaware will issue a press release announcing that the transaction has occurred. At the same time, the holders of the old shares of viaLink Oklahoma will become holders of the new shares of viaLink Delaware. Shares of viaLink Oklahoma will automatically convert into shares of viaLink Delaware, on these terms:

     .    The conversion will be on a one-for-one basis.

     . Each share of viaLink Oklahoma common stock outstanding at the effective date will become one share of viaLink Delaware common stock.

     . Each share of viaLink Oklahoma common stock held in the treasury of viaLink Oklahoma will become a share held in the treasury of viaLink Delaware.

     This means that, beginning on the effective date, each viaLink Oklahoma stock certificate which was outstanding just before the reincorporation will automatically represent the same number of viaLink Delaware shares. Therefore, shareholders of viaLink Oklahoma need not exchange their stock certificates for new viaLink Delaware stock certificates. Likewise, shareholders should not destroy their old certificates and should not send their old certificates to us, either before or after the effective date.

Conversion of Options and Warrants

     Each stock option, warrant or convertible security that would be, or later becomes, exercisable for, or convertible into, shares of viaLink Oklahoma common stock will automatically be, or later become, exercisable for, or convertible into, the same number of shares of viaLink Delaware common stock on the same terms and conditions.

Trading of the Stock

     After the reincorporation, those who were formerly stockholders of viaLink Oklahoma may continue to make sales or transfers using their viaLink Oklahoma stock certificates. viaLink Delaware will issue new certificates representing shares of viaLink Delaware common stock for transfers occurring after the effective date. On request, viaLink Delaware will issue new certificates to anyone who holds viaLink Oklahoma stock certificates.

     Shareholders whose shares of viaLink Oklahoma were freely tradable before the reincorporation will own shares of viaLink Delaware that are freely tradable after the reincorporation. Similarly, any shareholders holding shares of viaLink Oklahoma with transfer restrictions before the reincorporation will hold shares of viaLink Delaware which have the same transfer restrictions after the reincorporation. For purposes of computing the holding period under Rule 144 of the Securities Act of 1933, as amended, those who hold viaLink Delaware stock certificates will be deemed to have acquired their shares on the date they originally acquired their shares in viaLink Oklahoma.

     After the reincorporation, viaLink Delaware will continue to be a publicly held company, with its common stock tradable on the Nasdaq SmallCap Market. viaLink Delaware will also file with the Commission and provide to its stockholders (the Delaware term for shareholders) the same types of information that viaLink Oklahoma has previously filed and provided.

Certain Federal Income Tax Consequences

     The following is a brief summary of the principal federal income tax consequences of the reincorporation under current law to holders of the viaLink Oklahoma common stock. This summary is for general information only. It does not address potential legislative changes that may affect these consequences, and it does not address any state, local or foreign tax consequences of the reincorporation. We have not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service to the effect that the reincorporation is nontaxable.

     In general, neither we nor our shareholders will recognize any gain or loss by reason of the reincorporation. The tax basis of the shares of viaLink Delaware common stock received by a shareholder of viaLink Oklahoma through the reincorporation will be the same as the tax basis of viaLink Oklahoma common stock prior to the reincorporation. A shareholder of viaLink Oklahoma who holds the stock as a capital asset should include the period he, she or it has held the viaLink Oklahoma common stock in determining the holding period for his, her or its viaLink Delaware shares.

Comparison of Oklahoma and Delaware Corporate Laws and Description of Our Securities After the Reincorporation

     Our shareholders will become stockholders of the new Delaware corporation, viaLink Delaware. There are certain differences between the Oklahoma General Corporation Act and the Delaware General Corporation Law that will affect the rights of shareholders in certain respects. Some of these differences define the particular provisions a corporation may choose to put into its charter, and other differences may not affect us in a material way.

     The primary difference in the rights of shareholders under the OGCA and DGCL relates to corporate action by written consent in lieu of a shareholders' meeting. Under both the OGCA and DGCL, shareholders are permitted to take action by the written consent of at least the minimum number of votes required to act at a shareholders' meeting, unless the charter forbids it. However, the OGCA also provides that, with respect to a corporation (1) with a class of voting stock listed or traded on a national securities exchange or registered under
Section 12(g) of the Securities Exchange Act of 1934, as amended, and (2) which has 1,000 or more shareholders of record, shareholders taking action by written consent must obtain unanimous approval for such written consent to be valid, unless otherwise provided in the corporation's charter. viaLink Oklahoma has a provision in its charter limiting the applicability of this requirement of unanimous approval, and permitting actions by written consent of a majority of the shares of common stock outstanding.

 Material Changes in viaLink Delaware Charter and Bylaws from viaLink Oklahoma
                              Charter and Bylaws

     The viaLink Delaware charter and bylaws will be in effect and will govern the rights of stockholders after the merger of viaLink Oklahoma into viaLink Delaware takes place. The viaLink Delaware charter is substantially similar to the viaLink Oklahoma charter. Except for the provisions relating to authorized stock, stockholders' ability to present proposals at stockholder meetings and nominate directors, stockholders' ability to call special meetings and the ability to remove directors, the differences between the two primarily result from differences between the OGCA and the DGCL as discussed above. Set forth below is a summary of the material changes in the viaLink Delaware charter and bylaws from the current viaLink Oklahoma charter and bylaws. The bylaws of viaLink Delaware and viaLink Oklahoma are substantially similar except that the bylaws of viaLink Delaware reflect the DGCL and the provisions of the viaLink Delaware charter, as well as certain administrative differences described below. Copies of the charter and bylaws of viaLink Oklahoma are available for inspection at the principal office of viaLink Oklahoma and copies will be sent to stockholders upon request.

  Changes in Authorized Capital Stock

     The viaLink Oklahoma charter now provides that we have the authority to issue two classes of stock, consisting of 30,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The viaLink Delaware charter authorizes 50,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, with no change in the voting powers, qualifications, rights and privileges of such shares. The increase in the number of shares of authorized common stock will give us more flexibility to engage in certain future transactions, including capital raising and acquisitions, although we currently have no definitive plans with respect to such matters.

  Stockholder Proposals and Nominating Directors

     The viaLink Delaware bylaws require stockholders to provide us with written nominations of directors and proposals to be considered at meetings of stockholders at least 120 days in advance of the proposed record date of such meeting. Each stockholder proposal must state (i) a brief description of the business desired to be brought, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of our shares which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder's capacity as a proponent of a stockholder proposal. Neither the viaLink Oklahoma charter nor bylaws contain any provisions regarding such notice requirements for shareholder proposals and director nominations.

  Stockholder Ability to Call Special Meetings

     The viaLink Oklahoma bylaws permit the board of directors or the president to call special meetings of shareholders. In addition, the viaLink Oklahoma bylaws require the president, or in his absence, the secretary, to call a special meeting of shareholders upon a written request setting forth the purpose of such meeting of not less than a majority of our capital stock which is issued and outstanding and entitled to vote.

     The viaLink Delaware bylaws state that special meetings of our stockholders may only be called, for any purpose or purposes, by (i) the chairman of the board of directors, (ii) the president or (iii) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. The viaLink Delaware bylaws also allow a special meeting to be called by any permitted person or persons other than the board of directors if the request is in writing, specifies the general nature of the business proposed to be transacted and is delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to our chairman of the board of directors, president or secretary.

  Ability to Remove Directors

     The viaLink Oklahoma charter permits removal of directors by shareholders only for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of our capital stock then entitled to vote generally in the elections of directors. The viaLink Delaware charter also will contain such a provision.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of May 31, 1999, viaLink has 2,889,342 shares of common stock issued and outstanding. Of these shares, 1,692,691 shares are freely tradable without restriction under the Securities Act of 1933, as amended, except any shares purchased by affiliates of viaLink, as that term is defined in Rule 144 under the 1933 Act, may generally only be sold in compliance with the limitations of Rule 144 as described below.

     The remaining 1,196,651 shares of common stock outstanding are deemed "restricted securities" within the meaning of Rule 144 (the "Restricted Shares"), all of which are eligible for sale in the public market subject to the resale limitations of Rule 144 and subject to the escrow agreement as described in "--Promotional Shares Escrow Agreement," below.

     Pursuant to our agreement with Ernst & Young and the warrant we issued to Ernst & Young in connection with that agreement, Ernst & Young has agreed to purchase 62,500 shares of our common stock at a price per share of $8.00. We are obligated to register these securities for resale under the Securities Act shortly after the date of this prospectus. Upon the registration of these shares, they will become freely tradable without restriction or further registration. An additional 187,500 shares may be purchased by Ernst & Young pursuant to this warrant. Ernst & Young has certain registration rights in connection with these shares. For more information regarding the Ernst & Young warrant, please see "Business -- Strategic Relationships."

     Beginning in August 2000, the $6.0 million promissory note we issued to Hewlett-Packard becomes convertible into our common stock at a price of $7.00 per share. In the event that Hewlett-Packard elects to convert this note and these shares are registered for resale under the Securities Act, the shares will be available for sale. For more information regarding the convertible note we issued to Hewlett-Packard, please see "Business -- Strategic Relationships."

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of (1) one percent of the then outstanding shares of such securities or (2) the average weekly trading volume in the securities in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided that requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned the restricted securities for at least two years may resell such securities without compliance with the foregoing requirements of Rule 144. In meeting the one- or two-year holding period described above, a holder of restricted securities can include the holding period of a prior owner who was not an affiliate. The holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted securities from the issuer or an affiliate. Furthermore, the holding periods of restricted securities acquired pursuant to merger do not begin to run until the restricted securities are acquired from the issuer.

     No predictions can be made as to the effect, if any, that future sales of the common stock, or the availability of shares for future sale, will have on the prevailing market price of the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock and could impair viaLink's future ability to obtain capital through an offering of equity securities.

Promotional Shares Escrow Agreement

     Pursuant to a promotional shares escrow agreement dated November 19, 1996, imposed by the Administrator of the Oklahoma Department of Securities in connection with viaLink's initial public offering and registration of the common stock and redeemable warrants, Robert L. Barcum, Robert N. Baker, Russell L. Reinhardt, David B. North, John Simonelli and Larry E. Howell deposited with BankOne, Oklahoma, NA (f/k/a Liberty Bank and & Trust Company of Oklahoma City, N.A.), as escrow agent, 1,500,000 shares of common stock and stock options exercisable for the purchase of 360,000 shares of common stock (as well as any shares of common stock received upon exercise of stock options) (the "Deposited Securities"). The Deposited Securities are held for the benefit of the holders (the "Public Shareholders") of the common stock and redeemable warrants (the "Subject Securities") that were purchased pursuant to viaLink's initial public offering. The Deposited Securities will be held in escrow for a three-year period, ending November 19, 1999 (the "Escrow Period"), to secure the Depositors' agreements under the escrow agreement.

     Under the terms of the escrow agreement, the Depositors agreed that during the Escrow Period, in event of a distribution of viaLink's assets or securities to the Public Shareholders (including the Depositors) as a result of the dissolution, liquidation, merger, consolidation or reorganization of viaLink or the sale or exchange of viaLink's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person other than the Depositors (a, "Distribution"), the Public Shareholders will initially share on a pro rata, per share basis in the Distribution, in proportion to the public offering prices of the Subject Securities until the Public Shareholders have received, or have had irrevocably set aside for them, an amount equal to the aggregate public offering prices of the Subject Securities. Thereafter, all holders of viaLink's equity securities, including the Depositors with respect to the Deposited Securities, will participate on an equal, per share basis in the remaining amount of the Distribution. The Distribution may proceed on lesser terms and conditions if a majority of the holders of the Subject Securities that are not held by Depositors, officers, or directors of viaLink, or their associates or affiliates vote, or consent by consent procedure, to approve the lesser terms and conditions.

     During the Escrow Period, the Deposited Securities may not be transferred, sold or otherwise disposed of by the Depositors (or any transferees), unless the proposed transferee agrees to accept the securities subject to the Escrow Agreement.

Registration Rights

     We have granted registration rights to the holders of our underwriter warrants and warrant underwriter warrants and the shares of our common stock issuable upon exercise of those warrants. Until November 20, 2000, the holders of at least 50% of these registrable securities which are then outstanding may request registration under the Securities Act of all or any part of their registrable securities, such registration to be effective for a period of at least nine consecutive months. The holders of these registrable securities are entitled to request one such demand registration, the expenses of which shall be paid for by us. In addition, the holders of these registrable securities also have piggyback registration rights. We have also granted registration rights to some holders of options to purchase 360,000 shares of our common stock. We originally issued these options to John Simonelli and Larry E. Howell on October 15, 1996 in connection with our acquisition of Vantage Capital Resources, Inc. If we propose to register any of our securities under the Securities Act (other than by filing a registration statement on Form S-8 or Form S-4) at any time, the option holders may request to have the securities they hold included in such registration. Upon such request, we shall use our best efforts, providing that it is permissible under the Securities Act to register such securities on such registration statement, to include the option holders securities in the proposed registration statement. However, we may determine for any reason, after consultation with the option holders who have requested to have their securities included in the registration statement, not to register or to delay the registration of the option holders securities.

     In connection with our agreement with Hewlett-Packard and the convertible note issued thereunder, we have granted registration rights to Hewlett-Packard with respect to shares of our common stock issuable upon conversion of the note. Hewlett-Packard may request that these securities be registered in up to four demand registrations, however only one of these demand registrations may be pursuant to a registration statement on Form S-1 or Form SB-2 or other similar forms of registration statements. We have also granted Hewlett-Packard unlimited piggyback registration rights. Both the demand and piggyback registration rights contain cut-back provisions under which we may not have to register the shares requested by Hewlett-Packard if such registration, in the opinion of the underwriters of such offering, would be imprudent.

     In connection with our agreement with Ernst & Young and the warrants issued thereunder, we have granted registration rights to Ernst & Young with respect to shares of our common stock issuable upon exercise of the warrants. Ernst & Young may request that these securities be registered in up to five demand registrations, however only two of these demand registrations may be pursuant to a registration statement on Form S-1 or Form SB-2 or other similar forms of registration statements. We have also granted Ernst & Young unlimited piggyback registration rights. Both the demand and piggyback registration rights contain cut-back provisions under which we may not have to register the shares requested by Ernst & Young if such registration, in the opinion of the underwriters of such offering, would be imprudent. In addition, pursuant to this agreement, Ernst & Young has agreed to purchase 62,500 shares of our common stock at a price of $8.00 per share pursuant to the warrants. We have agreed to register these shares for resale shortly after the date of this prospectus.


                             PLAN OF DISTRIBUTION

     viaLink

     We will offer and distribute the 920,000 shares of common stock issuable upon exercise of the redeemable warrants if and when the redeemable warrants are exercised by their holders. Holders of redeemable warrants who exercise their warrants while the registration statement of which this prospectus is a part is effective under the Securities Act may freely resell the shares of common stock issuable upon exercise, except for holders who are "affiliates" of viaLink within the meaning of the Securities Act. Affiliates may resell such shares in accordance with certain provisions of Rule 144. We have not used an underwriter with respect to the exercise of any of the warrants, and we will not pay any fees when the redeemable warrants are exercised. All cash we receive upon exercise of the redeemable warrants will be proceeds and will be used for general corporate purposes.

     Selling Shareholders

     We will receive the exercise price of the underwriter warrants and the warrant underwriter warrants, if such warrants are exercised, but will receive no proceeds from the resale of the underlying shares which may be offered hereby. The shares of common stock offered hereby may be sold by the selling shareholders, or by pledgees, donees, transferees or other successors in interest that receive the shares as a gift, partnership distribution or other non-sale related transfer, from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at prices related to prevailing market prices or negotiated prices. The selling shareholders may affect such transactions by selling the shares to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares for whom the broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock during a period beginning one or five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rule 102, which provisions may limit the timing of purchases and sales of shares of common stock by the selling shareholders.

     We will pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares. This includes:

     .    all registration and filing fees;

     .    printing expenses;

     .    fees and disbursements of our counsel and accountants;

     .    any brokerage fees and commissions;

     .    fees and disbursement of counsel for selling shareholders; and

     .    stock transfer and other taxes attributable to the sale of the shares.

The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

     The selling shareholders are under no obligation to sell all or any of the shares. The selling shareholders are not restricted as to the prices at which they may sell their shares and sales of such shares at less than the market price may depress the market price of the common stock.


                                 LEGAL MATTERS

     The validity of issuance of the shares of common stock offered by us pursuant to the offering will be passed upon for us by Dunn, Swan & Cunningham, Oklahoma City, Oklahoma and certain other legal matters in connection with this offering will be passed upon for us by Brobeck, Phleger & Harrison LLP, Austin, Texas.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1998 and 1997 and the consolidated statements of operations, stockholders' equity, and cash flows for each of three years in the period ended December 31, 1998, included in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and therefore must file annual, quarterly and special reports, proxy materials and other information with the SEC. You can inspect and copy any document we file at the SEC's public reference room, 450 Fifth Street, N.W. Washington, D.C. 20549, or at its regional offices located at 500 West Madison, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the shares offered hereby. Statements made in this prospectus as to the contents of any document referred to are not necessarily complete. With respect to each document filed as an exhibit to this registration statement, you should refer to the exhibit for a more complete description of the matter involved. You may inspect the registration statement, including the exhibits and schedules, at the SEC's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the registration statement or any portion of it from such office at prescribed rates.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), as a "small business issuer" as defined under Regulation S-B promulgated under the 1933 Act. In accordance with the 1934 Act, we file reports and other information with the Commission (File No. 000-21729). Such reports and other information can be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Section of the Commission in Washington, D.C.

     We have recently filed the following documents with the SEC under the Exchange Act:

     . our Definitive Proxy Statement for the annual meeting of shareholders to be held on May 21, 1999;

     .    our Annual Report on Form 10-KSB for the year ended December 31, 1998;

     . our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1999;

     . our Current Reports on Form 8-K dated October 16, 1998, December 31, 1998, February 4, 1999, and May 3, 1999;

     . the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC under the Exchange Act; and

     . the description of our redeemable warrants contained in our registration statement on Form 8-A, filed with the SEC under the Exchange Act.

     We distribute to our shareholders annual reports containing financial statements audited by our independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information. You should direct requests for such information to Shareholder Relations, The viaLink Company, 13800 Benson Road, Edmond, Oklahoma 73013, (405) 936-2500.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Financial Statements of The viaLink Company

     The viaLink Company Unaudited Balance Sheets as of March 31, 1999.....................    F-2

     The viaLink Company Unaudited Statements of Income for the Three Months
          Ended March 31, 1999 and 1998....................................................    F-3

     The viaLink Company Unaudited Statements of Stockholders' Equity for the
          Three Months Ended March 31, 1999................................................    F-4

     The viaLink Company Unaudited Statements of Cash Flows for the Three
          Months Ended March 31, 1999 and 1998.............................................    F-5

     The viaLink Company Notes to Unaudited Financial Statements...........................    F-6


Financial Statements of The viaLink Company

  Report of Independent Accountants........................................................    F-9

  The viaLink Company Consolidated Balance Sheets as of December 31, 1998
          and 1997.........................................................................   F-10

  The viaLink Company Consolidated Statements of Operations for the Years
          Ended December 31, 998, 1997 and 1996............................................   F-11

  The viaLink Company Consolidated Statements of Stockholders' Equity
          for the Years Ended December 31, 1998, 1997 and 1996.............................   F-12

  The viaLink Company Consolidated Statements of Cash Flows for the
          Years Ended December 31, 1998, 1997 and 1996.....................................   F-13

  The viaLink Company Notes to Financial Statements........................................   F-14


Unaudited Pro Forma Consolidated Statement of Operations of The viaLink Company

  The viaLink Company Unaudited Pro Forma Consolidated Statement of
          Operations for the year ended December 31, 1998..................................   F-23

        THE VIALINK COMPANY (formerly Applied Intelligence Group, Inc.)
                          CONSOLIDATED BALANCE SHEET
                             as of March 31, 1999
                                  (unaudited)

                               ASSETS                                 March 31, 1999
                                                                      --------------
Current assets:
 Cash and cash equivalents                                            $    3,333,977
 Short-term investments                                                    2,646,284
 Accounts receivable--trade, net of allowance for
   doubtful accounts of $7,841 at March 31, 1999                              91,684
 Other receivables                                                           546,426
 Prepaid expenses                                                            111,527
 Marketable securities, available-for-sale                                 2,132,183
 Deferred offering costs                                                     134,127
                                                                      --------------

   Total current assets                                                    8,996,208

Furniture, equipment and leasehold improvements, net                         732,960
Software development costs, net                                            1,372,934
Note receivable, net of deferred gain on sale                                     --
Other assets                                                                  49,631
                                                                      --------------

   Total assets                                                       $   11,151,733
                                                                      --------------

             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities                             $    1,136,040
 Current portion of capital lease obligation                                  24,138
                                                                      --------------

   Total current liabilities                                               1,160,178

Convertible debt                                                             592,322
                                                                      --------------

   Total liabilities                                                       1,752,500

Stockholders' equity:
 Common stock, $.001 par value; 30,000,000 shares
   authorized; 2,874,342 shares issued and outstanding
   at March 31, 1999                                                           2,874
 Additional paid-in capital                                               10,850,613
 Accumulated deficit                                                      (2,586,437)
 Accumulated other comprehensive income (loss)                             1,132,183
                                                                      --------------

   Total stockholders' equity                                              9,399,233
                                                                      --------------

   Total liabilities and stockholders' equity                         $   11,151,733
                                                                      ==============

  The accompanying notes are an integral part of these consolidated financial statements.

        THE VIALINK COMPANY (formerly Applied Intelligence Group, Inc.)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              for the Three Months Ended March 31, 1999 and 1998
                                  (unaudited)

                                                                        1999             1998
                                                                     -----------     -----------
Revenues                                                             $   108,178     $ 3,098,404

Expenses:
 Direct cost of sales                                                         --         377,068
 Salaries and benefits                                                   501,358       1,787,430
 Selling, general and administrative                                   1,150,822         558,599
 Interest expense, net                                                   634,498          36,116
 Depreciation and amortization                                           178,834         248,452
                                                                     -----------     -----------

   Total expenses                                                      2,465,512       3,007,665
                                                                     -----------     -----------

Income (loss) from operations                                         (2,357,334)         90,739

Gain on sale of assets                                                   462,041              --
Other income                                                             273,000              --
                                                                     -----------     -----------

Income (loss) before income taxes                                     (1,622,293)         90,739

Provision for income taxes                                                    --          34,481
                                                                     -----------     -----------

Net income (loss)                                                     (1,622,293)         56,258

Other comprehensive income:
 Unrealized gain on securities                                         1,447,856              --
                                                                     -----------     -----------

Comprehensive income (loss)                                          $  (174,437)    $    56,258
                                                                     ===========     ===========

Weighted average shares outstanding--Basic                             2,866,802       2,729,521
                                                                     ===========     ===========

Net income (loss) per common share--Basic                            $     (0.57)    $      0.02
                                                                     ===========     ===========

Weighted average shares outstanding--Dilutive                          2,866,802       2,779,665
                                                                     ===========     ===========

Net income (loss) per common share--Dilutive                         $     (0.57)    $      0.02
                                                                     ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

        THE VIALINK COMPANY (formerly Applied Intelligence Group, Inc.)
                      STATEMENTS OF STOCKHOLDERS' EQUITY
                   for the Three Months Ended March 31, 1999
                                  (unaudited)

                                                                                                            Accumulated
                                                                     Additional                                 Other
                                                                       Paid-in           Accumulated        Comprehensive
                                      Shares           Amount          Capital            (Deficit)         Income (Loss)
                                   ------------     ------------     ------------       ------------        ------------
Balance, December 31, 1998            2,826,613     $      2,827     $  4,763,569       $   (964,144)       $   (315,673)

Exercise of stock options                47,633               47           86,090                 --                  --

Stock issued under Employee
 Stock Purchase Plan                         96               --              954                 --                  --

Proceeds from Hewlett-Packard
 Note                                        --               --        6,000,000                 --                  --

Net income (loss)                            --               --               --         (1,622,293)                 --

Unrealized gain on Securities
 Available for Sale                          --               --               --                 --           1,447,856
                                   ------------     ------------     ------------       ------------        ------------
Balance, March 31, 1999               2,874,342     $      2,874     $ 10,850,613       $ (2,586,437)       $  1,132,183
                                   ============     ============     ============       ============        ============

  The accompanying notes are an integral part of these consolidated financial statements.

        THE VIALINK COMPANY (formerly Applied Intelligence Group, Inc.)
                           STATEMENTS OF CASH FLOWS
              for the Three Months Ended March 31, 1999 and 1998
                                  (unaudited)

                                                                                   1999              1998
                                                                                -----------       -----------
Cash flows from operating activities:
 Net income (loss)                                                              $(1,622,293)      $    56,258
Adjustments to reconcile net income (loss) to net cash provided by (used
 in) operating activities:
 Depreciation and amortization                                                      178,834           248,452
 Gain on sale of ijob                                                              (462,041)               --
 Deferred income tax provision                                                           --            34,481
 Decrease (increase) in accounts receivable                                          66,433          (411,569)
 Decrease in other receivables                                                       39,352               685
 Increase in inventory                                                                   --            (1,825)
 Increase in prepaid expenses                                                       (94,811)          (79,819)
 Increase in other assets                                                           (11,067)           (3,500)
 Increase in accounts payable and accrued liabilities                                69,767           444,098
 Decrease in deferred revenue                                                            --          (101,294)
                                                                                -----------       -----------

Net cash provided by (used in) operating activities                              (1,835,826)          185,967

Cash flows from investing activities:
 Capital expenditures                                                               (97,814)          (21,771)
 Capitalized expenditures for software development                                 (126,775)         (198,202)
 Collection on note receivable from ijob                                            800,000                --
                                                                                -----------       -----------

Net cash provided by (used in) investing activities                                 575,411          (219,973)

Cash flows from financing activities:
 Decrease in book overdraft                                                              --           (23,619)
 Payment of deferred offering costs                                                (134,127)               --
 Purchase of short-term investments                                              (2,646,284)               --
 Proceeds from convertible debt                                                   6,000,000           616,864
 Proceeds from exercise of stock options, stock bonus and
  stock purchase plans                                                               87,091             2,649
 Payments of capital lease obligations                                              (20,056)          (36,523)
 Payments on long-term debt                                                              --          (490,000)
 Non-cash interest on convertible debt                                              592,322                --
                                                                                -----------       -----------

Net cash provided by financing activities                                         3,878,946            69,371
                                                                                -----------       -----------

Net increase in cash                                                              2,618,531            35,365
Cash and cash equivalents at beginning of period                                    715,466            80,769
                                                                                -----------       -----------

Cash and cash equivalents at end of period                                      $ 3,333,977       $   116,134
                                                                                ===========       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

        THE VIALINK COMPANY (formerly Applied Intelligence Group, Inc.)
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                March 31, 1999

1.   DESCRIPTION OF BUSINESS
     -----------------------

     The viaLink Company provides a business-to-business electronic commerce solution for the food and consumer packaged goods industries. We have developed a cost-effective, Internet-accessible shared database, the viaLink(TM) Item Catalog, that enables subscribing manufacturers, suppliers and retailers to exchange product, pricing and promotional information. Our solution offers a single interface solution for retailers to receive product information from all their suppliers, regardless of the technological capabilities of the retailer or the supplier. Suppliers and manufacturers are able to efficiently communicate product and pricing information to their customers, significantly reducing the operational and administrative costs of supply chain management. Product, pricing and promotional information contained in the viaLink database is secured with firewalls and password protections. With the use of a personal computer and commonly available software and a Web browser, viaLink enables its subscribers to improve management of information flow, reduce errors and invoice discrepancies, enhance the accounts receivable collection process and reduce redundant information processing.

     Our strategy is to invest in new network information systems to facilitate our plan to build recurring network service revenues with higher profit margins. In order to implement this strategy, we believe that we will need significant additional capital resources and we are seeking additional financing sources and negotiating with other potential technology, strategic or marketing partners. There can be no assurance, however, that these efforts will be successful or that we will be able to obtain additional financing or agreements with other partners on commercially reasonable terms, if at all. Our failure to successfully negotiate such arrangements would have a material adverse affect on our operations and business, financial condition and results of operations, including our viability as an enterprise. As a result of the high level of expenditures for investment in technology development, implementation, customer support services, and selling and marketing expenses, we expect to incur losses in the foreseeable future periods until such time, if ever, as the recurring revenues from these systems are sufficient to cover the expenses.

     Our clients and customers range from small, rapidly growing companies to large corporations and are geographically dispersed throughout the United States.

2.   BASIS OF PRESENTATION
     ---------------------

     Reference is made to the Company's Annual Report on Form 10-KSB for the year ending December 31, 1998.

     We have prepared the accompanying unaudited consolidated financial statements in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of our management, the accompanying unaudited financial statements contain all adjustments (consisting solely of normal recurring adjustments) considered necessary to present fairly our financial position and results of operations and cash flow. These interim unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in our Annual Report on Form 10-KSB, for the year ended December 31, 1998, as filed with the Securities and Exchange Commission on March 4, 1999.

     Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1999.

3.   DIVESTITURES
     ------------

     On December 31, 1998, we sold our wholly-owned subsidiary, ijob, Inc. to DCM Company ("DCM"), a corporation wholly-owned by David C. Mitchell, the President and a member of the Board of Directors of ijob at the time of the sale. DCM purchased all of the outstanding stock of ijob for a collateralized, ten-year $800,000 promissory note that accrues interest at 8%. The promissory note was collateralized by substantially all of ijob's fixed assets, contract rights, accounts receivable and general intangibles. The net gain of $462,041 on the sale was deferred and netted against the $800,000 promissory note at December 31, 1998, as DCM was considered to be a highly leveraged entity. On March 11, 1999, the promissory note and accrued interest was paid in full. Accordingly, we have recognized the gain on the sale of $462,041 in the consolidated statement of operations for the three months ending March 31, 1999.

     Effective September 1, 1998, we sold the assets related to our management consulting and systems integration services (including our proprietary Retail Services Application software) to The Netplex Group, Inc (the "Consulting Assets Sale"). Netplex paid us $3.0 million in cash and issued us 643,770 shares of Netplex preferred stock, with a market value of $1.0 million on the date of the sale. In conjunction with the sale of our consulting assets, we entered into an earn-out agreement that may provide us with quarterly cash payments up to $1.5 million generated from the assets sold to Netplex until March 31, 2000. We used the cash proceeds from the sale to repay (i) $551,062 of long-term debt, (ii) $565,094 of shareholder loans including interest and (iii) expenses attributable to the Consulting Assets Sale. The net gain from the Consulting Assets Sale was $2,998,453. As of March 31, 1999, the market value of the 643,770 shares of NetPlex preferred stock was $2,132,183, yielding an unrealized gain of $1,447,856, which has been included in comprehensive income in our consolidated statement of operations for the three months ended March 31, 1999.

     Accordingly, our consolidated balance sheet as of March 31, 1999 and the consolidated statements of operations for the three months ended March 31, 1999, do not include the assets and operations of the consulting and systems integration business, nor do they include the assets and operations of ijob, which are included in the comparable period of 1998. Therefore, the periods presented are not comparable.

     We expect to report losses from operations throughout 1999. We expect to continue our high level of expenditures for investment in technology, development, implementation, customer support services, and sales and marketing of, our viaLink services. The extent of our quarterly losses will depend on revenues from network services and application products, which have

4.   RECONCILIATION FOR BASIC AND DILUTIVE EARNINGS PER SHARE ("EPS")
     ----------------------------------------------------------------

     For the Three Months Ended March 31, 1998

                                                              Income         Shares         Per Share
                                                           (Numerator)    (Denominator)       Amount
                                                           -----------     -----------     -----------
     Basic EPS
      Income available to common shareholders              $    56,258       2,729,521     $      0.02
                                                                                           -----------

     Effect of Dilutive Securities Options                          --          50,144
                                                           -----------     -----------
     Dilutive EPS
      Income available to common shareholders
      plus assumed conversions                             $    56,258       2,779,665     $      0.02
                                                           -----------     -----------     -----------

     Options to purchase 360,000, 50,000 and 102,500 shares of common stock at $5.00, $3.50 and $3.875, respectively, per share, and warrants to purchase 920,000 and 180,000 shares of common stock at $5.00 and $6.00, respectively per share, were outstanding during the first quarter of 1998, but were not included in the computation of diluted EPS because the exercise prices were greater than the average market price of the common shares. The options, which expire on November 30, 2001 through March 1, 2007, respectively, were still outstanding at March 31, 1998.

     At March 31, 1999, options to purchase 1,579,958 shares at an average price of $3.63, warrants to purchase 920,000 and 180,000 shares of common stock at $5.00 and $6.00, respectively, and 857,143 shares of common stock to be issued upon the conversion of the Hewlett-Packard note, were outstanding during the three month period ending March 31, 1999, but were not included in the computation of diluted earnings per share because the effect of these outstanding options, warrants and stock issuable upon conversion of debt would be antidilutive.

5.   CONVERTIBLE DEBT
     ----------------

     On February 4, 1999, we entered into a financing agreement and note purchase agreement with Hewlett-Packard pursuant to which Hewlett-Packard purchased from viaLink a $6.0 million secured subordinated promissory note. This note bears interest at 11.5 % per annum, with interest payments deferrable to maturity in February 2004. Subject to authorization and approval by our shareholders to issue the common stock underlying the convertible note to be issued to Hewlett-Packard, which we are seeking at our 1999 annual meeting of shareholders, the note will be exchanged for a subordinated secured convertible promissory note, convertible into our common stock at a conversion price of $7.00 per share. The closing of the purchase of the note occurred on February 5, 1999 (the "Effective Date").

     The Emerging Issues Task Force ("EITF") has issued EITF issue number 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", which addresses issues surrounding convertible debt securities with a nondetachable conversion feature that is in-the-money at the commitment date (a "beneficial conversion feature"). The task force reached a tentative conclusion that beneficial conversion features present in convertible securities should be recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The intrinsic value of the beneficial conversion feature was approximately $20,000,000 at the commitment date. However, the value is limited to the $6,000,000 proceeds based on the prescribed accounting. Accordingly, we have allocated the full amount of proceeds to the beneficial conversion feature and recorded $6,000,000 as additional paid-in capital as of March 31, 1999, and recognized an additional non-cash interest charge of $592,322 for interest expense from February 5, 1999 through March 31, 1999, through establishing long-term debt in the same amount.

6.   TAX PROVISION
     -------------

     SFAS 109, Accounting for Income Taxes, requires, among other things, the separate recognition, measured at currently enacted tax rates, of deferred tax assets and deferred tax liabilities for the tax effect of temporary differences between the financial reporting and tax reporting bases of assets and liabilities, and net operating loss and tax credit carryforwards for tax purposes. A valuation allowance must be established for deferred tax assets if it is "more likely than not" that all or a portion will not be realized. At March 31, 1998, we had recorded a tax benefit of $970,000 related to the pre-tax losses incurred in prior years, and no valuation allowance had been established. As a result of the net gain on the consulting business sale, the deferred tax asset was realized. The deferred tax asset at December 31, 1998 and March 31, 1999, generated by losses recorded in the fourth quarter of 1998 and the first quarter of 1999, respectively, was offset by a fall valuation allowance. We will continue to provide a full valuation allowance for future and current net deferred tax assets until such time as management believes it is more likely than not that the asset may be realized.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
The viaLink Company (formerly Applied Intelligence Group, Inc.)

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of The viaLink Company (formerly Applied Intelligence Group, Inc.) at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                                      PRICEWATERHOUSECOOPERS LLP

Oklahoma City, Oklahoma
February 22, 1999

        THE VIALINK COMPANY (formerly Applied Intelligence Group, Inc.)
                          CONSOLIDATED BALANCE SHEETS
                          December 31, 1998 and 1997

                                                                                      1998             1997
                                                                                   ----------      -----------
Current assets:
 Cash and cash equivalents                                                         $  715,446      $    80,769
 Accounts receivable - trade, net of allowance for doubtful
 accounts of $7,841 in 1998 and $1,724 in 1997                                        158,117        1,337,322
 Other receivables                                                                    585,778           44,893
 Inventory                                                                                 --            8,707
 Current portion of deferred tax asset                                                     --           44,502
 Prepaid expenses                                                                      16,716           51,634
 Marketable securities, available-for-sale                                            684,327               --
                                                                                   ----------      -----------
     Total current assets                                                           2,160,384        1,567,827

Furniture, equipment and leasehold improvements, net                                  719,910        1,462,575
Software development costs, net                                                     1,340,230        1,735,420
Deferred tax asset, net                                                                    --        1,004,938
Note receivable, net of deferred gain on sale                                         337,958               --
Other assets                                                                           38,564           33,393
                                                                                   ----------      -----------
     Total assets                                                                  $4,597,046      $ 5,804,153
                                                                                   ----------      -----------
          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Book overdraft                                                                    $       --      $    23,619
 Accounts payable and accrued liabilities                                           1,066,273        1,507,018
 Deferred revenue                                                                          --          236,134
 Current portion of capital lease obligations                                          44,194          132,422
                                                                                   ----------      -----------
      Total current liabilities                                                     1,110,467        1,899,193

Capital lease obligations, net of current portion                                          --           44,194
Long-term debt                                                                             --          490,000
Notes payable to shareholders                                                              --          482,830
                                                                                   ----------      -----------
       Total liabilities                                                            1,110,467        2,916,217

Commitments (Note 10)

Stockholders' equity:
     Common stock, $.001 par value; 30,000,000 shares authorized;
     2,826,613 and 2,729,509 shares issued and outstanding
     at December 31, 1998 and 1997, respectively                                        2,827            2,730
     Additional paid-in capital                                                     4,763,569        4,498,988
     Accumulated deficit                                                             (964,144)      (1,613,782)
     Accumulated other comprehensive loss                                            (315,673)              --
                                                                                   ----------      -----------
      Total stockholders' equity                                                    3,486,579        2,887,936
                                                                                   ----------      -----------
          Total liabilities and stockholders' equity                               $4,597,046      $ 5,804,153
                                                                                   ----------      -----------

               The accompanying notes are an integral part of these consolidated financial statements.

        THE VIALINK COMPANY (formerly Applied Intelligence Group, Inc.)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             For the years ended December 31, 1998, 1997 and 1996

                                                                    1998                 1997                1996
                                                                 -----------          -----------         -----------
Revenues                                                         $ 8,230,628          $ 9,022,842         $ 9,507,370

Expenses:
 Direct cost of sales                                              1,563,757            2,211,956           2,570,840
 Salaries and benefits                                             5,256,247            6,174,503           5,167,571
 Selling, general and administrative                               1,964,180            2,708,351           2,007,999
 Interest expense, net                                               161,355               73,581             219,089
 Depreciation and amortization                                       925,134              827,396             591,205
                                                                 -----------          -----------         -----------
        Total expenses                                             9,870,673           11,995,787          10,556,704
                                                                 -----------          -----------         -----------
Loss from operations                                              (1,640,045)          (2,972,945)         (1,049,334)

Gain on sale of assets                                             2,998,453                   --                  --
Other income                                                         340,670                   --                  --
                                                                 -----------          -----------         -----------
Income (loss) before income taxes                                  1,699,078           (2,972,945)         (1,049,334)

Provision (benefit) for income taxes                               1,049,440           (1,112,127)           (366,925)
                                                                 -----------          -----------         -----------
Net income (loss)                                                    649,638           (1,860,818)           (682,409)

Other comprehensive loss:
 Unrealized loss on securities                                      (315,673)                  --                  --
                                                                 -----------          -----------         -----------
Comprehensive income (loss)                                      $   333,965          $(1,860,818)        $  (682,409)
                                                                 -----------          -----------         -----------


Weighted average common shares outstanding - Basic                 2,741,041            2,727,438           1,838,522
                                                                 -----------          -----------         -----------
Net income (loss) per common share - Basic                       $       .24          $      (.68)        $      (.37)
                                                                 -----------          -----------         -----------
Weighted average common shares outstanding - Diluted               3,102,443            2,727,438           1,838,522
                                                                 -----------          -----------         -----------
Net income (loss) per common share - Diluted                     $       .21          $      (.68)        $      (.37)
                                                                 -----------          -----------         -----------

     The accompanying notes are an integral part of these consolidated financial statements.

        THE VIALINK COMPANY (formerly Applied Intelligence Group, Inc.)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             For the years ended December 31, 1998, 1997 and 1996

                                                                                          Accumulated                Retained
                                            Common Stock                   Additional        Other                   Earnings
                                       -------------------------------
                                                                             Paid-In       Comprehensive             Accumulated
                                          Shares             Amounts         Capital            Loss                  (Deficit)
                                       -----------         -----------     -----------    ---------------          --------------
Balance,
December 31, 1995                        1,500,000         $     1,500     $    66,484     $           --           $   929,445

Vantage Capital
Resources, Inc., merger                    610,000                 610         394,317                 --                    --

Stock redemptions                         (383,500)               (383)        (40,742)                --                    --

Initial public offering                  1,000,000               1,000       4,071,167                 --                    --

Net loss                                        --                  --              --                 --              (682,409)
                                       -----------         -----------     -----------     --------------           -----------

Balance,                                 2,726,500               2,727       4,491,226                 --               247,036
December 31, 1996

Exercise of stock options                      444                  --             279                 --                    --

Stock issued under Employee
Stock
Purchase Plan                                2,565                   3           7,483                 --                    --

Net loss                                        --                  --              --                 --            (1,860,818)
                                       -----------         -----------     -----------     --------------           -----------
Balance (Deficit),
December 31, 1997                        2,729,509               2,730       4,498,988                 --            (1,613,782)

Exercise of stock options                   88,610                  89         240,303                 --                    --

Stock issued under Employee
Stock
Purchase Plan                                3,461                   3           8,555                 --                    --

Stock issued under Employee
Stock
Bonus Plan                                   5,033                   5          15,723                 --                    --

Net Income                                      --                  --              --                 --               649,638

Unrealized loss on securities
 available for sale                             --                  --              --           (315,673)                   --
                                       -----------         -----------     -----------     --------------           -----------
Balance (Deficit),
December 31, 1998                        2,826,613         $     2,827     $ 4,763,569     $     (315,673)          $  (964,144)
                                       ===========         ===========     ===========     ==============           ===========

  The accompanying notes are an integral part of these consolidated financial statements.

        THE VIALINK COMPANY (formerly Applied Intelligence Group, Inc.)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the years ended December 31, 1998, 1997 and 1996

                                                                      1998                        1997                     1996
                                                                   ------------               ------------             -----------
Cash flows from operating activities:
   Net income (loss)                                               $    649,638                $(1,860,818)            $  (682,409)
Adjustments to reconcile net income (loss) to net cash provided by operating  activities:
   Depreciation and amortization                                        925,134                    827,396                 591,205
   Deferred income tax provision (benefit)                            1,049,440                 (1,112,127)               (241,730)
   Gain on sale of assets                                            (2,998,453)                        --                      --
   Loss on disposal of fixed assets                                      12,694                         --                   5,720
   Decrease (increase) in accounts receivable                         1,054,162                    672,515                 363,680
   Decrease (increase) in other receivables                            (540,885)                   269,981                 (95,995)
   Decrease (increase) in inventory                                       8,707                     19,452                  (5,767)
   Decrease (increase) in prepaid expenses                               34,918                     24,630                  19,974
   Decrease (increase) in other assets                                  (11,218)                    83,748                 (68,698)
   Increase (decrease) in accounts payable and accrued                 (397,899)                   428,512                (184,601)
   liabilities
   Increase (decrease) in deferred revenue                             (236,134)                   (96,315)                207,986
                                                                   ------------                -----------             -----------
Net cash used in operating activities                                  (449,896)                  (743,026)                (90,635)
                                                                   ------------                -----------             -----------

Cash flows from investing activities:
   Proceeds from sale of assets, net of cost                          2,607,731                         --                      --
   Capital expenditures                                                 (41,785)                  (332,987)               (625,893)
   Capitalized expenditures for software development                   (617,180)                  (752,158)               (655,248)
                                                                   ------------                -----------             -----------

Net cash provided by (used in) investing activities                   1,948,766                 (1,085,145)             (1,281,141)
                                                                   ------------                -----------             -----------

Cash flows from financing activities:
   Increase (decrease) in book overdraft                                (23,619)                  (261,141)                115,294
   Proceeds from long-term debt                                       3,522,639                  1,270,000               5,609,000
   Proceeds from shareholder notes                                           --                      6,455                  39,375
   Proceeds from exercise of stock options, stock bonus                 264,678                      7,765                      --
   and stock purchase plan
   Proceeds from sale of stock                                               --                         --               4,425,969
   Payments of capital lease obligations                               (132,422)                  (135,153)               (111,347)
   Payments of shareholder notes                                       (482,830)                   (20,000)                     --
   Payments on long-term debt                                        (4,012,639)                  (780,000)             (6,904,000)
                                                                   ------------                -----------             -----------

Net cash provided by (used in) financing activities                    (864,193)                    87,926               3,174,291
                                                                   ------------                -----------             -----------

Net increase (decrease) in cash                                         634,677                 (1,740,245)              1,802,515

Cash and cash equivalents at beginning of period                         80,769                  1,821,014                  18,499
                                                                   ------------                -----------             -----------

Cash and cash equivalents at end of period                         $    715,446                $    80,769             $ 1,821,014
                                                                   ============                ===========             ===========

Supplemental disclosures of cash flow information:

   Cash paid for interest                                          $    220,553                $   123,778             $   251,967
                                                                   ============                ===========             ===========

   Cash paid for income taxes, net of cash received for income
    taxes                                                          $     26,454                $   114,852             $   (10,000)
                                                                   ============                ===========             ===========
Supplemental disclosures of noncash investing and financing
 activities:
     Capital lease obligation incurred                             $         --                $        --             $   205,938
                                                                   ============                ===========             ===========

     Effective December 31, 1998, the Company sold its investment in its wholly-owned subsidiary, ijob, Inc., for a $800,000 note receivable. The net gain on the sale of $462,042 has been deferred and netted against the note.

          The accompanying notes are an integral part of these consolidated financial statements.

        THE VIALINK COMPANY (formerly Applied Intelligence Group, Inc.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     -------------------------------------------
     General Description of Business  The viaLink Company (the "Company")
     -------------------------------
     provides business-to-business electronic commerce solutions for the grocery and convenience store industries. The Company has developed a cost-effective, Internet-accessible shared database, the viaLink Item Catalog, that enables subscribing manufacturers, suppliers and retailers to exchange product, pricing and promotional information. The Company's solution offers a single interface solution for retailers to receive product information from all their suppliers, regardless of the technological capabilities of the retailer or the supplier. Suppliers and manufacturers are able to efficiently communicate product and pricing information to their customers, significantly reducing the operational and administrative costs of supply chain management. Product, pricing and promotional information contained in the viaLink database is secured with state-of-the-art firewalls and password protections. With the use of a personal computer and commonly available software and a Web browser, viaLink enables its subscribers to improve management of information flow, reduce errors and invoice discrepancies, enhance the accounts receivable collection process and reduce redundant information processing.

     The Company's clients and customers range from small, rapidly growing companies to large corporations and are geographically dispersed throughout the United States.

     Basis of Presentation    The consolidated financial statements  include the
     ---------------------
     accounts of the Company and its wholly-owned subsidiary, ijob, Inc., which was formed June 30, 1997. All material intercompany balances and transactions have been eliminated. On December 31, 1998 ijob, Inc. was sold and, therefore, is not included in the Company's December 31, 1998 balance sheet (see Note 2).

     Use of Estimates  The preparation of financial statements in conformity
     ----------------
     with generally accepted accounting principles requires the use of management's estimates and assumptions in determining the carrying values of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents   For purposes of the statement of cash flows,
     -------------------------
     the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

     Marketable Securities   The Company classifies its marketable securities as
     ---------------------
     available-for-sale in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's securities are carried at fair market value, with the unrealized gains and losses reported as a separate component in stockholders' equity until realized.

     Risks from Concentrations Financial instruments, which potentially subject
     -------------------------
     the Company to concentrations of credit risk, consist principally of temporary cash investments, notes receivable and accounts receivable. The Company places its temporary cash investments with high credit quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited due to the size of customers and their dispersion across different regions. The Company does not believe a material risk of loss exists with respect to its financial position due to concentrations of credit risk.

     The Company, through the sale of its management consulting and systems integration services, received 643,770 shares of preferred stock convertible into common shares of the Netplex Group, Inc. which are classified as available-for-sale marketable securities and are subject to fluctuations in value due to market conditions.

     The Company's revenues were in part dependent on large license fees and systems integration contracts from a limited number of customers. In 1998, 1997 and 1996 three customers individually accounted for 13, 11, and 11 percent, 20, 13, and 10 percent, and 17, 14, and 10 percent of the Company's total revenues, respectively. In 1998, 1997 and 1996, approximately 49, 57 and 57 percent, respectively, of the Company's total revenues were attributable to five clients. During 1998 the Company sold its wholly owned subsidiary, ijob, Inc., and the assets underlying its management consulting and systems integration services (see Note 2). Historically, approximately 90% of the Company's revenues were generated from assets sold pursuant to these sales. As a result of the sales, the Company resembles a development stage company since its planned principal operations are underway, but have not yet generated significant revenues.

     Furniture, equipment and leasehold improvements  Furniture, equipment and
     -----------------------------------------------
     leasehold improvements are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations for the period. The Company depreciates furniture and equipment using the straight-line method over their estimated useful lives ranging from 5 to 10 years. Leasehold improvements are amortized over the lease term using the straight-line method.

     Revenue Recognition  The Company recognizes revenues as the services are
     -------------------
     provided. Revenues collected in advance are deferred and recognized as earned. Revenues for fixed-price contracts are recognized using the percentage of completion method. Accounts receivable included unbilled amounts of $193,355 at December 31, 1997. As of December 31, 1998 there were no unbilled amounts.

     Direct Cost of Sales  Direct Cost of sales represents the cost of hardware
     --------------------
     and certain point-of-sale software acquired for resale, including royalty payments required for sale of the Company's proprietary software products.

     Earnings Per Share  The Company presents basic and diluted earnings per
     ------------------
     share ("EPS") as required under Statement of Accounting Standard No. 128, "Earnings Per Share," ("SFAS 128"). SFAS 128 simplifies the standards for computing earnings per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share and by simplifying the calculation of diluted earnings per share. A reconciliation of the numerator and the denominator used in the calculation of earnings per share is as follows:

                                                                            For the Year Ended December 31, 1998
                                                                     Income                 Shares                 Per
                                                                  (Numerator)           (Denominator)             Share
                                                                ----------------      ------------------      -------------
Basic EPS
   Income available to common shareholders                             $649,638               2,741,041               $0.24
                                                                                                                      =====
   Effect of dilutive securities  options                                    --                 361,402
                                                                       --------               ---------

Dilutive EPS
   Income available to common shareholders                             $649,638               3,102,443               $0.21
      plus assumed conversions                                         ========               =========               =====

     At December 31, 1998, options to purchase 360,000 and 30,000 shares of common stock at $5.00 and $9.00 per share, respectively, and warrants to purchase 920,000 and 180,000 shares of common stock at $5.00 and $6.00, respectively, were outstanding, but were not included in the computation of diluted EPS because the exercise price of the options and warrants was greater than the average market price of the common shares.

     At December 31, 1997, options to purchase 583,078 shares at an average exercise price of $4.19 and warrants to purchase 920,000 and 180,000 shares of common stock at $5.00 and $6.00, respectively, were outstanding, but were not included in the computation of diluted EPS because the exercise price of the options and warrants was greater than the average market price of the common shares.

     At December 31, 1996, options to purchase 435,208 shares at an average exercise price of $4.32 and warrants to purchase 920,000 and 180,000 shares of common stock at $5.00 and $6.00, respectively, were outstanding, but were not included in the computation of diluted EPS because the exercise price of the options and warrants was greater than the average market price of the common shares.

     Income Taxes  The Company accounts for income taxes in accordance with
     ------------
     Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires deferred tax liabilities or assets to be recognized for the anticipated future tax effects of temporary difference that arise as a result of the differences in the carrying amounts and tax bases of assets and liabilities, and for loss carryforwards and tax credit carryforwards.

     Costs of Product Development  The Company incurred costs and expenses of
     ----------------------------
     approximately $1,827,000, $1,875,000, and $1,204,000 for product development in 1998, 1997, and 1996, respectively. A substantial portion of these costs relates to development of a network subscription service that the Company made available to subscribers in January of 1997. Certain of these costs are capitalized as Software Development Costs (See Note 4).

     Comprehensive Income  In 1998, the Company adopted SFAS 130, "Reporting
     --------------------
     Comprehensive Income." SFAS 130 establishes new rules for reporting of comprehensive income and its components. Comprehensive income consists of unrealized loss on the fair market value of marketable securities and is presented as a separate component of stockholders' equity. Prior years' financial statements have been presented to conform to these requirements.

     Recently Issued Accounting Pronouncements  In October 1997, the AICPA
     -----------------------------------------
     Accounting Standards Executive Committee issued Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"), which supercedes Statement of Position 91-1, Software Revenue Recognition. SOP 97-2 focuses on when and in what amounts revenue should be recognized for licensing, selling, leasing, or otherwise marketing computer software and is effective for transactions entered into in fiscal years beginning after December 15, 1997. In March 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position 98-4, Deferral of the Effective Date of Provision of SOP 97-2, Software Revenue Recognition ("SOP 98-4"). SOP 98-4 defers for one year certain provisions of SOP 97-2. In December of 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to Certain Transactions ("SOP 98-9"). SOP 98-9, also amends certain provisions of SOP 97-2 and extends the deferral of the application of certain provisions of SOP 97-2 as amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. The Company does not believe that the adoption of SOP 97-2, including the effects of these amendments, will have a material impact on its financial position and results of operations.

2.   DIVESTITURES:
     ------------

     On December 31, 1998, the Company sold its wholly-owned subsidiary, ijob, Inc. to DCM Company ("DCM"), a corporation wholly-owned by David C. Mitchell, the President and a member of the board of directors of ijob at the time of the sale. DCM purchased all of the outstanding stock of ijob for a collateralized, ten-year $800,000 promissory note that accrues interest at 8%. DCM is required to pay the promissory note in full upon the occurrence of certain events, including the date upon which David C. Mitchell owns less than 51% of DCM. The promissory note is collateralized by principally all of the fixed assets, contract rights, accounts receivable and general intangibles of ijob. The net gain of $462,042 on the sale has been deferred and netted against the $800,000 promissory note, as DCM is considered to be a highly leveraged entity.

     Effective September 1, 1998, the Company sold the assets related to its management consulting and systems integration services (including the Company's proprietary Retail Services Application ("RSA") software) to Netplex Group, Inc ("Consulting Asset Sale"). Netplex paid the Company $3.0 million in cash and issued the Company 643,770 shares of Netplex preferred stock, with a market value of approximately $1.0 million. The Company used the cash proceeds from the sale to repay (i) $551,062 of long-term debt, (ii) $565,094 of shareholder loans including interest and (iii) expenses attributable to the Consulting Asset Sale. The net gain from the Consulting Assets Sale was $2,998,453. As of December 31, 1998, the market value of the 643,770 shares of Netplex preferred stock was $684,327, yielding an unrealized loss of $315,673, which has been included in comprehensive loss. The following represents condensed unaudited results of operations related to the management consulting and systems integration services:

                                        August 31, 1998      December 31, 1997
                                        ---------------      -----------------
          Revenues                           $6,831,916             $7,544,678
          Expenses                            5,045,104              7,335,395
                                             ----------             ----------
          Income before Taxes                $1,786,812             $  209,283
                                             ==========             ==========

3.   FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:
     -----------------------------------------------

     Furniture, equipment and leasehold improvements at December 31, 1998 and 1997 consists of the following:

                                                                          1998                       1997
                                                                   -------------------        ------------------
     Furniture and fixtures                                               $   286,583               $   482,818
     Computer equipment                                                     1,432,776                 2,029,864
     Computer software                                                        492,790                   657,498
     Leasehold improvements                                                    49,669                    55,779
                                                                          -----------               -----------
                                                                            2,261,818                 3,225,959
     Less:  accumulated depreciation and amortization                      (1,541,908)               (1,763,384)
                                                                          -----------               -----------
     Furniture, equipment and leasehold improvements, net                 $   719,910               $ 1,462,575
                                                                          ===========               ===========

     Included in furniture and fixtures in 1997 was $125,886 of assets under a capital lease. In 1998 the capital lease was paid in full and the Company obtained ownership of the related furniture and fixtures. Included in computer equipment in 1998 and 1997 was $321,840 of assets under capital leases. The accumulated depreciation for all assets under capital leases at December 31, 1998 and 1997 was $282,245 and $195,177, respectively.

4.   SOFTWARE DEVELOPMENT COSTS:
     --------------------------

     The Company capitalizes certain costs, including interest, that are directly related to the development of software. In accordance with Statement of Financial Accounting Standards No. 86, capitalization of costs begins when technological feasibility has been established and ends when the product is available for customers. Capitalized software development costs are amortized using the straight-line method over the estimated useful life of five years. Amortization of capitalized software costs for December 31, 1998, 1997, and 1996 was $466,875, $324,837, and $176,756,
     respectively. Accumulated amortization at December 31, 1998 and 1997 was $763,755 and $841,826, respectively.

     The Company continually assesses whether the unamortized capitalized cost of software development is impaired. This assessment is based on the future cashflows expected to be generated by the related product. If impairment is determined, the amount of such impairment is calculated based on the estimated net realizable value of the related asset. No write-offs were made in 1998 and 1997.

     Total interest costs for the years ended December 31, 1998, 1997, and 1996 were $168,946, $116,183, and $291,089, respectively, of which $54,423 was capitalized in 1996. No interest was capitalized in 1998 and 1997.

5.   LONG-TERM DEBT:
     --------------

     On July 19, 1995, the Company entered into a revolving credit agreement (the "Agreement") with a bank whereby the Company could borrow, under two separate notes, up to the lesser of $3,000,000 or the borrowing base as defined in the agreement. Pursuant to the terms of the revolving credit agreement, upon successful completion of the Company's initial public offering, the working capital note of $800,000 was paid in full on November 27, 1996, and in October 1997, and December 1997, the terms of the remaining note were renegotiated to a credit line of $500,000. Interest on the note was prime plus 0.5% at December 31, 1997, which was 9%.

     During the first quarter of 1998, the Company completed a new credit facility with a commercial lender that replaced the revolving credit agreement with the bank. Under the new credit facility the Company could borrow up to $1,000,000; however, amounts borrowed were limited to 75% of the Company's accounts receivable as defined by the new facility. The facility was collateralized by accounts receivable and all tangible assets of the Company and was guaranteed by three principal officers of the Company. The interest rate on the new facility was prime plus 3%. The promissory note under this agreement was paid in full on October 16, 1998. During the first quarter of 1998, the Company obtained a credit facility including a large sale financing option with IBM Credit Corp., whereby the Company could finance directly with

     IBM Credit Corp. large sales of hardware or software. As of December 31,1998, there were no amounts outstanding on this credit facility and in February of 1999, the Company terminated its arrangement under this credit facility. The Company no longer has any available working capital borrowings or credit facility available for borrowings.

     On February 4, 1999, the Company entered into a financing agreement with Hewlett-Packard Company. Hewlett-Packard provided the Company $6.0 million pursuant to a Subordinated Secured Promissory Note bearing interest at a rate of 11.5% per annum. The Company received such funds on February 5, 1999. No principal or interest payments are due on the Hewlett-Packard Note until February 2004. This Note is collateralized by a lien on our viaLink services, including the underlying source code. Upon receipt of shareholder approval, which the Company intends to seek at the 1999 annual meeting of shareholders, this initial Note would be exchanged for a substantially similar note which would be convertible beginning in August 2000 into the Company's common stock at a price of $7 per share. In connection with the financing, Hewlett-Packard will provide the technological platform to host the Company's Item Catalog and other services, co-marketing and consulting services. The Hewlett-Packard loan agreement also provides that up to 50% of the loan proceeds are intended to be used to purchase Hewlett-Packard products and services.

     The carrying values of financial instruments included in long-term debt approximate their fair values due to the nature and terms of the instruments involved.

6.   NOTES PAYABLE TO SHAREHOLDERS:
     -----------------------------

     In October 1998, the Company repaid all shareholder notes in the principal amount of $482,830, plus accrued interest of $82,264. Notes payable to shareholders at December 31, 1997, totaled $482,830 and included interest at rates ranging from 8.5% to 11.5%.

     Interest expense for 1998 and 1997 related to the notes payable to shareholders was $38,293 and $46,473, respectively.

7.   STOCKHOLDERS' EQUITY:
     --------------------

     The Company established The viaLink Company Employee Stock Purchase Plan (the "Employee Stock Purchase Plan" or "Plan") in April 1997, which was approved by the shareholders at the 1997 annual meeting of shareholders. The Employee Stock Purchase Plan provides the opportunity for employees to purchase the Company's stock through payroll deductions, to encourage participation in the ownership and economic progress of the Company. Plan participants may contribute up to $20 per pay period into their account to purchase whole shares of the common stock of the Company at pre-determined calendar quarter grant dates or exercise dates. The price will be 85 percent of the per share fair market value on the granting date or the exercise date, whichever is the lesser, of the purchase period. The number of shares of common stock authorized and reserved for issuance under the Plan is 100,000 shares. For each of the years ended December 31, 1998 and 1997, 3,461 and 2,565 shares, respectively, shares of common stock have been purchased by Employees of the Company, and are included in the total outstanding shares as of December 31, 1998.

8.   STOCK OPTION PLANS:
     ------------------

     In 1995, the Company created the 1995 Stock Option Plan (the "Plan"). The Plan provides for incentive stock options and non-incentive stock options to key management, directors, key professional employees or key professional non-employee service providers of the Company. In April 1996, the Company amended the Plan to authorize and reserve up to 300,000 shares of common stock for issuance of options under the Plan, and again amended the Plan on September 1, 1998 to increase the number of authorized shares under the Plan to 800,000. The Plan permits the issuance of qualified and nonqualified stock options. During 1998, the Company issued 670,750 options at an average exercise price of $3.04.

     In conjunction with the Company's merger with Vantage Capital Resources, Inc. in 1996 the Company issued 360,000 options exercisable at $5.00 per share. Such options become exercisable after 2 years and expire after 5 years from the original grant date.

     On February 9, 1998, the board of directors of the Company adopted the 1998 Non-Qualified Stock Option Plan (the "Non-Qualified Stock Plan" or "Plan"), to attract, retain and motivate directors, executive officers, key employees and independent contractors of the Company and its subsidiaries by way of granting non-qualified stock options with stock appreciation rights attached. The Non-Qualified Stock Plan, as amended on September 1, 1998, authorizes and reserves up to 800,000 shares of common stock for issuance and options under the Plan. The option price shall not be less than 85 percent of the fair market value of the common stock on the date of grant. All options pursuant to the Plan expire after ten years from the date of grant. The board of directors has the discretion to fix the period and the time at which any options granted under the Plan may be exercised. During 1998 the Company issued 501,857 options at an average exercise price of $3.38 pursuant to the Plan.

     On February 10, 1998, the board of directors of the Company adopted the 1998 Stock Grant Plan (the "Stock Grant Plan" or "Plan") to attract, retain and motivate consultants, independent contractors and key employees of the Company and its subsidiaries by way of granting shares of stock in the Company. The Stock Grant Plan authorizes and reserves up to 150,000 shares of common stock of the Company for issuances under the Plan. Shares of common stock received pursuant to the Stock Grant Plan restrict the sale, transfer or other disposal of said shares for a period of one year. During 1998, 5,033 shares of common stock have been issued pursuant to the Plan at an average price of $3.12.

     Pro forma information regarding net income and earnings per share is required by FAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method defined by FAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal year 1998, 1997 and 1996, respectively: interest rates (zero-coupon U.S. government issued with a remaining life equal to the expected term of the options) of 4.52%, 6.47%, and 6.10%; dividend yields of 0.0%; volatility factors of expected market price of the Company's common stock of 65%; and weighted-average expected life of the options of 6.7, 5.9, and 3.5 years.

     The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. APB No. 25 requires compensation expense be recorded for any difference between the option price and market value on the measurement date. Accordingly, based on the fact that all option's exercise price equals the market price at date of grant, no compensation cost has been recognized in 1998, 1997 and 1996.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     The Company's pro forma information is as follows for December 31:

                                                                    1998                   1997                    1996
                                                               --------------       ------------------       ----------------
          Net income (loss), as reported                             $649,638             $(1,860,818)             $(682,409)
          Pro forma                                                  $112,172             $(2,393,944)             $(780,194)
          Earnings (loss) per shares-diluted, as reported            $    .21             $      (.68)             $    (.37)
          Pro forma                                                  $    .04             $      (.88)             $    (.42)

     A summary of the Company's stock option activity and related information follows as of December 31:

                                                                                 Weighted
                                                       Number of                 Average
                                                         Shares               Exercise Price
                                                   ------------------       ------------------
          Outstanding at December 31, 1995                    45,513                     $0.63
             Granted                                         396,238                      4.69
             Exercised                                             -                         -
             Canceled                                         (6,543)                     0.80
                                                           ---------

          Outstanding at December 31, 1996                   435,208                      4.32
             Granted                                         167,500                      3.76
             Exercised                                          (444)                     0.63
             Canceled                                        (19,186)                     3.31
                                                           ---------

          Outstanding at December 31, 1997                   583,078                      4.19
             Granted                                       1,172,607                      3.18
             Exercised                                       (88,610)                     2.71
             Canceled                                        (44,453)                     3.44
                                                           ---------

          Outstanding at December 31, 1998                 1,622,622                     $3.56
                                                           =========

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                          Options Outstanding                                Options Exercisable
                         --------------------------------------------------------         -----------------------------
                                                                       Weighted                               Weighted
        Range of                                    Weighted            Average                                Average
        Exercise           Outstanding              Average            Remaining           Exercisable        Exercise
         Prices            at 12/31/98           Exercise Price          Life              at 12/31/98         Price
     --------------      ---------------         --------------      ------------         -------------      ----------
     $0.63 to $1.80            34,410                $0.92              7 years                 34,410          $0.92
     $3.00 to $3.88         1,198,212                $3.07              6 years                150,595          $3.45
     $5.00 to $9.00           390,000                $5.31              9 years                360,000          $5.00
     $0.63 to $9.00         1,622,622                $3.56              6 years                545,005          $4.31

9.   INCOME TAXES:
     ------------

     The components of the provision (benefit) for income taxes for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                       1998                 1997                  1996
                                                  ---------------     ---------------       ---------------
     Current                                      $  -                $    -                      $(125,195)
     Deferred                                           1,049,440          (1,112,127)             (241,730)
                                                       ----------         -----------             ---------
     Provision (benefit) for income taxes              $1,049,440         $(1,112,127)            $(366,925)
                                                       ==========         ===========             =========

     The difference in federal income taxes at the statutory rate and the provision for income taxes for the years ended December 31, 1998, 1997, and 1996 are as follows:

                                                                     1998                 1997                 1996
                                                                ---------------     ---------------      ---------------
     Income tax expense (benefit) at federal statutory rate          $  577,687         $(1,010,801)           $(356,773)
     State income taxes                                                  67,963            (118,918)             (41,973)
     Change in valuation allowance                                      401,302                   -                    -
     Revision of prior year estimate                                          -                   -               14,273
     Other                                                                2,488              17,592               17,548
                                                                     ----------         -----------            ---------
     Provision (benefit) for income taxes                            $1,049,440         $(1,112,127)           $(366,925)
                                                                     ==========         ===========            =========

     Deferred tax assets (liabilities) are comprised of the following:                          December 31,
                                                                                --------------------------------------------
                                                                                       1998                      1997
                                                                                -------------------       ------------------
     Deferred tax assets:
       Allowance for doubtful accounts                                                   $   2,980               $      655
       Compensated absences                                                                 17,583                   43,847
       Tax carryforwards                                                                    24,985                   24,969
       Unrealized loss on marketable securities                                            119,956                       --
       Net operating loss carryforward                                                     781,387                1,730,999
                                                                                         ---------               ----------
                                                                                           946,891                1,800,470
     Deferred tax liabilities:
       Intangible assets                                                                  (508,763)                (659,460)
       Depreciation and amortization                                                       (36,826)                  91,570)
                                                                                         ---------               ----------

     Net deferred tax asset, before valuation allowance                                    401,302                1,049,440

     Valuation allowance                                                                  (401,302)                      --
                                                                                         ---------               ----------

     Net deferred tax asset                                                              $      --               $1,049,440
                                                                                         =========               ==========

     At December 31, 1998, the Company had net operating loss ("NOL") carryforwards for Federal and State purposes of approximately $2,000,000 and $2,400,000, respectively, and other carryforwards of approximately $66,000. The Federal and State NOL carryforwards begin to expire in 2011.

     SFAS 109 requires that the Company record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax asset depends on the Company's ability to generate sufficient taxable income in the future. If the Company achieves sufficient profitability to utilize the NOL, the valuation allowance will be reduced resulting in a reduction of future income tax expense.

     The ability of the Company to utilize the NOL carryforward to reduce future taxable income taxes may be limited upon occurrence of certain capital stock transactions during any three-year period resulting in an aggregate ownership change of more than 50%.

10.  LEASES:
     ------

     The Company leases its office and storage space under operating leases. The terms range from month-to-month up to ten years and include options to renew. The Company also leases office equipment under various noncancelable lease agreements. Total rental expense in 1998, 1997 and 1996 for all leases was $410,669, $455,369 and $333,225, respectively.

     Future minimum lease payments under noncancelable leases at December 31, 1998 follows:

                                                               Capital                Operating
                                                               Leases                  Leases
                                                           ---------------         ---------------
     1999                                                          $46,018              $  445,446
     2000                                                                -                 402,158
     2001                                                                -                 332,211
     2002                                                                -                 330,000
     2003                                                                -                 330,000
     Thereafter                                                          -               1,136,000
                                                            --------------              ----------
     Future minimum lease payments                                  46,018              $2,975,815
                                                                                        ==========

     Less amount representing interest                               1,824
                                                           ---------------
     Present value of minimum lease payments                       $44,194
                                                           ---------------

     Future minimum lease payments have not been reduced by future minimum sub-lease rentals of approximately $1.4 million under operating leases.

11.  RETIREMENT PLAN:
     ---------------

     The Company has a profit sharing plan (the "Plan") for certain eligible employees who have attained the age of 18 and completed one year of service. Under the Plan, employer contributions are made at management's discretion. Participants may contribute up to 6% of earnings as eligible contributions and up to 15% of earnings in total for any Plan year. The Company's discretionary matching percentage is equal to each participant's share of total eligible contributions for a year. The Company made no contributions in 1998, 1997, and 1996.

        THE VIALINK COMPANY (formerly Applied Intelligence Group, Inc.)
           Unaudited Pro Forma Consolidated Statement of Operations

     The unaudited pro forma financial information for the three months ended March 31, 1999 is not required.

     The accompanying unaudited pro forma consolidated statement of operations is provided to illustrate the effect of the sale of the consulting business of The viaLink Company to The Netplex Group, Inc. and the sale of the viaLink's wholly-owned subsidiary, ijob, Inc., to DCM Company, Inc. on the historical financial statements of viaLink, as if these sales had occurred, for statement of operations purposes on January 1, 1998. The unaudited pro forma consolidated statement of operations is not necessarily indicative of operating results which would have been achieved had the sales been consummated as of the beginning of the period presented and should not be construed as representative of future operations. The unaudited pro forma adjustments described in the accompanying notes are based on available information and certain assumptions that viaLink believes are reasonable. These unaudited pro forma financial statements should be read in conjunction with viaLink's Annual Report on Form 10-KSB for the year ended December 31, 1998.

        THE VIALINK COMPANY (formerly Applied Intelligence Group, Inc.)
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 For the Twelve Months Ended December 31, 1998
                                  (unaudited)

                                                             Pro Forma
                                                            Adjustments         Pro Forma            Pro Forma         Pro Forma
                                        December 31,        Consulting         December 31,         Adjustments       December 31,
                                            1998           Business Sale          1998               ijob Sale           1998
                                        ------------     -----------------     ------------      ---------------      ------------
Revenues...........................     $  8,230,628     $  6,831,916  (a)     $ 1,398,712       $  666,125  (j)      $   732,587
Expenses:
 Direct cost of sales..............        1,563,757       (1,563,757) (b)              --               --                    --
 Salaries and benefits.............        5,256,247          130,000  (c)       2,822,971         (535,570) (k)        2,287,401
                                                           (2,563,276) (d)

 Selling, general and
  administrative...................        1,964,180         (662,505) (e)       1,036,675         (269,196) (l)          767,479
                                                             (265,000) (f)
 Interest expense, net.............          161,355         (161,355) (g)              --               --                    --
 Depreciation and amortization.....          925,134         (255,569) (h)         669,565          (56,553) (m)          613,012
                                        ------------     ------------          -----------       ----------           -----------
  Total expenses...................        9,870,673       (5,341,462)           4,529,211         (861,319)            3,667,892
                                        ------------     ------------          -----------       ----------           -----------
Loss from operations...............       (1,640,045)      (1,490,454)          (3,130,499)        (195,194)           (2,935,305)
Gain on sale of assets.............        2,998,453               --            2,998,453               --             2,998,453
Other income.......................          340,670         (766,000) (i)       1,106,670               --             1,106,670
                                        ------------     ------------          -----------       ----------           -----------
Income (loss) before income taxes..        1,699,078          724,454              974,624         (195,194)            1,169,818
Provision (benefit) for income
 taxes.............................        1,049,440               --            1,049,440               --             1,049,440
                                        ------------     ------------          -----------       ----------           -----------
Net income (loss)..................          649,638          724,454              (74,816)        (195,194)              120,378
Other comprehensive income (loss):
 unrealized loss on securities.....         (315,673)              --             (315,673)              --              (315,673)
                                        ------------     ------------          -----------       ----------           -----------
Comprehensive income (loss)........     $    333,965     $   724,454           $  (390,489)      $ (195,194)          $  (195,295)
                                        ============     ===========           ===========       ==========           ===========
Weighted average shares
 outstanding -- Basic                      2,741,041                             2,741,041                              2,741,041
                                        ============                           ===========                            ===========
Net income (loss)
 per common share -- Basic........      $       0.24                           $     (0.03)                           $      0.04
                                        ============                           ===========                            ===========

Weighted average common
 shares outstanding-Diluted.......         3,102,443                             2,741,041                              3,102,443
                                        ============                           ===========                            ===========

Net income (loss) per
 common share-Diluted.............      $       0.21                           $     (0.03)                           $      0.04
                                        ============                           ===========                            ===========

              The accompanying notes are an integral part of this
                  pro forma consolidated financial statement.

        THE VIALINK COMPANY (formerly Applied Intelligence Group, Inc.)
            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (unaudited)

                               December 31, 1998


(a) This adjustment eliminates the revenue directly related to the consulting business of the Company which was acquired by The Netplex Group, Inc. on September 1, 1998.

(b) This adjustment eliminates the direct cost of revenue associated with the product and solutions revenue of our consulting business.

(c)  This adjustment accrues the estimated salary for our new CEO.

(d) This adjustment eliminates the direct and indirect payroll, taxes and benefits and contract labor expenses associated with our consulting business.

(e) This adjustment eliminates the direct and indirect selling, general and administrative expenses associated with our consulting business.

(f) This adjustment reduces selling, general and administrative expenses for amounts that Netplex would have paid to viaLink under the Sub-lease and the Administrative Services Agreement had the sale of our consulting business been effective January 1, 1998.

(g) This adjustment eliminates interest expense because the proceeds of the sale would have paid the our credit facility and shareholder notes at January 1, 1998.

(h) This adjustment eliminates the depreciation and amortization of the fixed assets and capitalized software development costs that were acquired by Netplex in the purchase of our consulting business.

(i) This adjustment records the income that would have been received under the earn-out agreement with Netplex effective January 1, 1998.

(j) This adjustment eliminates the revenue directly related to ijob, Inc. which was acquired by DCM Company, Inc. on December 31, 1998.

(k) This adjustment eliminates the direct and indirect payroll, taxes and benefits and contract labor expenses associated with ijob, Inc.

(l) This adjustment eliminates the direct and indirect selling, general and administrative expenses associated with ijob, Inc.

(m) This adjustment eliminates the depreciation and amortization of the fixed assets and capitalized software development costs that were associated with ijob, Inc.

================================================================================


                              THE VIALINK COMPANY



                               1,100,000 Shares
                                 common stock
                      (underlying redeemable common stock
                               purchase warrants
                           and underwriter warrants)



                            _______________________

                                  PROSPECTUS
                                 June 14, 1999
                        _______________________________


Any requests for information concerning these offerings may be made by calling or writing viaLink's offices at:


                              THE VIALINK COMPANY
                               13800 Benson Road
                          Edmond, Oklahoma 73013-6417
                       Attention: Corporate Securities
                          Telephone: (405) 936-2500


    The Warrant Agent for the redeemable common stock purchase warrants is:


                                UMB BANK, N.A.
                                928 Grand Blvd.
                            Post Office Box 410064
                          Kansas City, Missouri 64141
                          Telephone: (816) 860-7760




 ===============================================================================

                                    PART II

              INFORMATION NOT REQUIRED IN REGISTRATION STATEMENT

Item 24.  Indemnification of Directors and Officers

     Section 1031 of the Oklahoma General Corporation Act permits (and our certificate of incorporation and bylaws, which are incorporated by reference herein, authorize) indemnification of our officers and directors and the officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of us, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of viaLink or at our request, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

     The circumstances under which indemnification is granted with an action brought on behalf of us are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by us in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by us.

     These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended, in which case such provision is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

     *Legal Fees.......................................................................         $ 75,000.00
     *Accounting Fees and Expenses.....................................................           10,000.00
     *Transfer Agent's Fees and Costs of Certificates..................................            5,000.00
     *Miscellaneous....................................................................           20,000.00
                                                                                                -----------
               Total...................................................................         $110,000.00

________________________________________
*Estimated

Item 26.  Recent Sales of Unregistered Securities.

     Since June 1, 1996, we have issued unregistered securities to a limited number of people as described below. These issuances were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act.

     In January 1997 we issued and sold 444 shares of common stock to a stockholder for an aggregate purchase price of $279.72 pursuant to the exercise of options issued by us.

     In June 1997 we issued and sold 490 shares of common stock to stockholders for an aggregate purchase price of $1,303.40 pursuant to our employee stock purchase plan.

     In October 1998, we exchanged 360,000 shares of common stock for options to purchase 360,000 shares of common stock at an exercise price of $5.00 per share.

     In September 1997 we issued and sold 952 shares of common stock to stockholders for an aggregate purchase price of $2,836.96 pursuant to our employee stock purchase plan.

     In December 1997 we issued and sold 992 shares of common stock to stockholders for an aggregate purchase price of $3,346.54 pursuant to our employee stock purchase plan.

     In March 1998 we issued and sold 992 shares of common stock to stockholders for an aggregate purchase price of $2,480.00 pursuant to our employee stock purchase plan.

     In April 1998 we issued 5,033 shares of common stock to stockholders for an aggregate purchase price of $ 15,702.96 pursuant to our stock grant plan.

     In May 1998 we issued 4,381 shares of common stock to a stockholder for an aggregate purchase price of $6,068.79 pursuant to the exercise of options issued by us.

     In June 1998 we issued 1,029 shares of common stock to stockholders for an aggregate purchase price of $2,572.50 pursuant to our employee stock purchase plan.

     In September 1998 we issued 984 shares of common stock to stockholders for an aggregate purchase price of $2,194.32 pursuant to our employee stock purchase plan.

     In November 1998 we issued 18,236 shares of common stock to stockholders for an aggregate purchase price of $22,728.87 pursuant to the exercise of options issued by us.

     In December 1998 we issued 65,993 shares of common stock to stockholders for an aggregate purchase price of $211,594.03 pursuant to the exercise of options issued by us.

     In December 1998 we issued 456 shares of common stock to stockholders for an aggregate purchase price of $1,140.00 pursuant to our employee stock purchase plan.

     In January 1999 we issued 35,183 shares of common stock to stockholders for an aggregate purchase price of $42,787.03 pursuant to the exercise of options issued by us.

     In February 1999 we issued 12,450 shares of common stock to stockholders for an aggregate purchase price of $43,350.00 pursuant to the exercise of options issued by us.

     In February 1999, we issued a $6.0 million secured convertible promissory note to Hewlett-Packard. Beginning in August 2000, this note becomes convertible into shares of our common stock at a price of $7.00 per share.

     In March 1999 we issued 96 shares of common stock to stockholders for an aggregate purchase price of $953.28 pursuant to our employee stock purchase plan.

     In May 1999 we issued 15,000 shares of common stock to stockholders for an aggregate purchase price of $46,875.00 pursuant to the exercise of options issued by us.

     In May, 1999, we issued a warrant to purchase up to 250,000 shares of our common stock at an exercise price of $8.00 per share.

    We have from time to time granted stock options to employees. The following table sets forth information regarding these grants.

                                                Number          Exercise Price
                                              of Shares            Per Share
                                              ---------         --------------
June 1997.....................................   50,000               3.50
March 1998....................................   34,990               3.00
March 1998....................................   20,000               3.50
March 1998....................................   87,500               3.13
October 1998..................................  950,117               3.00
October 1998..................................   50,000               3.30
December 1998.................................   17,136               7.00
December 1998.................................   30,000               9.00
March 1999....................................   15,000              15.13

Item 27.  Exhibits and Financial Statement Schedules

     Exhibit No.    Description
     ----------     -----------

     1.1* Form of Underwriting Agreement between Barron Chase Securities, Inc. and Registrant

     1.2* Selected Dealer Agreement between Barron Chase Securities, Inc. and selected dealers

     2.1* Agreement and Plan of Merger dated May 8, 1996 by and among Registrant, Vantage Capital Resources, Inc., John Simonelli, Larry E. Howell, Robert L. Barcum, Robert N. Baker and David
                    B. North

     2.2 Asset Purchase Agreement dated June 12, 1997 by and among ijob, Inc., Human Technologies, Inc., David C. Mitchell and Ron Beasley (filed as Exhibit 2.2 to Registrant's Annual Report on Form 10-KSB for the year ending December 31, 1997 (the "1997 10-KSB") and incorporated herein by reference)

     2.3 Asset Acquisition Agreement dated August 31, 1998 by and between Registrant and The Netplex Group, Inc. (filed as Appendix A to Definitive 14-C Information Statement dated October 15, 1998 (the "1998 14-C") and incorporated herein by reference)

     2.4 First Amendment to Asset Acquisition Agreement dated September 9, 1998 by and between Registrant and The Netplex Group, Inc. (filed as Appendix A-2 to the 1998 14-C and incorporated herein by reference)

     2.5 Stock Purchase Agreement dated December 31, 1998 by and among Registrant, DCM Company, Inc., David C. Mitchell and ijob, Inc. (filed as Exhibit 2.5 to Registrant's Annual Report on Form 10-KSB for the year ending December 31, 1998 (the "1998 10-KSB") and incorporated herein by reference)

     2.6 Form of Agreement and Plan of Merger to be entered into by and between Registrant and The viaLink Company (Delaware) at the effective date of the reincorporation (filed as Appendix D to Registrant's Definitive 14-A Proxy Statement dated April 19, 1999 (the "1999 Proxy Statement") and incorporated herein by reference)

     3.1 Registrant's Certificate of Incorporation, as amended and restated (filed as Exhibit 3.1 to Registrant's Registration Statement on Form S-8 (Reg. No. 333-69203) (the "December 1998 Form S-8") and incorporated herein by reference)

     3.2*           Registrant's Bylaws

     3.3 Form of Certificate of Incorporation of The viaLink Company (Delaware) to be filed at the effective date of the reincorporation (filed as Appendix E to 1999 Proxy Statement and incorporated herein by reference)

     3.4 Form on Bylaws of The viaLink Company (Delaware) to be filed at the effective date of the reincorporation (filed as Appendix F to 1999 Proxy Statement and incorporated herein by reference)

     4.1*           Form of Certificate of Common Stock of Registrant

     4.2* Form of Underwriter Warrant Agreement by and between Barron Chase Securities, Inc. and Registrant

     Exhibit No.    Description
     ----------     -----------

     4.3* Form of Warrant Agreement by and between Liberty Bank & Trust Company of Oklahoma City, N.A. and Registrant

     4.4*           Form of Certificate of Redeemable Common Stock Purchase
                    Warrant

     4.5 Stock Option Agreement dated June 12, 1997 by and between David C. Mitchell and Registrant (filed as Exhibit 4.9 to the 1997 10-KSB and incorporated herein by reference)

     4.6 Amendment to Stock Option Agreement dated June 11, 1999 by and between David C. Mitchell and Registrant

     4.7 Common Stock Purchase Warrant Agreement dated June 12, 1997 by and between Ron Beasley and Registrant (filed as Exhibit
                    4.10 to the 1997 10-KSB and incorporated herein by reference)

     4.8 Amendment to Common Stock Purchase Warrant Agreement dated June 11, 1999 by and between Ron Beasley and Registrant

     4.9 The viaLink Company (formerly Applied Intelligence Group, Inc.) 1995 Stock Option Plan, as amended and restated effective September 1, 1998 (filed as Exhibit 4.7 to Registrant's Registration Statement on Form S-8 (Reg. No. 333-69203) and incorporated herein by reference)

     4.10 Shareholder Agreement dated as of February 4, 1999 by and between Registrant and Hewlett-Packard Company (filed as
                    Exhibit 4.1 to Registrant's Current Report on Form 8-K dated February 4, 1999 (the "February 1999 8-K") and incorporated herein by reference)

     4.11 Promotional Shares Escrow Agreement dated November 19, 1996 by and among Registrant, Liberty Bank & Trust Company of Oklahoma City, N.A., Robert L. Barcum, Robert N. Baker, Russell L. Reinhardt, David B. North, John Simonelli and Larry E. Howell (filed as Exhibit 4.12 to the 1998 10-KSB and incorporated herein by reference)

     4.12 Stock Option Agreement dated as of December 19, 1998 by and between Registrant and John Simonelli, as amended and restated (filed as Exhibit 4.13 to the 1998 10-KSB and incorporated herein by reference)

     4.13 Stock Option Agreement dated as of December 19, 1998 by and between Registrant and Larry E. Howell, as amended and restated (filed as Exhibit 4.14 to the 1998 10-KSB and incorporated herein by reference)

     4.14 Stock Option Agreement dated as of December 19, 1998 by and between Registrant and Robert T. Kirk (filed as Exhibit 4.15 to the 1998 10-KSB and incorporated herein by reference)

     4.15 Stock Option Agreement dated as of December 18, 1998 by and between Registrant and Brian Herman (filed as Exhibit 4.16 to the 1998 10-KSB and incorporated herein by reference)

     4.16 Stock Option Agreement dated as of December 19, 1998 by and between Registrant and Eureka Holdings, Inc (filed as
                    Exhibit 4.17 to the 1998 10-KSB and incorporated herein by reference)

     4.17 Stock Option Agreement dated as of December 19, 1998 by and between Registrant and Roger Lockhart (filed as Exhibit 4.18 to the 1998 10-KSB and incorporated herein by reference)

     4.18 $8.00 Warrant to Purchase Common Stock of The viaLink Company, dated as of May 3, 1999 issued by Registrant to Ernst & Young U.S. LLP (filed as Exhibit 4.1 to Registrant's Current Report on Form 8-K dated May 3, 1999 (the "May 1999 8-K") and incorporated herein by reference)

     4.19 Registration Rights Agreement dated May 3, 1999 by and between Registrant and Ernst & Young U.S. LLP (filed as
                    Exhibit 4.2 to the May 1999 8-K and incorporated herein by reference)

     5.1* Opinion of Dunn Swan & Cunningham, counsel to Registrant, regarding the legality of the securities covered by this registration statement

     10.1 Note Purchase Agreement dated as of February 4, 1999 by and between Registrant and Hewlett-Packard Company (filed as
                    Exhibit 10.1 to the February 1999 8-K and incorporated herein by reference)

     10.2* Lease dated October 3, 1994 by and between Registrant and Oklahoma Christian Investment Corporation

     10.3 Subordinated Secured Convertible Promissory Note dated February 4, 1999 issued by Registrant in favor of Hewlett-Packard Company (filed as Appendix C to the 1999 Proxy Statement and incorporated herein by reference)

     Exhibit No.    Description
     ----------     -----------

     10.4 Security Agreement dated as of February 4, 1999 by and between Registrant and Hewlett-Packard Company (filed as
                    Exhibit 10.3 to the February 1999 8-K and incorporated herein by reference)

     10.5* Form of Merger and Acquisition Fee Agreement by and between Registrant and Barron Chase Securities, Inc.

     10.6* Exchange Agreement dated October 14, 1996 by and among Registrant, Robert L. Barcum, Robert N. Baker, Russell L. Reinhardt, David B. North, John Simonelli, and Larry E. Howell

     10.7 Conveyance Agreement dated June 12, 1997 by and between Registrant and ijob, Inc. (filed as Exhibit 10.47 to the June 1997 10-QSB and incorporated herein by reference)

     10.8 Earn-out Agreement dated September 30, 1998 by and between Registrant and The Netplex Group, Inc (filed as Exhibit
                    10.49 to the 1998 14-C and incorporated herein by reference)

     10.9 Administrative Services Agreement dated August 31, 1998 by and between Registrant and The Netplex Group, Inc (filed as
                    Exhibit 10.51 to Registrant's Current Report on Form 8-K dated October 16, 1998 (the "October 1998 8-K") and incorporated herein by reference)

     10.10 Sublease dated September 1, 1998 by and between Applied Intelligence Group, Inc. and The Netplex Group, Inc. (filed as Exhibit 10.52 to the October 1998 8-K and incorporated herein by reference)

     10.11 Software Remarketing and Reselling Agreement effective as of September 1, 1998 by and between Registrant and The Netplex Group, Inc. (filed as Exhibit 10.53 to the October 1998 8-K and incorporated herein by reference)

     10.12 Form of Indemnification Agreement dated February 9, 1998 by and between Registrant and Registrant's executive officers (filed as Exhibit 10.16 to the 1998 10-KSB and incorporated herein by reference)

     10.13          Employment Agreement dated October 1, 1998 by and between
                    Registrant and Lewis B. Kilbourne (filed as Exhibit 10.17 to the 1998 10-KSB and incorporated herein by reference)
     10.14          Employment Agreement dated October 1, 1998 by and between
                    Registrant and Robert N. Baker (filed as Exhibit 10.18 to
                    the 1998 10-KSB and incorporated herein by reference)
     10.15          The viaLink Company (f/k/a Applied Intelligence Group, Inc.)
                    1998 Non-Qualified Stock Option Plan (filed as Exhibit 4.5 to Registrant's Registration Statement on Form S-8 (Reg. No.
                    333-47549) and incorporated herein by reference)
     10.16          The viaLink Company (f/k/a Applied Intelligence Group, Inc.)
                    1998 Stock Grant Plan (filed as Exhibit 4.4 to Registrant's
                    Registration Statement on Form S-8 (Reg. No. 333-47547) and
                    incorporated herein by reference)
     10.17          The viaLink Company (f/k/a Applied Intelligence Group, Inc.)
                    1997 Employee Stock Purchase Plan (filed as Exhibit 4.3 to
                    Registrant's Registration Statement on Form S-8 (Reg. No.
                    333-30073) and incorporated herein by reference)
     10.18          The viaLink Company 1999 Stock Option/Stock Issuance Plan
                    (filed as Appendix A to the 1999 Proxy Statement and
                    incorporated herein by reference)
     10.19          1999 Stock Option/Stock Issuance Plan Form of Stock Option
                    Agreement
     10.20          1999 Stock Option/Stock Issuance Plan Form of Stock Issuance
                    Agreement
     10.21          1999 Stock Option/Stock Issuance Plan Form of Automatic
                    Stock Option Agreement
     10.22          The viaLink Company 1999 Employee Stock Purchase Plan (filed as Appendix B to the 1999 Proxy Statement and incorporated herein by reference).
     10.23          Amended and Restated Alliance Agreement dated as of May 3,
                    1999 by and between Registrant and Ernst & Young LLP (filed as Exhibit 10.1 to the May 1999 8-K and incorporated herein by reference)
     10.24          Master Services Agreement dated May 3, 1999 by and between
                    Registrant and Ernst & Young LLP (filed as Exhibit 10.2 to the May 1999 8-K and incorporated herein by reference)
     21.1           Subsidiaries of Registrant (filed as Exhibit 21.1 to the
                    1998 10-KSB and incorporated herein by reference)
     23.1           Consent of PricewaterhouseCoopers LLP
     23.2           Consent of Dunn Swan & Cunningham (included in its opinion filed as Exhibit 5.1)
     24.1*          Power of Attorney (see page II-7)
  ____________________
(*)     Previously furnished as an Exhibit to this Registration Statement.

Item 28.  Undertakings

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the SEC declared it effective.

          (2) For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time by the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned in the City of Edmond, State of Oklahoma, on June 14, 1999.


                                       THE VIALINK COMPANY
                                       (Registrant)

                                       By:  /S/Lewis S. Kilbourne
                                            --------------------------------
                                               Lewis B. Kilbourne
                                               Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:


                   Signature                              Title                                   Date
                   ---------                              -----                                   ----
/S/Robert L. Barcum                               Chairman of the Board                        June 14, 1999
------------------------------------------
   Robert L. Barcum

/S/Lewis B. Kilbourne                             Chief Executive Officer and                  June 14, 1999
------------------------------------------
   Lewis B. Kilbourne                             Director (principal executive
                                                  officer)

/S/Robert N. Baker                                President, Chief Operating                   June 14, 1999
----------------------------------------
   Robert N. Baker                                Officer and Director

/S/Jimmy M. Wright                                Director                                     June 14, 1999
---------------------------------------
   Jimmy M. Wright

/S/Sue Hale                                       Director                                     June 14, 1999
--------------------------------------
   Sue Hale

/S/Andrew Kerner                                  Vice President of Finance,                   June 14, 1999
-------------------------------------
   Andrew Kerner                                  Chief Financial Officer
                                                  (principal financial and
                                                  accounting officer)


                               INDEX TO EXHIBITS

Item 27.  Exhibits and Financial Statement Schedules

     Exhibit No.    Description
     ----------     -----------

     1.1* Form of Underwriting Agreement between Barron Chase Securities, Inc. and Registrant

     1.2* Selected Dealer Agreement between Barron Chase Securities, Inc. and selected dealers

     2.1* Agreement and Plan of Merger dated May 8, 1996 by and among Registrant, Vantage Capital Resources, Inc., John Simonelli, Larry E. Howell, Robert L. Barcum, Robert N. Baker and David
                    B. North

     2.2 Asset Purchase Agreement dated June 12, 1997 by and among ijob, Inc., Human Technologies, Inc., David C. Mitchell and Ron Beasley (filed as Exhibit 2.2 to Registrant's Annual Report on Form 10-KSB for the year ending December 31, 1997 (the "1997 10-KSB") and incorporated herein by reference)

     2.3 Asset Acquisition Agreement dated August 31, 1998 by and between Registrant and The Netplex Group, Inc. (filed as Appendix A to Definitive 14-C Information Statement dated October 15, 1998 (the "1998 14-C") and incorporated herein by reference)

     2.4 First Amendment to Asset Acquisition Agreement dated September 9, 1998 by and between Registrant and The Netplex Group, Inc. (filed as Appendix A-2 to the 1998 14-C and incorporated herein by reference)

     2.5 Stock Purchase Agreement dated December 31, 1998 by and among Registrant, DCM Company, Inc., David C. Mitchell and ijob, Inc. (filed as Exhibit 2.5 to Registrant's Annual Report on Form 10-KSB for the year ending December 31, 1998 (the "1998 10-KSB") and incorporated herein by reference)

     2.6 Form of Agreement and Plan of Merger to be entered into by and between Registrant and The viaLink Company (Delaware) at the effective date of the reincorporation (filed as Appendix D to Registrant's Definitive 14-A Proxy Statement dated April 19, 1999 (the "1999 Proxy Statement") and incorporated herein by reference)

     3.1 Registrant's Certificate of Incorporation, as amended and restated (filed as Exhibit 3.1 to Registrant's Registration Statement on Form S-8 (Reg. No. 333-69203) (the "December 1998 Form S-8") and incorporated herein by reference)

     3.2*           Registrant's Bylaws

     3.3 Form of Certificate of Incorporation of The viaLink Company (Delaware) to be filed at the effective date of the reincorporation (filed as Appendix E to 1999 Proxy Statement and incorporated herein by reference)

     3.4 Form on Bylaws of The viaLink Company (Delaware) to be filed at the effective date of the reincorporation (filed as Appendix F to 1999 Proxy Statement and incorporated herein by reference)

     4.1*           Form of Certificate of Common Stock of Registrant

     4.2* Form of Underwriter Warrant Agreement by and between Barron Chase Securities, Inc. and Registrant

     Exhibit No.    Description
     ----------     -----------

     4.3* Form of Warrant Agreement by and between Liberty Bank & Trust Company of Oklahoma City, N.A. and Registrant

     4.4*           Form of Certificate of Redeemable Common Stock Purchase
                    Warrant

     4.5 Stock Option Agreement dated June 12, 1997 by and between David C. Mitchell and Registrant (filed as Exhibit 4.9 to the 1997 10-KSB and incorporated herein by reference)

     4.6 Amendment to Stock Option Agreement dated June 11, 1999 by and between David C. Mitchell and Registrant

     4.7 Common Stock Purchase Warrant Agreement dated June 12, 1997 by and between Ron Beasley and Registrant (filed as Exhibit
                    4.10 to the 1997 10-KSB and incorporated herein by reference)

     4.8 Amendment to Common Stock Purchase Warrant Agreement dated June 11, 1999 by and between Ron Beasley and Registrant

     4.9 The viaLink Company (formerly Applied Intelligence Group, Inc.) 1995 Stock Option Plan, as amended and restated effective September 1, 1998 (filed as Exhibit 4.7 to Registrant's Registration Statement on Form S-8 (Reg. No. 333-69203) and incorporated herein by reference)

     4.10 Shareholder Agreement dated as of February 4, 1999 by and between Registrant and Hewlett-Packard Company (filed as
                    Exhibit 4.1 to Registrant's Current Report on Form 8-K dated February 4, 1999 (the "February 1999 8-K") and incorporated herein by reference)

     4.11 Promotional Shares Escrow Agreement dated November 19, 1996 by and among Registrant, Liberty Bank & Trust Company of Oklahoma City, N.A., Robert L. Barcum, Robert N. Baker, Russell L. Reinhardt, David B. North, John Simonelli and Larry E. Howell (filed as Exhibit 4.12 to the 1998 10-KSB and incorporated herein by reference)

     4.12 Stock Option Agreement dated as of December 19, 1998 by and between Registrant and John Simonelli, as amended and restated (filed as Exhibit 4.13 to the 1998 10-KSB and incorporated herein by reference)

     4.13 Stock Option Agreement dated as of December 19, 1998 by and between Registrant and Larry E. Howell, as amended and restated (filed as Exhibit 4.14 to the 1998 10-KSB and incorporated herein by reference)

     4.14 Stock Option Agreement dated as of December 19, 1998 by and between Registrant and Robert T. Kirk (filed as Exhibit 4.15 to the 1998 10-KSB and incorporated herein by reference)

     4.15 Stock Option Agreement dated as of December 18, 1998 by and between Registrant and Brian Herman (filed as Exhibit 4.16 to the 1998 10-KSB and incorporated herein by reference)

     4.16 Stock Option Agreement dated as of December 19, 1998 by and between Registrant and Eureka Holdings, Inc (filed as
                    Exhibit 4.17 to the 1998 10-KSB and incorporated herein by reference)

     4.17 Stock Option Agreement dated as of December 19, 1998 by and between Registrant and Roger Lockhart (filed as Exhibit 4.18 to the 1998 10-KSB and incorporated herein by reference)

     4.18 $8.00 Warrant to Purchase Common Stock of The viaLink Company, dated as of May 3, 1999 issued by Registrant to Ernst & Young U.S. LLP (filed as Exhibit 4.1 to Registrant's Current Report on Form 8-K dated May 3, 1999 (the "May 1999 8-K") and incorporated herein by reference)

     4.19 Registration Rights Agreement dated May 3, 1999 by and between Registrant and Ernst & Young U.S. LLP (filed as
                    Exhibit 4.2 to the May 1999 8-K and incorporated herein by reference)

     5.1* Opinion of Dunn Swan & Cunningham, counsel to Registrant, regarding the legality of the securities covered by this registration statement

     10.1 Note Purchase Agreement dated as of February 4, 1999 by and between Registrant and Hewlett-Packard Company (filed as
                    Exhibit 10.1 to the February 1999 8-K and incorporated herein by reference)

     10.2* Lease dated October 3, 1994 by and between Registrant and Oklahoma Christian Investment Corporation

     10.3 Subordinated Secured Convertible Promissory Note dated February 4, 1999 issued by Registrant in favor of Hewlett-Packard Company (filed as Appendix C to the 1999 Proxy Statement and incorporated herein by reference)

     Exhibit No.    Description
     ----------     -----------

     10.4 Security Agreement dated as of February 4, 1999 by and between Registrant and Hewlett-Packard Company (filed as
                    Exhibit 10.3 to the February 1999 8-K and incorporated herein by reference)

     10.5* Form of Merger and Acquisition Fee Agreement by and between Registrant and Barron Chase Securities, Inc.

     10.6* Exchange Agreement dated October 14, 1996 by and among Registrant, Robert L. Barcum, Robert N. Baker, Russell L. Reinhardt, David B. North, John Simonelli, and Larry E. Howell

     10.7 Conveyance Agreement dated June 12, 1997 by and between Registrant and ijob, Inc. (filed as Exhibit 10.47 to the June 1997 10-QSB and incorporated herein by reference)

     10.8 Earn-out Agreement dated September 30, 1998 by and between Registrant and The Netplex Group, Inc (filed as Exhibit
                    10.49 to the 1998 14-C and incorporated herein by reference)

     10.9 Administrative Services Agreement dated August 31, 1998 by and between Registrant and The Netplex Group, Inc (filed as
                    Exhibit 10.51 to Registrant's Current Report on Form 8-K dated October 16, 1998 (the "October 1998 8-K") and incorporated herein by reference)

     10.10 Sublease dated September 1, 1998 by and between Applied Intelligence Group, Inc. and The Netplex Group, Inc. (filed as Exhibit 10.52 to the October 1998 8-K and incorporated herein by reference)

     10.11 Software Remarketing and Reselling Agreement effective as of September 1, 1998 by and between Registrant and The Netplex Group, Inc. (filed as Exhibit 10.53 to the October 1998 8-K and incorporated herein by reference)

     10.12 Form of Indemnification Agreement dated February 9, 1998 by and between Registrant and Registrant's executive officers (filed as Exhibit 10.16 to the 1998 10-KSB and incorporated herein by reference)

     10.13          Employment Agreement dated October 1, 1998 by and between
                    Registrant and Lewis B. Kilbourne (filed as Exhibit 10.17 to the 1998 10-KSB and incorporated herein by reference)
     10.14          Employment Agreement dated October 1, 1998 by and between
                    Registrant and Robert N. Baker (filed as Exhibit 10.18 to
                    the 1998 10-KSB and incorporated herein by reference)
     10.15          The viaLink Company (f/k/a Applied Intelligence Group, Inc.)
                    1998 Non-Qualified Stock Option Plan (filed as Exhibit 4.5 to Registrant's Registration Statement on Form S-8 (Reg. No.
                    333-47549) and incorporated herein by reference)
     10.16          The viaLink Company (f/k/a Applied Intelligence Group, Inc.)
                    1998 Stock Grant Plan (filed as Exhibit 4.4 to Registrant's
                    Registration Statement on Form S-8 (Reg. No. 333-47547) and
                    incorporated herein by reference)
     10.17          The viaLink Company (f/k/a Applied Intelligence Group, Inc.)
                    1997 Employee Stock Purchase Plan (filed as Exhibit 4.3 to
                    Registrant's Registration Statement on Form S-8 (Reg. No.
                    333-30073) and incorporated herein by reference)
     10.18          The viaLink Company 1999 Stock Option/Stock Issuance Plan
                    (filed as Appendix A to the 1999 Proxy Statement and
                    incorporated herein by reference)
     10.19          1999 Stock Option/Stock Issuance Plan Form of Stock Option
                    Agreement
     10.20          1999 Stock Option/Stock Issuance Plan Form of Stock Issuance
                    Agreement
     10.21          1999 Stock Option/Stock Issuance Plan Form of Automatic
                    Stock Option Agreement
     10.22          The viaLink Company 1999 Employee Stock Purchase Plan (filed as Appendix B to the 1999 Proxy Statement and incorporated herein by reference).
     10.23          Amended and Restated Alliance Agreement dated as of May 3,
                    1999 by and between Registrant and Ernst & Young LLP (filed as Exhibit 10.1 to the May 1999 8-K and incorporated herein by reference)
     10.24          Master Services Agreement dated May 3, 1999 by and between
                    Registrant and Ernst & Young LLP (filed as Exhibit 10.2 to the May 1999 8-K and incorporated herein by reference)
     21.1           Subsidiaries of Registrant (filed as Exhibit 21.1 to the
                    1998 10-KSB and incorporated herein by reference)
     23.1           Consent of PricewaterhouseCoopers LLP
     23.2           Consent of Dunn Swan & Cunningham (included in its opinion filed as Exhibit 5.1)
     24.1*          Power of Attorney (see page II-7)
  ____________________
(*)     Previously furnished as an Exhibit to this Registration Statement.